As filed with the Securities and Exchange Commission on July 8, 1998
                                                      Registration No. 333-52239

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-4/A


                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)


                                      6711
            (Primary Standard Industrial Classification Code Number)


                                   22-2405746
                      (I.R.S. Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2600
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               KENNETH T. NEILSON
                 Chairman, President and Chief Executive Officer
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

MICHAEL W. ZELENTY, ESQ.                    JEFFREY P. WALDRON, ESQ.
Pitney, Hardin, Kipp & Szuch                Stevens & Lee
P.O. Box 1945                               1415 Route 70 East, Suite 506
Morristown, New Jersey 07962                Cherry Hill, New Jersey 08034
(973) 966-8125                              (609) 354-9200

             Approximate date of commencement of proposed sale to the public: At the Effective Time of the Merger, as defined in the Agreement and Plan of Merger dated as of March 2, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), Community Financial Holding Corporation, ("CFHC"), and Community National Bank of New Jersey ("CNB"), attached as Appendix A to the Proxy Statement-Prospectus.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|



                                              CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ---------------------- ======================
Title of each class of                            Proposed maximum       Proposed maximum
   securities to be          Amount to be        offering price per     aggregate offering          Amount of
      registered              registered                unit                   price            registration fee

Common Stock, No Par            917,618                $35.61**            $32,677,763**             $9,640***
Value                           Shares*


* The number of shares of HUBCO Common Stock issuable in the Merger in exchange for shares of CFHC Common Stock, assuming the Exchange Ratio of 0.695 set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of CFHC Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act based on the average of the high and low bid information reported on The Nasdaq SmallCap Market for CFHC Common Stock as of May 4, 1998, a date within five business days prior to the filing of this Registration Statement.

*** Fee has been previously paid.



             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                     COMMUNITY FINANCIAL HOLDING CORPORATION

                                                              July ___, 1998


To the Shareholders of Community Financial Holding Corporation:


         We cordially invite you to attend a special meeting of the shareholders of Community Financial Holding Corporation ("CFHC"). The meeting is to be held at Tavistock Country Club, Tavistock Lane, Haddonfield, New Jersey on Wednesday, August 12, 1998 at 10:00 a.m.

         We have called the meeting to seek your approval of a Merger Agreement which provides for CFHC to be merged with HUBCO, Inc. HUBCO is a bank holding company with bank subsidiaries based in New Jersey, New York and Connecticut. Immediately following completion of the Merger of CFHC into HUBCO, CFHC's subsidiary bank, Community National Bank of New Jersey ("CNB"), will be merged into HUBCO's New Jersey banking subsidiary, Hudson United Bank ("HUB"). Thereafter, the business of CNB will be operated as a division of HUB named "Community National Division of Hudson United Bank" or another similar name agreed to by HUBCO and CFHC.

         In the Merger,  each share of CFHC Common Stock will be converted  into
0.695 shares of HUBCO Common Stock, subject to adjustment under certain circumstances. Cash will be paid in lieu of fractional shares. The investment banking firm of Berwind Financial, L.P. has advised your Board of Directors that, in its opinion, as of March 2, 1998 and the date of this Proxy Statement-Prospectus, the consideration to be received by the holders of CFHC Common Stock is fair from a financial point of view to the holders of such shares.



         Completion of the Merger is subject to certain conditions, including receipt of bank regulatory approvals and approval of the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of CFHC Common Stock entitled to vote at the meeting, assuming a quorum is present.

         We urge you to read the attached Proxy Statement-Prospectus carefully. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A.

         Your Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote "FOR" approval of the Merger Agreement.

         It is very important that your shares be represented at the special meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the postage paid envelope we have provided.


                                    On behalf of your Board of Directors,


                                    Robert T. Pluese, Chairman

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 12, 1998

To the Shareholders of Community Financial Holding Corporation:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Meeting") of Community Financial Holding Corporation ("CFHC") will be held on Wednesday, August 12, 1998, at 10:00 a.m., at Tavistock Country Club, Tavistock Lane, Haddonfield, New Jersey, for the following purposes:



(1) To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 2, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), CFHC and Community National Bank of New Jersey ("CNB"), which provides for CFHC to be merged with and into HUBCO (the "Merger"). The attached Proxy Statement-Prospectus describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. If the Merger is consummated, each share of the common stock, par value $5.00 per share, of CFHC ("CFHC Common Stock") (except for treasury shares and certain shares held by HUBCO or its subsidiaries) will be converted into 0.695 shares (the "Exchange Ratio") of common stock, no par value, of HUBCO ("HUBCO Common Stock"). The Exchange Ratio is subject to adjustment as set forth in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock (as defined in the Merger Agreement and described in the attached Proxy Statement) is less than $29.00, CFHC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to an amount equal to $20.30 divided by the Median Pre-Closing Price. HUBCO will pay cash to CFHC shareholders in lieu of issuing fractional shares of HUBCO Common Stock.

(2) To consider and vote upon a proposal (the "Additional Proposal") to authorize the Board of Directors of CFHC, in its discretion, to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof, including, without limitation, a motion to adjourn the Meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Meeting to constitute a quorum or approve the Merger Agreement.



         The Board of Directors has fixed the close of business on June 25, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.



         All shareholders are urged to attend the Meeting in person. It is important that proxies be returned promptly. Whether or not you plan to be present in person at the Meeting, please date, sign and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you decide to attend the Meeting, you may revoke your proxy and vote your shares in person. If you are a shareholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote personally at the Meeting.

                                           By Order of the Board of Directors



                                           Kevin L. Kutcher, Secretary

Westmont, New Jersey
July ___, 1998


YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE ADDITIONAL PROPOSAL.



PROXY STATEMENT OF COMMUNITY FINANCIAL
HOLDING CORPORATION                                    PROSPECTUS OF HUBCO, INC.
for its Special Meeting of Shareholders                for its Common Stock to be issued in connection with
to be held on August 12, 1998                          the merger of Community Financial Holding Corporation
and all adjournments or postponements thereof          with and into HUBCO, Inc.


         The Board of Directors of Community Financial Holding Corporation ("CFHC") has called a Special Meeting of CFHC shareholders (the "Meeting") to be held on Wednesday, August 12, 1998. The Meeting has been called to seek CFHC shareholder approval of a Merger Agreement which provides for CFHC to be merged with HUBCO, Inc. ("HUBCO"), with HUBCO as the surviving corporation. HUBCO is a bank holding company with bank subsidiaries based in New Jersey, New York and Connecticut. Immediately following completion of the Merger of CFHC into HUBCO (the "Merger"), CFHC's subsidiary bank, Community National Bank of New Jersey ("CNB"), will be merged into HUBCO's New Jersey banking subsidiary, Hudson United Bank ("HUB").



         Upon completion of the Merger, each share of the common stock, par value $5.00 per share, of CFHC ("CFHC Common Stock") (except for treasury shares and certain shares held by HUBCO or its subsidiaries) will be converted into
0.695 shares (the "Exchange Ratio") of common stock, no par value, of HUBCO ("HUBCO Common Stock"). The Exchange Ratio is subject to adjustment as set forth in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock (as defined in the Merger Agreement and described in the attached Proxy Statement) is less than $29.00, CFHC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to an amount equal to $20.30 divided by the Median Pre-Closing Price. HUBCO will pay cash to CFHC shareholders in lieu of issuing fractional shares of HUBCO Common Stock.

         Completion of the Merger is subject to certain conditions, including bank regulatory approvals and approval of the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of CFHC Common Stock entitled to vote at the Meeting.

         HUBCO has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") covering the HUBCO Common Stock which will be issued in connection with the Merger. This Proxy Statement-Prospectus serves two purposes. It is the Proxy Statement being used by the CFHC Board of Directors to solicit proxies for the Meeting, and it is the Prospectus of HUBCO regarding the HUBCO Common Stock to be issued if the Merger is completed. This document does not serve as a prospectus to cover any resales of HUBCO Common Stock to be issued in connection with the Merger. Persons who are considered "affiliates" of CFHC under applicable securities laws will be subject to restrictions on their ability to resell the HUBCO Common Stock received by them in the Merger.


         This document is first being sent to CFHC shareholders on or about July ___, 1998. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. CFHC shareholders are urged to read this document carefully.



         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ALL INFORMATION REGARDING CFHC CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY CFHC. ALL INFORMATION REGARDING HUBCO WAS SUPPLIED BY HUBCO.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN WHAT IS INCLUDED IN THIS DOCUMENT. IF SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF HUBCO STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


         The date of this Proxy Statement-Prospectus is July ___, 1998.

                                                  TABLE OF CONTENTS

                                                                                    Page
AVAILABLE INFORMATION.................................................................1
INFORMATION DELIVERED AND INCORPORATED BY REFERENCE...................................1
SUMMARY OF PROXY STATEMENT-PROSPECTUS.................................................3
         Overview.....................................................................3
         The Meeting..................................................................3
         The Companies ...............................................................4
         The Merger...................................................................5
SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO........................................10
SELECTED CONSOLIDATED FINANCIAL DATA OF CFHC.........................................11
MARKET PRICE AND DIVIDEND MATTERS....................................................13
         Market Price and Dividend History...........................................13
         Limitations on Dividends Under the Merger Agreement.........................15
         Dividend Limitations on HUBCO...............................................15
PRO FORMA CONDENSED FINANCIAL INFORMATION............................................19
ACTUAL AND PRO FORMA PER SHARE DATA..................................................21
INTRODUCTION ........................................................................23
CERTAIN INFORMATION REGARDING HUBCO .................................................23
         General.....................................................................24
         Recent Developments.........................................................28
CERTAIN INFORMATION REGARDING CFHC...................................................28
         General.....................................................................28
         Recent Developments.........................................................28
THE MEETING .........................................................................28
         Purpose of the Meeting......................................................28
         Record Date; Voting Rights; Proxies.........................................29
         Solicitation of Proxies.....................................................29
         Quorum......................................................................29
         Required Vote...............................................................30
THE PROPOSED MERGER..................................................................30
         General Description; Bank Merger............................................30
         Closing Date; Effective Time ...............................................31
         Consideration; Median Pre-Closing Price ....................................31
         Conversion of CFHC Options..................................................32
         Cash in Lieu of Fractional Shares ..........................................33
         Stock Option to HUBCO for CFHC Shares.......................................33
         Background of the Merger....................................................34
         CFHC Board's Reasons for the Merger and Recommendation......................35
         HUBCO's Reasons for the Merger..............................................36
         Interests of Certain Persons in the Merger .................................36
         Opinion of CFHC's Independent Financial Advisor.............................37
         Resale Considerations with Respect to the HUBCO Common Stock................40
         Conditions to the Merger....................................................41
         Conduct of Business Pending the Merger......................................41
         Representations, Warranties and Covenants...................................42
         Regulatory Approvals........................................................43
         Management and Operations After the Merger..................................43
         Exchange of Certificates, Issuance of New Options...........................43
         Amendments; Termination ....................................................44
         Accounting Treatment of the Merger..........................................45
         Federal Income Tax Consequences ............................................45
         No Dissenters' Rights.......................................................46
THE ADDITIONAL PROPOSAL..............................................................46
PRO FORMA FINANCIAL INFORMATION......................................................48
DESCRIPTION OF HUBCO CAPITAL STOCK...................................................57
         General ....................................................................57
         Description of HUBCO Common Stock...........................................57
         Description of HUBCO Preferred Stock........................................59
COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CFHC AND HUBCO...........................60
         General ....................................................................60
         Voting Requirements.........................................................60
         Removal of Directors; Number of Directors...................................60
         Preferred Stock.............................................................60
         Classified Board of Directors ..............................................61
         Rights of Dissenting Shareholders...........................................61
         Shareholder Consent to Corporate Action.....................................61
         Dividends ..................................................................61
         By-laws.....................................................................62
         Limitations of Liability of Directors or Officers...........................62
         Indemnification of Directors and Officers...................................62
SHAREHOLDER PROPOSALS................................................................63
OTHER MATTERS........................................................................63
LEGAL OPINION........................................................................63
EXPERTS..............................................................................63



APPENDIX A    Agreement and Plan of Merger by and among HUBCO, HUB, CFHC and CNB......A-1
APPENDIX B    Stock Option Agreement by and between HUBCO and CFHC ...................B-1
APPENDIX C    Fairness Opinion of Berwind Financial, L.P..............................C-1


                              AVAILABLE INFORMATION

         Each of HUBCO, Inc. ("HUBCO") and Community Financial Holding Company ("CFHC") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as HUBCO and CFHC). The address of the Commission's web site is http://www.sec.gov. In addition, HUBCO Common Stock and CFHC Common Stock are each listed on The Nasdaq Stock Market, and certain material as to HUBCO and CFHC can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

         HUBCO has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act")
(together with all amendments and supplements thereto, the "Registration Statement"), with respect to the securities being offered by this document (this "Proxy Statement-Prospectus," sometimes referred to as this "Proxy Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to HUBCO and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

         Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         ALL  INFORMATION   REGARDING  CFHC  CONTAINED  IN,  DELIVERED  WITH  OR
INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY CFHC. ALL INFORMATION REGARDING HUBCO WAS SUPPLIED BY HUBCO.

               INFORMATION DELIVERED AND INCORPORATED BY REFERENCE

         The following documents filed by HUBCO with the Commission are incorporated herein by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 1997.



         2. Quarterly Report on Form 10-Q for the three month period ending March 31, 1998.

         3. Current Reports on Form 8-K filed with the Commission on October 23, 1997 (announced Poughkeepsie Financial Corp. acquisition), December 22, 1998 (announced MSB Bancorp, Inc. acquisition), January 14, 1998, January 16, 1998, February 13, 1998, March 20, 1998, March 31, 1998 (announced IBS Financial Corp. and Dime Financial Corporation acquisitions), April 2, 1998 (announced Community Financial Holding Corporation and 23 branches of First Union National Bank acquisitions), April 20, 1998, June 2, 1998, June 11, 1998, June 26, 1998, July 2, 1998 and July 10, 1998 and the Current Reports on Form 8-K/A filed with the Commission on May 15, 1998, June 29, 1998 and July 6, 1998.



         4. Forms 8-A filed by HUBCO to register its Common and Preferred Stock pursuant to Section 12(g) of the Exchange Act.

         A copy of  HUBCO's  Annual  Report to  Shareholders  for the year ended
December 31, 1997 ("HUBCO's  Annual  Report") and HUBCO's Proxy  Statement dated
March 24, 1998 for its 1998 Annual Meeting ("HUBCO's Proxy Statement") are available free of charge, upon written or oral request as set forth hereinafter, to any holder, including any beneficial owner, of shares CFHC Common Stock.



         A copy of CFHC's Annual Report on Form 10-K for the year ended December 31, 1997 ("CFHC's Annual Report") and CFHC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 ("CFHC's Quarterly Report") accompany each copy of this Proxy Statement delivered to holders of CFHC Common Stock. Additional copies of these documents are available to any holder of CFHC Common Stock, including any beneficial owner, free of charge upon written or oral request as set forth hereinafter.



                  The following documents filed by CFHC with the Commission are incorporated herein by reference.


         1. CFHC's Annual Report.

         2. CFHC's Quarterly Report.

         3. Current Report on Form 8-K filed with the Commission on March 13, 1998.


         All documents filed by HUBCO pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Special Meeting of Shareholders of CFHC (the "Meeting") to which this Proxy Statement-Prospectus relates, or (ii) the termination of the Merger Agreement which is the subject of the Meeting, are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.



         This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including the exhibits thereto, unless such exhibits are specifically incorporated by reference into the information incorporated herein) are available free of charge to any holder of CFHC Common Stock, including any beneficial owner, upon written or oral request with respect to HUBCO materials, to the office of the HUBCO Corporate Secretary, D. Lynn Van Borkulo-Nuzzo, Esq., HUBCO, Inc., 1000 MacArthur Boulevard, Mahwah, New Jersey 07430; telephone (201) 236-2641; and, with respect to CFHC materials, to the office of CFHC's Corporate Secretary, Kevin L. Kutcher, 222 Haddon Avenue, Westmont, New Jersey 08108; telephone (609) 869-7900. Additional copies of CFHC's Annual Report and CFHC's Quarterly Report are also available free of charge to any holder of CFHC Common Stock, including any beneficial owner, upon written or oral request, submitted to the office of CFHC's Corporate Secretary, Kevin L. Kutcher, 222 Haddon Avenue, Westmont, New Jersey 08108; telephone (609) 869-7900. Responses to any such request will be made within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the Meeting, any request should be made by July 31, 1998.

         CONTAINED WITHIN AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS ARE CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF HUBCO AND CFHC. SUCH STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT HUBCO'S AND/OR CFHC'S CONFIDENCE, STRATEGIES AND EXPRESSIONS ABOUT EARNINGS, NEW AND EXISTING PROGRAMS AND PRODUCTS, RELATIONSHIPS, OPPORTUNITIES, TECHNOLOGY AND MARKET CONDITIONS. THESE STATEMENTS MAY BE IDENTIFIED BY FORWARD-LOOKING TERMINOLOGY, SUCH AS "EXPECT", "BELIEVE" OR "ANTICIPATE", OR EXPRESSIONS OF CONFIDENCE LIKE "STRONG" OR "ON-GOING", OR SIMILAR STATEMENTS OR VARIATIONS OF SUCH TERMS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER OR HUBCO'S OTHER ACQUISITIONS CANNOT BE REALIZED AS ANTICIPATED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER OR HUBCO'S OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES OF NEW JERSEY, NEW YORK OR CONNECTICUT, ARE LESS FAVORABLE THAN EXPECTED.

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

         The following is a summary of certain information regarding the matters to be considered at the Meeting. This summary is necessarily incomplete and is qualified by the more detailed information contained elsewhere in this Proxy Statement. CFHC Shareholders should carefully read the entire Proxy Statement-Prospectus.

Overview



         The Board of Directors of Community Financial Holding Corporation ("CFHC") has called a Special Meeting of CFHC shareholders (the "Meeting") to be held on Wednesday, August 12, 1998. The Meeting has been called to seek shareholder approval of an Agreement and Plan of Merger, dated as of March 2, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), HUBCO's New Jersey bank subsidiary, Hudson United Bank ("HUB"), CFHC and CFHC's principal subsidiary, Community National Bank of New Jersey ("CNB"). The Merger Agreement provides for CFHC to be merged with HUBCO (the "Merger"), with HUBCO as the surviving corporation. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.



         Upon completion of the Merger, each share of common stock, par value $5.00 per share, of CFHC ("CFHC Common Stock"), other than Excluded Shares (as defined below), will be converted into 0.695 shares (the "Exchange Ratio") of common stock of HUBCO, no par value ("HUBCO Common Stock"). The Exchange Ratio is subject to adjustment as set forth in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $29.00, CFHC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to an amount equal to $20.30 divided by the Median Pre-Closing Price. "Median Pre-Closing Price" is defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a ten trading day period shortly prior to the closing of the Merger. Cash will be paid in lieu of fractional shares. "Excluded Shares" are those shares of CFHC Common Stock which are (i) held by CFHC as treasury shares, or (ii) held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted).

         At the Meeting, holders of CFHC Common Stock will be asked to approve and adopt the Merger Agreement and to approve a proposal (the "Additional Proposal") to give the CFHC Board of Directors discretion to vote upon other matters that may properly be brought before the Meeting and any adjournment or postponement thereof, including a motion to adjourn the Meeting in order to solicit additional proxies if there are insufficient votes at the time of the Meeting to constitute a quorum or approve the Merger Agreement.

         This document serves two purposes. It is the Proxy Statement being used by the CFHC Board of Directors to solicit proxies for the Meeting, and it is the Prospectus of HUBCO regarding the HUBCO Common Stock to be issued if the Merger is completed. Therefore, this document is sometimes referred to as either the "Proxy Statement-Prospectus" or the "Proxy Statement."

The Meeting



         The Meeting will be held on Wednesday, August 12, 1998 at 10:00 a.m., at Tavistock Country Club, Tavistock Lane, Haddonfield, New Jersey. At the Meeting, holders of CFHC Common Stock will be asked to approve and adopt the Merger Agreement and to approve the Additional Proposal.

         Record holders of CFHC Common Stock at the close of business on June 25, 1998 (the "Record Date") are entitled to vote at the Meeting. Holders of a majority of the outstanding shares of CFHC Common Stock entitled to vote at the Meeting must be present or represented by proxy at the Meeting for a quorum. If a quorum is present, the affirmative vote, in person or by proxy, of a majority of the votes cast affirmatively or negatively by the holders of CFHC Common Stock entitled to vote at the Meeting is required in order to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively by the holders of CFHC Common Stock entitled to vote at the Meeting is required in order to approve and adopt the Additional Proposal. As of the Record Date, there were 1,044,236 outstanding shares of CFHC Common Stock held by approximately 490 holders of record. The directors of CFHC as a group have voting control over 156,561 of these shares (15.0%) and have agreed to vote them in favor of the Merger Agreement. In addition, the non-director executive officers of CFHC as a group have voting control over 7,872 of these shares (0.75%), all of which shares CFHC expects will be voted in favor of the Merger Agreement and the Additional Proposal.



         The CFHC Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that holders of CFHC Common Stock vote FOR the Merger Agreement and FOR the Additional Proposal.


The Companies

HUBCO



         HUBCO is a New Jersey corporation and registered bank holding company whose principal operating subsidiaries are HUB, a New Jersey-chartered commercial bank, Lafayette American Bank ("Lafayette"), a Connecticut-chartered commercial bank, and Bank of the Hudson ("BTH"), a New York state-based federally-chartered savings bank. HUBCO's corporate headquarters is located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 and its telephone number is
(201) 236-2600. HUB's corporate headquarters is located at 3100 Bergenline Avenue, Union City, New Jersey 07084. Lafayette's corporate headquarters is located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. BTH's corporate headquarters is located at 249 Main Mall, Poughkeepsie, New York 12601.

         HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 74 branches in northern New Jersey. Lafayette is a full-service commercial bank which serves primarily small-to-medium-sized business firms as well as individuals through 39 banking offices located mainly in Fairfield, Hartford and New Haven counties in Connecticut. On April 24, 1998, HUBCO acquired Poughkeepsie Financial Corp.
("PFC") and PFC's subsidiary, BTH became HUBCO's New York-based banking subsidiary. On May 29, 1998, HUBCO acquired MSB Bancorp, Inc. ("MSB") and merged MSB's subsidiary, MSB Bank into BTH. BTH is a community savings bank serving the Mid-Hudson Valley area of New York through 32 branches in Dutchess, Orange, Putnam and Rockland Counties, as well as six residential loan origination offices in five New York counties and New Jersey. HUBCO anticipates converting BTH into a state-chartered commercial bank at some point in the future. On June 24, 1998, HUBCO completed the purchase of 21 branches from First Union National Bank located in New Jersey and Connecticut with deposits of $242.9 million in the aggregate (the "Completed Branch Purchase"). The completed acquisitions of PFC, MSB and the Completed Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Recently Completed Acquisitions." As of March 31, 1998, (prior to the consummation of the Recently Completed Acquisitions) HUBCO had consolidated assets of $3.05 billion, consolidated deposits of $2.45 billion and consolidated stockholders' equity of $200.3 million. Based on assets as of March 31, 1998, HUBCO was the fourth largest commercial banking company headquartered in New Jersey.

         As of the date of this Proxy Statement-Prospectus, in addition to the Merger, HUBCO has pending the acquisitions of IBS Financial Corp. ("IBSF") and Dime Financial Corporation ("DFC") and the purchase of two additional branches from First Union National Bank (the "Pending Branch Purchase"). IBSF is the parent corporation of Inter-Boro Savings and Loan Association, (the
"Association") a New Jersey chartered stock savings and loan association headquartered in Cherry Hill, New Jersey, which had nine offices and $752.1 million in assets as of March 31, 1998. DFC is the parent corporation of The Dime Savings Bank of Wallingford, Connecticut ("Dime"), a bank headquartered in Wallingford, Connecticut which had 11 branches and $1.01 billion in assets as of March 31, 1998. The Pending Branch Purchase represents the acquisition of two branches from First Union National Bank located in New York with deposits of $25 million in the aggregate. The pending acquisitions of IBSF and DFC and the Pending Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Pending Acquisitions."

         On June 29, 1998, HUBCO issued $50,000,000 aggregate principal amount of 7.65% Capital Securities using HUBCO Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Recently Completed Trust Preferred Issuance"). The net proceeds of the offering are expected to be used for general corporate purposes, including acquisition opportunities which may arise from time to time.

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Assuming consummation of all acquisitions pending as of the date of this Proxy Statement-Prospectus, HUBCO will have completed over 25 acquisitions since 1990, and HUBCO will have added over 140 branches and over $6 billion in assets through acquisitions this decade. HUBCO expects to continue its acquisition strategy. HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions (as well as the Recently Completed Acquisitions and the Pending Acquisitions). From time to time, HUBCO may issue new equity or debt securities to fund its acquisition plans or for other purposes. In the past, HUBCO has successfully managed its acquisitions to improve its core earnings. However there can be no assurance that HUBCO will continue to effectively manage the risks involved. If acquisitions are not managed effectively or acquired institutions are not assimilated efficiently, HUBCO's business, financial condition, and results of operations may be adversely impacted.

         CFHC

         CFHC is a New Jersey business corporation, which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. CFHC was incorporated on April 23, 1991, and became an active bank holding company in April 1991 through its acquisition of 100% of the outstanding shares of the capital stock of CNB, a full service commercial national bank established in 1987. CNB accounts for substantially all of the consolidated assets, revenues and operating results of CFHC. In March 1994, Community Investment Corporation, Inc. was formed as a wholly-owned subsidiary of CNB for the purpose of purchasing, holding and selling investments of CNB. CFHC's principal executive offices are located at 222 Haddon Avenue, Westmont, New Jersey 08108, and its telephone number is (609) 869-7900.

         The principal activity of CNB is to provide its local communities in Camden, Gloucester, and Burlington Counties, New Jersey, with general commercial and retail banking services. Through its eight full service banking offices, CNB offers commercial and consumer loans of all types, including real estate loans, residential mortgage loans, home equity loans and lines of credit, auto loans and other credit products. CNB's deposit services include business and individual demand and time deposit accounts, NOW accounts, money market accounts, Individual Retirement Accounts and holiday accounts.

         As of March 31, 1998, CNB had total assets of $162.8 million, total deposits of $148.6 million and total stockholders' equity of $11.7 million.



The Merger

         Description of the Merger; Closing Date; Effective Time

         In the Merger, CFHC will be merged with and into HUBCO, with HUBCO as the surviving entity. A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to CFHC. The Closing Date specified by HUBCO must be at least five business days after the date of the Closing Notice, but no less than seven and no more than ten business days after the satisfaction or waiver of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and CFHC. HUBCO and CFHC currently anticipate closing in the third quarter of 1998. Simultaneous with or immediately following the Closing, HUBCO and CFHC will file a Certificate of Merger with the Secretary of State of the State of New Jersey. The Merger will become effective at a date and time following the Closing which HUBCO and CFHC will specify in the Certificate of Merger (the "Effective Time"). If no Effective Time is specified in the Certificate of Merger, the Effective Time will be the time at which the Certificate of Merger is filed. HUBCO and CFHC currently anticipate that the Effective Time will be the close of business on the Closing Date. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or CFHC.

         Bank Merger

         Immediately following the Effective Time, CNB will be merged with and into HUB (the "Bank Merger"), with HUB as the surviving bank (the "Surviving Bank"), with the business of CNB operated as a division of the Surviving Bank named "Community National Division of Hudson United Bank" or another similar name agreed to by HUBCO and CFHC (the "New Division").

         Consideration; Median Pre-Closing Price

         Upon completion of the Merger, each share of CFHC Common Stock (other than Excluded Shares) will be converted into 0.695 shares (the "Exchange Ratio") of HUBCO Common Stock. HUBCO will pay cash in lieu of issuing fractional shares of HUBCO Common Stock. The Exchange Ratio is subject to adjustments specified in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $29.00, CFHC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to an amount equal to $20.30 (i.e., $29.00 multiplied by the 0.695 Exchange Ratio), divided by the Median Pre-Closing Price. The "Median Pre-Closing Price" will be determined by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices in the ten consecutive trading day period which ends on (and includes) the Determination Date. The "Determination Date" is the date specified as such in the Closing Notice which HUBCO provides to CFHC, which date must be between seven and ten business days prior to the Closing Date set forth in the Closing Notice.

         CFHC shareholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement or at the time of the Meeting. CFHC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HUBCO COMMON STOCK AND THE CFHC COMMON STOCK.

         Cash in Lieu of Fractional Shares

         No fractional shares of HUBCO Common Stock will be issued in exchange for CFHC Common Stock. Instead, holders of CFHC Common Stock will receive from HUBCO cash equal to their fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to a holder of CFHC Common Stock will be aggregated to constitute as many whole shares as possible before determining the person's fractional share interest.

         Conversion of CFHC Options

         CFHC has outstanding a number of options to purchase shares of CFHC Common Stock ("CFHC Options") which were granted to optionees ("Optionees") pursuant to the CFHC 1994 Employee and Director Stock Option Plan (the "CFHC Stock Option Plan") and the option grant agreements thereunder (the "Option Grant Agreements"). Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the CFHC Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of CFHC. Accordingly, under the CFHC Stock Option Plan, upon the approval of the Merger Agreement by the shareholders of CFHC at the Meeting, all outstanding CFHC Options (whenever granted) will be immediately and fully exercisable. Upon the consummation of the Merger, each outstanding CFHC Option will be converted into shares of HUBCO Common Stock in an amount determined in accordance with a formula set forth in the CFHC Stock Option Plan. This formula may result in Optionees receiving greater consideration in the Merger for their CFHC Options than the consideration they would have received had they exercised their CFHC Options immediately prior to the Effective Time. See "The Proposed Merger - - Conversion of CFHC Options."

         No Dissenters' Rights of Appraisal

         Under the New Jersey Business Corporation Act (the "NJBCA"), holders of CFHC Common Stock are not entitled to dissenters' rights of appraisal in connection with the Merger.

         Federal Income Tax Consequences



         HUBCO's and CFHC's obligations to consummate the Merger are conditioned upon, among other things, the receipt of an opinion of counsel to HUBCO and an opinion of counsel to CFHC, each dated the Closing Date, to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). While HUBCO and CFHC each has the contractual right to waive this condition to closing, neither will do so. In connection with the Registration Statement of which this Proxy Statement is a part, counsel to HUBCO has delivered its opinion to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Code.



         Accounting Treatment of the Merger

         The Merger is expected to be accounted for as a pooling of interests for financial reporting purposes, and each party's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from its independent accountants that the Merger will be so treated. Under the pooling-of-interests method of accounting, CFHC's historical basis of assets, liabilities and stockholders' equity will be retained by HUBCO as the surviving entity, and the combined entity's consolidated financial statements will be restated retroactively to reflect the combined financial condition, results of operations and cash flows as if HUBCO and CFHC had been combined for all periods presented.

         Required Regulatory Approvals

         Consummation of the Merger is subject to prior receipt of approval of the Merger by the Federal Deposit Insurance Corporation (the "FDIC") and the New Jersey Department of Banking (the "NJDOB"). Applications for FDIC and NJDOB approval have been filed, and HUBCO and CFHC anticipate receiving such approvals. However, there can be no assurance that the approvals will be granted, that they will be granted on a timely basis, or that they will be granted without conditions unacceptable to HUBCO or CFHC.

         Conditions to the Merger

         There are a number of conditions to completion of the Merger, including receipt of bank regulatory approval; approval of the Merger Agreement by the CFHC shareholders; an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, and an opinion of Stevens & Lee, counsel to CFHC, that the Merger will result in a tax-free reorganization; assurances to HUBCO from its independent accountants that the Merger will be accounted for as a pooling of interests; and certain other conditions usual and customary in transactions similar to the Merger.

         Exchange of Certificates

         Promptly after the Effective Time, the Exchange Agent for HUBCO will send CFHC shareholders letters of transmittal and instructions for exchanging their stock certificates for certificates representing HUBCO Common Stock. Holders of CFHC Common Stock should not send in their stock certificates until they receive instructions from the Exchange Agent.

         Termination Rights

         The Merger Agreement may be terminated by either CFHC or HUBCO if, among other reasons, the Effective Time has not occurred by September 30, 1998 other than due to failure of the terminating party to perform its obligations under the Merger Agreement. The Merger Agreement may be terminated by CFHC if CFHC's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval is necessary in the exercise of its fiduciary obligations under applicable laws. In addition, CFHC may terminate the Merger Agreement if the Median Pre-Closing Price of HUBCO Common Stock is less than $29.00 which, given the Maximum Exchange Ratio, would result in shares of CFHC Common Stock being converted into HUBCO Common Stock with a value of less than $20.30 (i.e., $29.00 multiplied by the 0.695 Exchange Ratio). However, if CFHC exercises this termination right, HUBCO can choose to override the termination by increasing the Exchange Ratio to $20.30 divided by the Median Pre-Closing Price.

         Fairness Opinion



         Berwind Financial, L.P. ("Berwind") has rendered its written opinion as of March 2, 1998, and an opinion dated the date of this Proxy
Statement-Prospectus, to the Board of Directors of CFHC, that, as of the respective dates of such opinions and subject to the assumptions set forth therein, the Exchange Ratio is fair to the holders of CFHC Common Stock from a financial point of view. For information concerning the matters reviewed, assumptions made and factors considered by Berwind, see "THE PROPOSED MERGER -- Opinion of Financial Advisor" and Appendix C to this Proxy Statement, which sets forth a copy of Berwind's written fairness opinion. Holders of CFHC Common Stock are urged to, and should, read such opinion in its entirety.



         No Solicitation by CFHC of Alternative Transactions

         Pursuant to the Merger Agreement, CFHC has agreed that it will not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person other than HUBCO concerning any merger or similar acquisition transactions involving CFHC or CFHC Bank (an "Acquisition Transaction"), except that CFHC may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of CFHC, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such action should be so taken. This restriction, along with the Stock Option Agreement described in the following paragraph, may be considered a deterrent to other potential acquisitions of control of CFHC.

         Stock Option to HUBCO for CFHC Shares



         HUBCO and CFHC entered into a Stock Option Agreement dated as of March 2, 1998 (the "Stock Option Agreement") in connection with the negotiation by HUBCO and CFHC of the Merger Agreement. Pursuant to the Stock Option Agreement, CFHC has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances (none of which has occurred as of the date hereof), to purchase up to 252,790 authorized but unissued shares of CFHC Common Stock, representing upon issuance approximately 19.5% of the shares of CFHC Common Stock, for an exercise price of $24.40 per share. HUBCO does not have any voting rights with respect to the shares of CFHC Common Stock subject to the Option prior to exercise of the Option. Acquisitions of CFHC Common Stock pursuant to exercise of the option would be subject to prior regulatory approval under certain circumstances.



         The Stock Option Agreement is attached to this Proxy Statement as Appendix B hereto. If certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of CFHC Common Stock received pursuant to the exercise of the Option if such shares of CFHC Common Stock were sold at prices exceeding $24.40 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 252,790 shares of CFHC Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of CFHC, even if such potential acquiror were prepared to pay a higher price per share for CFHC Common Stock, as it is likely to increase the cost of an acquisition of all of the shares of CFHC Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

         Interests of Certain Persons in the Merger

         Certain directors and executive officers of CFHC are the holders of CFHC Options which will be converted into shares of HUBCO Common Stock upon consummation of the Merger. In addition, certain officers of CFHC and CNB are parties to agreements with CFHC which may entitle such officers to additional compensation upon a change in control of CFHC. Furthermore, the Merger Agreement provides that Robert T. Pluese, Chairman of the Board of CFHC, will be appointed to the Board of Directors of the Surviving Bank, each director of CNB will be appointed to an advisory board of the New Division and Gerard M. Banmiller, President of CFHC, will be appointed as Regional President of the New Division. Also, HUBCO has agreed to provide certain indemnification, for a specified period of time after the Effective Time, to persons who served as directors and officers of CFHC and CNB.

         For further details regarding the foregoing, see "THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

         Differences in Shareholders' Rights

         CFHC and HUBCO each is a business corporation incorporated under the NJBCA. The rights of CFHC shareholders are currently governed by the NJBCA and CFHC's certificate of incorporation and by-laws. At the Effective Time, each CFHC shareholder will become a shareholder of HUBCO. The rights of HUBCO shareholders are governed by the NJBCA and HUBCO's certificate of incorporation and by-laws.

                      SELECTED CONSOLIDATED FINANCIAL DATA



         The following tables set forth selected historical consolidated financial information (audited and unaudited) for both HUBCO and CFHC for the three-months ended March 31, 1998 and for the five years ended December 31, 1997. The financial information for HUBCO has been restated to include the effects of the merger with The Bank of Southington ("TBOS") which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The tables have been derived from, and should be read in conjunction with, the historical financial statements of HUBCO and CFHC, including the related notes thereto, delivered with or incorporated by reference in this Proxy Statement-Prospectus. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."

         HUBCO has filed a Current Report on Form 8-K with the Commission which contains supplemental financial information of HUBCO for the years ended December 31, 1997, 1996 and 1995 which has been restated to include the effects of the Recently Completed Acquisitions, which were accounted for as a pooling of interests. The selected consolidated financial data of HUBCO included in this Proxy Statement-Prospectus is not restated to reflect the Recently Completed Acquisitions or the Recently Completed Trust Preferred Issuance and does not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger, the Recently Completed Acquisitions and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."


                 SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO

                                             Three Months Ended March 31,
                                        ---------------------------------------
                                             1998                     1997
                                          ------------            --------------
                             (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                         $     53,729            $    56,830
Interest expense                              18,712                 20,935
                                        -------------           ------------
Net interest income                           35,017                 35,895
Provision for possible loan losses             1,939                  1,734
                                        -------------           ------------

Net interest income after
    provision for possible loan losses        33,078                 34,161
Other income                                  10,948                  8,895
Other expenses                                27,404                 24,232
                                        -------------           ------------
Income (loss) before income taxes             16,622                 18,824
Income tax provision                           5,652                  7,156
                                        =============           ============
Net income (loss)                       $     10,970            $    11,668
                                        =============           ============

Share Data:
Weighted average common
     shares outstanding (in thousands):       22,644                 23,024
     Diluted                                  22,952                 24,767
Net income per share                     $      0.48            $      0.50
Diluted                                         0.48                   0.47
Cash dividend per common share                  0.20                   0.18

Balance Sheet Summary:
Securities held to maturity             $    228,992            $   250,868
Securities available for sale                635,537                715,891
Loans                                      1,836,360              1,930,736
Total assets                               3,050,967              3,196,884
Deposits                                   2,448,016              2,557,806
Stockholders' equity                         200,269                217,192

Performance Ratios:
Return on average assets                        1.51 %                 1.47 %
Return on average equity                       22.80 %                21.31 %
Dividend payout                                41.67 %                36.80 %
Average equity to average assets                6.62 %                 6.88 %
Net interest margin                             5.28 %                 4.96 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                      2.20 %                 1.92 %
Allowance for possible loan losses
     to non-performing loans                     107 %                  117 %
Non-performing loans to
     total loans                                2.05 %                 1.65 %
Non-performing assets to total
     loans, plus other real estate              2.23 %                 1.92 %
Net charge-offs to average loans                0.15 %                 0.06 %




                                             SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO
                                                              At or for the Year Ended December 31,
                                             -------------------------------------------------------------------------
                                                  1997          1996           1995          1994           1993
                                                       (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                              $    228,438   $   213,509    $   212,258   $   178,052    $   155,745
Interest expense                                   81,461        76,171         73,385        55,184         53,070
                                             -------------  ------------   ------------  ------------   ------------
Net interest income                               146,977       137,338        138,873       122,868        102,675
Provision for possible loan losses                  8,530        12,520         10,274        10,069         32,519
                                             -------------  ------------   ------------  ------------   ------------

Net interest income after
    provision for possible loan losses            138,447       124,818        128,599       112,799         70,156
Other income                                       41,686        30,811         28,677        23,027         24,868
Other expenses                                     98,944       120,746        106,584        98,883        100,006
                                             -------------  ------------   ------------  ------------   -----------
Income (loss) before income taxes                  81,189        34,883         50,692        36,943         (4,982)
Income tax provision                               31,512        12,248         15,084        12,831            521
                                             =============  ============   ============  ============   ============
Net income (loss)                            $     49,677   $    22,635    $    35,608   $    24,112    $    (5,503)
                                             =============  ============   ============  ============   ============

Share Data:
Weighted average common shares outstanding (in thousands):
     Basic                                         22,919        23,247         22,857        21,083         17,401
     Diluted                                       24,206        25,048         24,935        23,729         19,981
Basic earnings per share                      $      2.14   $      0.94    $      1.52   $      1.12    $    (0.32)
Diluted earnings per share                           2.05          0.90           1.43          1.02         (0.28)
Cash dividend per common share                       0.75          0.66           0.56          0.34         (0.29)

Balance Sheet Summary:
Securities held to maturity                   $   227,570   $   280,914    $   294,057   $   715,796    $   601,246
Securities available for sale                     578,658       690,157        528,651       232,424        196,473
Loans                                           1,857,677     1,965,184      1,726,316     1,642,465      1,372,060
Total assets                                    3,174,254     3,242,938      2,890,478     2,872,350      2,417,206
Deposits                                        2,431,114     2,708,371      2,547,677     2,507,642      2,190,291
Stockholders' equity                              196,733       216,635        226,253       195,772        125,858

Performance Ratios:
Return on average assets                             1.60 %        0.77 %         1.26 %        0.91 %        -0.23 %
Return on average equity                            23.25 %       10.49 %        17.07 %       15.41 %        -4.31 %
Dividend payout                                     35.05 %       70.21 %        36.84 %       30.36 %           --
Average equity to average assets                     6.90 %        7.29 %         7.39 %        5.88 %         5.42 %
Net interest margin                                  5.22 %        5.07 %         5.37 %        5.05 %         4.75 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                           2.11 %        1.87 %         1.84 %        1.96 %         2.54 %
Allowance for possible loan losses
     to non-performing loans                          111 %         107 %          114 %          75 %           45 %
Non-performing loans to
     total loans                                     1.89 %        1.74 %         1.62 %        2.61 %         5.65 %
Non-performing assets to total
     loans, plus other real estate                   2.09 %        2.04 %         2.28 %        3.57 %         7.20 %
Net charge-offs to average loans                     0.46 %        0.68 %         0.65 %        1.28 %         1.79 %




                  SELECTED CONSOLIDATED FINANCIAL DATA OF CFHC

                                                Three Months Ended March 31,
                                             ------------------------------------
                                                1998                    1997
                                             -----------              ---------
                            (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                            $        2,608            $     2,177
Interest expense                                      864                    690
Net interest income                                 1,744                  1,487
Provision for loan losses                             105                     75
Net interest income
     after provision for loan losses                1,639                  1,412
Noninterest income                                    448                    214
Noninterest expense (1)                             1,878                  1,419
Income before income taxes                            209                    207
Income taxes                                           43                     66
Income before accounting changes                      166                    141
Net income (1)                                        166                    141

Per Share Data: (2)
Income before accounting changes - diluted           0.14                   0.13
Diluted (1) (3)                                      0.14                   0.13
Book value end of period                            11.24                  10.61

Period End Balance Sheet:
Total assets                              $       162,809            $   122,915
Loans Held for Sale                                 2,951                  1,073
Loans (net)                                        86,695                 72,061
Securities (4)                                     43,148                 35,206
Federal funds sold                                 12,050                    300
Deposits                                          148,643                110,273
Shares outstanding (2)                          1,044,236              1,027,713
Stockholders' equity                               11,738                 10,902

Performance Ratios:
Return on average assets                             0.43 %                 0.46 %
Return on average equity                             5.78                   5.18
Net interest margin                                  5.22                   5.53

Asset Quality Ratios:
Allowance for loan losses
     to period end loans                             1.21 %                 1.01 %
Allowance for loan losses
     to nonaccrual loans                           120.45                 141.40
Non-performing assets to period end
     loans & foreclosed properties                   1.25                   0.88
Net charge offs to average loans                     0.02                   0.11

Liquidity and Capital Ratios:
Average loans to average deposits                   61.30 %                66.49 %
Tier 1 Risk-Based Capital Ratio                     11.37                  15.32
Total Risk-Based Capital Ratio                      12.40                  16.33
Tier 1 Leverage Ratio                                7.51                   9.04



                                               SELECTED CONSOLIDATED FINANCIAL DATA OF CFHC

                                                             At or for the Year Ended December 31,
                                           ------------------------------------------------------------------------
                                                1997           1996           1995          1994           1993
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                               $   9,312    $      8,594   $     7,455    $      6,011   $     5,346
Interest expense                                  2,996           2,831         2,549           1,911         1,787
Net interest income                               6,316           5,763         4,906           4,100         3,559
Provision for loan losses                           590             340           210             105           270
Net interest income
after provision for loan losses                   5,726           5,423         4,696           3,995         3,289
Noninterest income                                1,300             895           652             630           679
Noninterest expense (1)                           6,269           4,849         4,189           3,473         3,054
Income before income taxes                          757           1,469         1,159           1,152           914
Income taxes                                        127             463           367             403           358
Income before accounting changes                    630           1,006           792             749           556
Net income (1)                                      630           1,006           792             749           577

Per Share Data: (2)
Income before accounting changes - diluted   $     0.57    $       0.93   $      0.76    $       0.89     $    1.17
Diluted (1) (3)                                    0.57            0.93          0.76            0.89          1.21
Book value end of period                          11.27           10.65          9.73            8.70          9.06

Period End Balance Sheet:
Total assets                                 $  150,671    $    126,527   $   112,845    $     95,625   $    86,076
Loans Held for Sale                               1,746           1,305           262               0             0
Loans (net)                                      85,800          71,649        62,542          52,839        43,548
Securities (4)                                   37,909          32,728        39,060          31,946        29,676
Federal funds sold                                7,300           8,050         1,550           1,150         5,775
Deposits                                        136,757         111,448        99,504          83,947        78,358
Shares outstanding (2)                        1,027,713       1,027,713     1,024,078       1,024,078       477,006
Stockholders' equity                             11,584          10,946         9,961           8,907         4,321

Performance Ratios:
Return on average assets                           0.48 %          0.85 %        0.76 %          0.83 %        0.77 %
Return on average equity                           5.64            9.72          8.50           11.20         14.56
Net interest margin                                5.44            5.39          5.27            5.02          5.22

Asset Quality Ratios:
Allowance for loan losses
     to period end loans                           1.12 %          1.02 %        0.94 %          1.13 %        1.62 %
Allowance for loan losses
     to nonaccrual loans                         148.18          139.87        186.10          116.65        224.31
Non-performing assets to period end                1.05            0.75          1.52            1.20          1.10
     loans & foreclosed properties
Net charge offs to average loans                   0.45            0.29          0.38            0.48          0.77

Liquidity and Capital Ratios:
Average loans to average deposits                 66.52 %         64.73 %       63.00 %         57.01 %       64.65 %
Tier 1 Risk-Based Capital Ratio                   12.09           13.86         15.80           17.07          9.52
Total Risk-Based Capital Ratio                    13.11           14.80         16.75           18.20         10.77
Tier 1 Leverage Ratio                              7.91            8.70          8.74           10.11          5.17


(1) During 1993, CFHC adopted Statement of Financial Accounting Standards No. 109 with a resultant benefit of $20,851 which is included in Net Income.

(2) Adjusted to give retroactive effect to the 5% stock dividends of 1997, 1996, 1995, 1994 and 1993 for all years presented.

(3) Represents net income per share on a fully diluted basis. Basic net income per share for 1997, 1996, 1995 and 1994 was $0.61, $0.98, $0.77 and $0.91,
    respectively. There was no dilution for 1993.

(4) Total of securities available for sale and investment securities

                        MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History

HUBCO Common Stock is quoted on The Nasdaq National Market under the symbol "HUBC", and CFHC Common Stock is quoted on The Nasdaq SmallCap Market under the symbol "CMFH". The following tables set forth, for the periods indicated, the high and low closing prices per share of HUBCO Common Stock and the high and low bid information per share of CFHC Common Stock, in each case on The Nasdaq Stock Market as reported the following business day in The Wall Street Journal, and quarterly dividends per share.



              All stock prices shown in the tables below have been rounded to the nearest cent. HUBCO's stock prices and dividends shown in the tables below have been adjusted for a HUBCO stock dividend payable on December 1, 1997 to shareholders of record on November 13, 1997 (the "1997 Stock Dividend") and a HUBCO stock dividend payable on November 15, 1996 to shareholders of record on November 4, 1996 (the "1996 Stock Dividend"). CFHC's stock prices shown in the table below have been adjusted for 5% CFHC Common Stock dividends distributed in December 1997 and December 1996 (the "CFHC Dividends"). The 1997 Stock Dividend, the 1996 Stock Dividend and the CFHC Dividends are collectively referred to as "Prior Stock Dividends".


                                 Market                  Market           Equivalent Pro Forma
                            Price Per Share         Price Per Share      Market Price Per Share
                                of HUBCO                of CFHC          of CFHC Common Stock(1)
                              Common Stock            Common Stock
                            High        Low         High        Low         High         Low
 1996:
 First Quarter.........   $ 21.33     $ 18.32     $ 12.70     $ 11.34     $ 14.82      $ 12.73
 Second Quarter........   $ 20.50     $ 17.32     $ 12.02     $ 10.66     $ 14.25      $ 12.04
 Third Quarter.........   $ 20.39     $ 18.61     $ 13.15     $ 10.66     $ 14.17      $ 12.93
 Fourth Quarter........   $ 24.15     $ 19.56     $ 18.57     $ 12.62     $ 16.78      $ 13.59

 1997:
 First Quarter.........   $ 25.85     $ 21.84     $ 19.05     $ 15.95     $ 17.97      $ 15.18
 Second Quarter........   $ 28.52     $ 21.12     $ 17.14     $ 14.76     $ 19.82      $ 14.68
 Third Quarter.........   $ 32.04     $ 26.94     $ 17.62     $ 15.48     $ 22.27      $ 18.72
 Fourth Quarter.........  $ 39.13     $ 30.94     $ 18.50     $ 17.50     $ 27.20      $ 21.50


 1998:
 First Quarter..........  $ 39.00     $ 33.25     $ 26.00     $ 17.75     $ 27.10      $ 23.11
 Second Quarter.........  $ 38.75     $ 32.19     $ 25.88     $ 22.00     $ 26.93      $ 22.37
 Third Quarter
 (through 7/7/98).......  $ 36.75     $ 36.25     $ 24.94     $ 23.65     $ 25.54      $ 25.19


-------------

(1) Equivalent pro forma market price per share of CFHC Common Stock represents the high and low closing prices per share of HUBCO Common Stock, multiplied by the 0.695 Exchange Ratio. The Exchange Ratio is subject to customary anti-dilution adjustments specified in the Merger Agreement.


                                                                       Equivalent Pro Forma
                                    HUBCO                 CFHC          Cash Dividends Per
                                 Common Stock         Common Stock         Share of CFHC
                                Cash Dividends       Cash Dividends      Common Stock (1)
                                  Per Share            Per Share
1996:
First Quarter..............        $ 0.160                 --                 0.111
Second Quarter.............        $ 0.160                 --                 0.111
Third Quarter..............        $ 0.160                 --                 0.111
Fourth Quarter.............        $ 0.184                 --                 0.128

1997:
First Quarter..............        $ 0.184                 --                 0.128
Second Quarter.............        $ 0.184                 --                 0.128
Third Quarter..............        $ 0.184                 --                 0.128
Fourth Quarter ............        $ 0.200                 --                 0.139


1998:
First Quarter..............        $ 0.200                 --                 0.139
Second Quarter.............        $ 0.200              $  0.14               0.139


----------------------

(1) Equivalent pro forma cash dividends per share of CFHC Common Stock represents HUBCO historical dividend rates per share, multiplied by the
    0.695 Exchange Ratio, rounded to the nearest one hundredth of a cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the four most recently declared quarterly dividend rates of $.184 per share of HUBCO Common Stock payable on September 1, 1997 and $.20 payable on December 1, 1997, March 2, 1998 and June 1, 1998, would be $0.784. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of CFHC Common Stock would be $0.545, based on the 0.695 Exchange Ratio, rounded to the nearest tenth of a cent. See "MARKET PRICE AND DIVIDEND MATTERS - Limitations on Dividends Under The Merger Agreement." No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

         The following table presents for (i) March 2, 1998, the last full trading day before public announcement of the signing of the Merger Agreement, and (ii) the most recent full trading day prior to the printing of this Proxy Statement, the reported closing price per share of HUBCO Common Stock and of CFHC Common Stock on The Nasdaq Stock Market and the equivalent price per share of CFHC Common Stock computed by multiplying the closing price of HUBCO Common Stock on each of the dates specified by the 0.695 Exchange Ratio.


                                                                         Equivalent Price Per
                                                                             Share of CFHC
                                     HUBCO                 CFHC              Common Stock
                                  Common Stock         Common Stock
 March 2, 1998..............         $36.38               $25.00                $25.28
 July 7, 1998...............         $36.75               $24.75                $25.54


         CFHC shareholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting. CFHC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HUBCO COMMON STOCK AND CFHC COMMON STOCK.

Limitations on Dividends Under the Merger Agreement

         The Merger Agreement prohibits CFHC from declaring, setting aside or paying any dividend or other distribution on its capital stock, except that CFHC may pay dividends on the CFHC Common Stock in a quarterly amount equal to $0.14 per share.

Dividend Limitations on HUBCO


         The holders of HUBCO Common Stock are entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has paid regular cash dividends on its common stock since its inception in 1982. The HUBCO Series B Convertible Preferred Stock (the "HUBCO Series B Preferred Stock") also is entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has no obligation to pay dividends on the HUBCO Series B
Preferred Stock regardless of any dividends which may be paid on the HUBCO Common Stock. The primary source for HUBCO's dividends is dividends from HUBCO's banking subsidiaries to HUBCO, the payment of which is regulated. Under the New Jersey Banking Act of 1948, as amended (the "NJBA"), HUB may pay dividends only out of retained earnings, and only out of surplus to the extent that surplus exceeds 50% of stated capital. Under the Banking Law of Connecticut (the "CBL"), Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner of the Connecticut Department of Banking) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice. Under the Office of the Thrift Supervision Regulations (the "OTSR"), BTH may pay dividends up to an amount equal to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or up to an amount equal to seventy-five percent of its net income over the most recent four-quarter period, provided in each case that if immediately after giving effect to such proposed dividend (on a pro forma basis), BTH's capital is equal to or greater than the amount of its regulatory capital requirement.


                    PRO FORMA CONDENSED FINANCIAL INFORMATION

         The following tables present certain pro forma unaudited combined condensed financial information from the pro forma unaudited combined condensed statements of income for the three month period ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995, and the pro forma unaudited combined condensed balance sheet at March 31, 1998. The HUBCO and CFHC pro forma combined financial information gives effect to HUBCO's proposed acquisition of CFHC in a transaction accounted for as a pooling of interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on March 31, 1998. The pro forma information assumes an Exchange Ratio of 0.695 shares of HUBCO Common Stock for each share of CFHC Common Stock outstanding.

         The  pro  forma  financial  information  is  based  on  the  historical financial statements of HUBCO, subject to the restatement and pro forma adjustments described below. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and which were accounted for as pooling of interests. The pro forma financial information of HUBCO is not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Issuance and does not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."

         The pro forma financial information does not give effect to anticipated cost savings net of expected Merger related expenses and restructuring charges.

         The summary unaudited pro forma financial information should be read in conjunction with the pro forma financial information and the related notes thereto presented elsewhere in this Proxy Statement and the consolidated financial statements and related notes, as well as the historical and pro forma information for PFC and MSB, all incorporated by reference in this Proxy Statement. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which either have been or will be incurred in connection with the Merger and the Recently Completed Acquisitions and Pending Acquisitions.


                            Pro Forma Unaudited Combined Condensed Financial Information
                                      (In thousands, except for per share data)

                                                     For the Three
                                                      Months Ended
                                                       March 31,             For the Years Ended December 31,
                                                  --------------------- --------------------------------------------
                                                            1998            1997            1996            1995
                                                                        -------------    ------------    -----------
Results of Operations:
Net interest income before provision for loan losses. $     49,558    $    204,091     $    191,319   $   181,231
Provision for loan losses............................        6,218          12,535           15,110        12,492
Net interest income after provision for loan losses..       43,340         191,556          176,209       168,739
Income before income taxes...........................       16,465          89,267           40,464        53,610
Net income...........................................       10,751          53,847           25,686        37,176
Earnings per share
Basic................................................        0.36            1.77             0.82          1.27
Diluted..............................................        0.35            1.71             0.80          1.20

                                                     As of March 31, 1998
                                                   -------------------------
Balance Sheet:
Total assets..........................................$  4,683,353
Total deposits........................................   3,886,060
Total stockholders' equity............................     325,133
Book value per common share...........................      10.90



                       ACTUAL AND PRO FORMA PER SHARE DATA

         The following table sets forth per share data relating to dividends, net income and book value of HUBCO Common Stock and CFHC Common Stock, both on an actual (historical) basis and on a pro forma combined basis, as adjusted for the Prior Stock Dividends. The actual per share data has been derived from the consolidated financial statements of HUBCO and CFHC, respectively, incorporated by reference herein. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and which will be accounted for as pooling of interests. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."



         The pro forma unaudited book value per share data at March 31, 1998 and at December 31, 1997 and the pro forma unaudited net income per share data for the three month period ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995 have been derived from the pro forma unaudited combined condensed financial statements of HUBCO and CFHC, giving effect to HUBCO's acquisition of CFHC accounted for as a pooling of interests. The information for the three months ended March 31, 1998 is based on the respective historical unaudited financial statements of HUBCO (restated and adjusted) and CFHC. Pro forma unaudited per share amounts have been determined based on the assumptions set forth in the pro forma combined condensed unaudited financial statements presented elsewhere herein. See "PRO FORMA FINANCIAL INFORMATION." The pro forma financial information of HUBCO included in this Proxy Statement-Prospectus is not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Issuance and does not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."

         The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the financial statements of HUBCO and CFHC, as well as the historical and pro forma information for PFC and MSB, incorporated by reference herein and the pro forma combined condensed financial statements of HUBCO and CFHC presented elsewhere herein. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION." The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which either have been or will be incurred in connection with the Merger and the Recently Completed Aquisitions and Pending Acquisitions.


                                                              For the Three           For the Years Ended December 31,
                                                              Months Ended
                                                                                 -------------------------------------------
                                                             March 31, 1998         1997            1996           1995
                                                           --------------------  ------------   -------------   ------------
CASH DIVIDENDS DECLARED PER COMMON SHARE: (1)
    HUBCO - Actual.................................          $     0.20          $    0.75      $     0.66      $     0.56
    CFHC - Actual..................................                0.14              --              --              --
    CFHC, Pro forma equivalent: (2)................                0.14               0.52            0.46            0.39

NET INCOME PER COMMON SHARE:
    HUBCO - Actual (including PFC and MSB)
         Basic.....................................                0.37               1.80            0.81            1.27
         Diluted...................................                0.36               1.73            0.79            1.21
    CFHC - Actual
         Basic.....................................                0.16               0.61            0.98            0.77
         Diluted...................................                0.14               0.57            0.93            0.76
Pro Forma:
    Pro forma per share of HUBCO Common Stock
         Basic.....................................                0.36               1.77            0.82            1.27
         Diluted...................................                0.35               1.71            0.80            1.20
    CFHC, Pro forma equivalent:
         Basic.....................................                0.25               1.23            0.57            0.88
         Diluted...................................                0.24               1.19            0.56            0.83


                                                                 As of                   As of
                                                             March 31, 1998        December 31, 1997
BOOK VALUE PER COMMON SHARE:
    HUBCO - Actual (including PFC and MSB).........          $    10.81               $     10.83
    CFHC - Actual .................................               11.24                     11.27

Pro forma per share of HUBCO.......................               10.90                     10.92
CFHC, Pro forma equivalent.........................                7.58                      7.59


----------------------

(1) For information regarding HUBCO's and CFHC's dividends, and the market price of HUBCO and CFHC Common Stock, see "MARKET PRICE AND DIVIDEND MATTERS."

(2) Equivalent pro forma cash dividends per share of CFHC Common Stock represents HUBCO historical dividend rates per share, multiplied by the Exchange Ratio, rounded to the nearest tenth of a cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the four most recently declared quarterly dividend rates of $.184 per share of HUBCO Common Stock payable on September 1, 1997 and $.20 payable on December 1, 1997 and March 2, 1998, would be $0.768. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of CFHC Common Stock would be $0.534 based on the 0.695 Exchange Ratio, rounded to the nearest tenth of a cent. See "MARKET PRICE AND DIVIDEND MATTERS - Limitations on Dividends Under The Merger Agreement." No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

                                  INTRODUCTION

         This Proxy Statement solicits, on behalf of the Board of Directors of Community Financial Holding Corporation ("CFHC"), approval by the holders of shares of common stock of CFHC, $5.00 par value per share ("CFHC Common Stock"), of the Agreement and Plan of Merger, dated as of March 2, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), HUBCO's New Jersey bank subsidiary, Hudson United Bank ("HUB"), CFHC and CFHC's principal subsidiary, Community National Bank of New Jersey ("CNB"). Pursuant to the Merger Agreement, CFHC will be merged with and into HUBCO (the "Merger"), with HUBCO as the surviving corporation. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

         Upon completion of the Merger, each share of CFHC Common Stock, other than Excluded Shares (as defined below), will be converted into 0.695 shares (the "Exchange Ratio") of common stock of HUBCO, no par value ("HUBCO Common Stock"). The Exchange Ratio is subject to adjustment, as set forth in the Merger Agreement and more fully described in this Proxy Statement, to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $29.00, CFHC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to an amount equal to $20.30 divided by the Median Pre-Closing Price. "Median Pre-Closing Price" is defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during a ten trading day period shortly prior to the closing of the Merger. Cash will be paid in lieu of fractional shares. "Excluded Shares" are those shares of CFHC Common Stock which are (i) held by CFHC as treasury shares, or (ii) held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted).

         CFHC has outstanding a number of options to purchase shares of CFHC Common Stock ("CFHC Options") which were granted to optionees ("Optionees") pursuant to the CFHC 1994 Employee and Director Stock Option Plan (the "CFHC Stock Option Plan") and the option grant agreements thereunder (the "Option Grant Agreements") . Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the CFHC Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of CFHC. Accordingly, under the CFHC Stock Option Plan, upon the approval of the Merger Agreement by the shareholders of CFHC at the Meeting, all outstanding CFHC Options (whenever granted) will be immediately and fully exercisable. Upon the consummation of the Merger, each outstanding CFHC Option will be converted into shares of HUBCO Common Stock in an amount determined in accordance with a formula set forth in the CFHC Stock Option Plan. This formula may result in Optionees receiving greater consideration in the Merger for their CFHC Options than the consideration they would have received had they exercised their CFHC Options immediately prior to the Effective Time. See "The Proposed Merger - - Conversion of CFHC Options."

         All information and statements contained in, delivered with, or incorporated by reference in this Proxy Statement with respect to CFHC were supplied by CFHC, and all information and statements contained or incorporated by reference herein with respect to HUBCO were supplied by HUBCO.


                       CERTAIN INFORMATION REGARDING HUBCO

General


         HUBCO is a New Jersey corporation and registered bank holding company whose principal operating subsidiaries are Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank, Lafayette American Bank ("Lafayette"), a Connecticut-chartered commercial bank, and Bank of the Hudson ("BTH"), a New York state-based federally-chartered savings bank. HUBCO's corporate headquarters is located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 and its telephone number is (201) 236-2600. HUB's corporate headquarters is located at 3100 Bergenline Avenue, Union City, New Jersey 07084. Lafayette's corporate headquarters is located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. BTH's corporate headquarters is located at 249 Main Mall, Poughkeepsie, New York 12601.

         HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 74 branches in northern New Jersey. Lafayette is a full-service commercial bank which serves primarily small-to-medium-sized business firms as well as individuals through 39 banking offices located mainly in Fairfield, Hartford and New Haven counties in Connecticut. On April 24, 1998, HUBCO acquired Poughkeepsie Financial Corp.
("PFC") and PFC's subsidiary, BTH became HUBCO's New York-based banking subsidiary. On May 29, 1998, HUBCO acquired MSB Bancorp, Inc. ("MSB") and merged MSB's subsidiary, MSB Bank into BTH. BTH is a community savings bank serving the Mid-Hudson Valley area of New York through 32 branches in Dutchess, Orange, Putnam and Rockland Counties, as well as six residential loan origination offices in five New York counties and New Jersey. HUBCO anticipates converting BTH into a state-chartered commercial bank at some point in the future. On June 24, 1998, HUBCO completed its purchase of 21 branches from First Union National Bank located in New Jersey and Connecticut with deposits of $242.9 million in the aggregate (the "Completed Branch Purchase"). The completed acquisitions of PFC, MSB and the Completed Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Recently Completed Acquisitions." As of March 31, 1998, (prior to the consummation of the Recently Completed Acquisitions) HUBCO had consolidated assets of $3.05 billion, consolidated deposits of $2.45 billion and consolidated stockholders' equity of $200.3 million. Based on assets as of March 31, 1998, HUBCO was the fourth largest commercial banking company headquartered in New Jersey.



      As of the date of this Proxy Statement-Prospectus, in addition to the Merger, HUBCO has pending the acquisitions of IBS Financial Corp. ("IBSF") and Dime Financial Corporation ("DFC") and the purchase of two additional branches from First Union National Bank (the "Pending Branch Purchase"). IBSF is the parent corporation of Inter-Boro Savings and Loan Association, (the
"Association") a New Jersey chartered stock savings and loan association headquartered in Cherry Hill, New Jersey, which had nine offices and $752.1 million in assets as of March 31, 1998. DFC is the parent corporation of The Dime Savings Bank of Wallingford, Connecticut ("Dime"), a bank headquartered in Wallingford, Connecticut which had 11 branches and $1.01 billion in assets as of March 31, 1998. The Pending Branch Purchase represents the acquisition of two branches from First Union National Bank located in New York with deposits $25 million in the aggregate. The pending acquisitions of IBSF and DFC and the Pending Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Pending Acquisitions."



         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Assuming consummation of all of the Pending Acquisitions, HUBCO will have completed over 25 acquisitions since 1990, and HUBCO will have added over 140 branches and over $6 billion in assets through acquisitions this decade. HUBCO expects to continue its acquisition strategy. HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.
Acquisitions  typically  involve the  payment of a premium  over book and market values, and therefore some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions. From time to time, HUBCO may issue new equity or debt securities to fund its acquisition plans or for other purposes. In the past, HUBCO has successfully managed its acquisitions to improve its core earnings. However there can be no assurance that HUBCO will continue to effectively manage the risks involved. If acquisitions are not managed effectively or acquired institutions are not assimilated efficiently, HUBCO's business, financial condition, and results of operations may be adversely impacted. For additional information, see "AVAILABLE INFORMATION" and "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."



Recent Developments

         Recently Completed Acquisitions: Since March 31, 1998, HUBCO has completed the acquisitions of the following two institutions and the Completed Branch Purchase.

         MSB Bancorp, Inc.

         On May 29, 1998 HUBCO completed its acquisition of MSB, a bank holding company headquartered in Goshen, New York, by merging MSB into HUBCO and MSB Bank into BTH, HUBCO's New York banking subsidiary (the "MSB Merger"). In the MSB Merger, HUBCO issued 2,848,367 shares of HUBCO Common Stock, in the aggregate. At March 31, 1998, MSB had $753.7 million in assets. The MSB Merger was treated as a pooling of interests for accounting purposes.



         Poughkeepsie Financial Corp.

         On April 24, 1998, HUBCO completed its acquisition of PFC and PFC's banking subsidiary, BTH, by merging PFC into HUBCO (the "PFC Merger"). BTH became HUBCO's New York-based bank subsidiary. In the PFC Merger, HUBCO issued 3,481,903 shares of HUBCO Common Stock in the aggregate. As of March 31, 1998, PFC had $848.8 million in assets. The PFC Merger was treated as a pooling of interests for accounting purposes.

         Purchase of 21 branches from First Union National Bank

         On June 24, 1998, HUBCO completed the purchase of 21 branches of First Union National Bank (the "Completed Branch Purchase") located in New Jersey and Connecticut with deposits of $242.9 million in the aggregate.

         HUBCO has filed a Current Report on Form 8-K with the Commission which contains supplemental financial information of HUBCO for the years ended December 31, 1997, 1996 and 1995 which has been restated to include the effects of the Recently Completed Acquisitions which were accounted for as pooling of interests. The selected consolidated financial data of HUBCO included in this Proxy Statement-Prospectus is not restated to reflect the Recently Completed Acquisitions or the Recently Completed Trust Preferred Issuance and does not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and, in certain cases, will differ materially as a result of the effects of accounting for the Recently Completed
Acquisitions, the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."



         Pending    Acquisitions:    As   of   the    date   of    this    Proxy
Statement-Prospectus, HUBCO has entered into definitive agreements to acquire the following two financial institutions.

         IBS Financial Corp.

         On March 31, 1998, HUBCO, HUB, IBSF and IBSF's wholly-owned subsidiary, Association, signed a definitive merger agreement to merge IBSF into HUBCO and Association into HUB (the "IBSF Merger"). In the IBSF Merger, each share of IBSF common stock will be exchanged for a fixed number of shares of HUBCO Common Stock at an exchange ratio of 0.534 shares of HUBCO Common Stock. IBSF has certain rights to terminate the merger agreement if HUBCO's share price should decrease more than 15% between the day after the announcement and a pre-closing determination date, and also decrease 10% more than a specified index, unless HUBCO agrees to increase the consideration to be received by the holders of IBSF common stock. IBSF is a savings and loan holding company headquartered in Cherry Hill, New Jersey. At March 31, 1998, IBSF had $752.1 million in assets. The IBSF Merger is expected to close in the third quarter of 1998 and to be treated as a pooling of interests for accounting purposes. HUBCO expects to issue approximately 5,852,000 shares of HUBCO Common Stock in the IBSF Merger.

         Dime Financial Corporation

         On March 31, 1998, HUBCO, Lafayette, DFC and DFC's wholly-owned subsidiary, Dime signed a definitive merger agreement to merge DFC into HUBCO and Dime into Lafayette (the "DFC Merger"). In the DFC Merger, DFC shareholders will receive HUBCO Common Stock with an indicated value of $38.25 per share based upon the median price of HUBCO Common Stock in a period immediately before regulatory approval (if the price of HUBCO stock during such period is between $36.42 and $41.13). A maximum exchange ratio of 1.05 shares of HUBCO Common Stock for each share of DFC common stock will apply if HUBCO's pre-regulatory approval price is below $36.43. A minimum exchange ratio of 0.93 shares will apply if HUBCO's pre-regulatory approval price is above $41.13. DFC is a bank holding company headquartered in Wallingford, Connecticut. At March 31, 1998, DFC had $1.01 billion in assets. The DFC Merger is expected to close in the third quarter of 1998 and to be treated as a pooling of interests for accounting purposes. HUBCO expects to issue approximately 5,510,000 shares of HUBCO Common Stock in the DFC Merger.

         Purchase of two branches from First Union National Bank

         HUBCO anticipates that it will complete its purchase of two additional branches from First Union National Bank located in New York with deposits of $25 million in the aggregate on July 24, 1998 (the "Pending Branch Purchase").


                                                      Recently Completed Acquisitions


                                            Asset Size
             Institution                  (in millions)          Type of Consideration             Closing Date
                                               (1)
---------------------------------------  ----------------- -----------------------------------  -------------------
MSB Bancorp, Inc., Goshen, New York and    $    754           Approximately 2,848,367 shares       May 29, 1998
    its subsidiaries including MSB Bank                            of HUBCO Common Stock

Poughkeepsie Financial Corp.               $    875           Approximately 3,481,903 shares      April 24, 1998
    Poughkeepsie, New York, and its                                of HUBCO Common Stock
    subsidiaries including Bank of the
    Hudson

21 Branches located in New Jersey, New     $    242.9        Assumption of Liabilities less         June 24, 1998
    York and Connecticut from First                                       premium
    Union National Bank


(1) Approximate total assets at March 31, 1998.



                                                           Pending Acquisitions


                                            Asset Size                                              Projected
              Institution                  (in millions)         Type of Consideration            Closing Date
                                                (1)
----------------------------------------- ---------------- ----------------------------------- --------------------
IBSF Financial Corp., Cherry Hill, New     $    752        Approximately 5,852,000 shares of      Third Quarter
    Jersey and its subsidiaries,                               HUBCO Common Stock(2)                  1998
    including Inter-Boro Savings and
    Loan Association

Dime Financial Corporation,                $  1,106        Approximately 5,510,000 shares of      Third Quarter
    Wallingford, Connecticut and its                           HUBCO Common Stock(3)                  1998
    subsidiaries, including The Dime
    Savings Bank of Wallingford

Community Financial Holding Company,       $    163        Approximately 834,000 shares of        Third Quarter
    Westmont, New Jersey and its                               HUBCO Common Stock(4)                  1998
    subsidiaries, including Community
    National Bank of New Jersey

2 Branches located in New York from        $     25          Assumption of Liabilities less       July 24, 1998
    First Union National Bank                                              premium




(1) Approximate total assets at March 31, 1998.

(2) Consideration calculated using the 0.534 exchange ratio.

(3) Consideration calculated using the 1.05 maximum exchange ratio.

(4) Consideration calculated using the 0.695 exchange ratio.

         If all Pending Acquisitions and the Merger are consummated and taking into account the Recently Completed Acquisitions, HUBCO anticipates it will have at least $6.5 billion in assets and $475 million in stockholders' equity.

         In connection with its acquisitions which are accounted for as pooling of interests transactions, HUBCO normally incurs significant one-time merger related and restructuring charges and realizes significant operating cost savings. Upon the announcement of significant acquisitions, HUBCO initially estimates one-time merger related and restructuring costs, which are then reported on the Current Report on Form 8-K reporting the announcement of the acquisition. Thereafter, HUBCO does not update or repeat its initial estimate of such one-time charges. Rather, HUBCO reports the actual one-time merger related and restructuring charges for the transaction in the earnings release for the quarter in which the transaction closes. While such one-time charges adversely effect earnings in the quarter in which a transaction closes, HUBCO also reports its earnings excluding such one-time charges to allow investors to focus on core earnings results. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         At the time of the announcement of a significant transaction, HUBCO sometimes also provides estimated cost savings but not revenue enhancement estimates for the acquired institution. HUBCO does not update or repeat its initial estimate of such cost savings. Historically, HUBCO has realized significant cost savings in the acquisitions it has consummated, and thereby significantly increased core earnings for the acquired institutions. No assurance can be made that such cost savings will occur with respect to the Merger or other future acquisitions. HUBCO relies on its quarterly earnings releases following consummation to reflect the operating efficiencies achieved in its acquisitions.

         In quarters in which one or more pooling transactions close, earnings for that quarter will be adversely effected, sometimes significantly. However, core earnings, to a limited extent in the closing quarter, and more fully in subsequent quarters, will reflect cost savings and revenue enhancements. As a result of consummating the Recently Completed Acquisitions, HUBCO will incur material one-time merger related and restructuring charges, which will adversely affect reported earnings in the second quarter of 1998. HUBCO also expects that due to the anticipated closings of the pending acquisitions of IBSF and DFC it will incur material one-time merger related and restructuring charges in the third quarter of 1998 which will adversely affect reported earnings in the third quarter of 1998.

HUBCO attempts to price and structure its acquisitions to provide earnings per share accretion, excluding one time charges, based on calculations made before the restatement of prior period results required under pooling-of-interests accounting treatment.

         On June 29, 1998, HUBCO issued $50,000,000 aggregate principal amount of 7.65% Capital Securities using HUBCO Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Recently Completed Trust Preferred Issuance"). The Capital Securities pay interest semi-annually on June 15, and December 15. Interest on the Capital Securities may, at the option of HUBCO, be deferred for up to five years. The Capital Securities mature on February 1, 2027 and are callable on or after June 15, 2007, subject to the prior approval of the Federal Reserve to the extent necessary at that time. The Capital Securities will be eligible to qualify as Tier I capital under the capital guidelines of the Federal Reserve. A small portion of the Capital Securities will not qualify as Tier I Capital until or unless some of the Pending Acquisitions and/or the Merger are consummated. The net proceeds of the offering are expected to be used for general corporate purposes, including acquisition opportunities which may arise from time to time.

                       CERTAIN INFORMATION REGARDING CFHC

General

         CFHC is a New Jersey business corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. CFHC was incorporated on April 23, 1991, and became an active bank holding company in April 1991 through its acquisition of 100% of the shares of CNB, a full service commercial national bank established in 1987. CNB accounts for substantially all of the consolidated assets, revenues and operating results of CFHC. In March 1994, Community Investment Corporation, Inc. was formed as a wholly-owned subsidiary of CNB, for the purpose of purchasing, holding and selling investments of CNB. CFHC's principal executive offices are located at 222 Haddon Avenue, Westmont, New Jersey 08108, and its telephone number is (609) 869-7900.

         The principal activity of CNB is to provide its local communities in Camden, Gloucester, Putnam and Burlington Counties, New Jersey, with general commercial and retail banking services. Through its eight full service banking offices, CNB offers commercial and consumer loans of all types, including real estate loans, residential mortgage loans, home equity loans and lines of credit, auto loans and other credit products. CNB's deposit services include business and individual demand and time deposit accounts, NOW accounts, money market accounts, Individual Retirement Accounts and holiday accounts.

Recent Developments

         Cash Dividends

         CFHC paid a cash dividend of $0.14 per common share on June 1, 1998 to shareholders of record as of May 18, 1998. This dividend is the first cash dividend declared by CFHC since its formation in 1991. The cash dividend is expressly permitted by the terms of the Merger Agreement.


         Data Processing Contract

         CNB has outsourced virtually all of its data processing operations pursuant to a contract with Fiserv, Inc. ("Fiserv") for the provision of data processing services with respect to deposit accounts, checking accounts, loan accounts and other matters. The current contract with Fiserv was entered into on November 1, 1996 and has a term of five years. In the event of early termination of the contract with CNB, Fiserv may charge CNB a fee determined by multiplying 75% of CNB's average monthly invoice from Fiserv by the remaining months of the term. HUBCO has advised CFHC that if the Merger is consummated, HUBCO intends to terminate the contract with Fiserv on or about November 1, 1998. Management estimates that the termination fee charged by Fiserv in such event would be approximately $615,000.

         Medford Branch

         On January 9, 1998, CNB entered into a lease agreement for a location in Medford, Burlington County, New Jersey. CNB plans to operate a full-service banking branch at this location. The lease agreement is contingent upon the completed construction of a retail shopping complex in which the branch is to be located. Construction is scheduled to be completed by the end of 1998.


                                   THE MEETING

Purpose of the Meeting


         The Meeting will be held on Wednesday, August 12, 1998 at 10:00 a.m., at Tavistock Country Club, Tavistock Lane, Haddonfield, New Jersey. At the Meeting, the holders of CFHC Common Stock will consider and vote on the approval and adoption of the Merger Agreement, approval of the Additional Proposal and any other matters as may properly be brought before the Meeting and at any adjournments or postponements thereof. This Proxy Statement is first being mailed to the holders of CFHC Common Stock on or about July ___, 1998 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the CFHC Board of Directors for use at the Meeting.



         The Board of Directors of CFHC has unanimously approved the Merger Agreement and recommends a vote "FOR" approval and adoption of the Merger Agreement and "FOR" the approval of the Additional Proposal.

Record Date; Voting Rights; Proxies


         The Board of Directors of CFHC has fixed the close of business on June 25, 1998 as the record date for determining the holders of CFHC Common Stock entitled to receive notice of and to vote at the Meeting (the "Record Date"). Only holders of record of CFHC Common Stock at the close of business on that date will be entitled to vote at the Meeting or at any adjournment or postponement thereof.

         At the close of business on the Record Date, there were 1,044,236 shares of CFHC Common Stock issued and outstanding and entitled to vote at the Meeting. Each share of CFHC Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.



         All properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated thereon, such shares will be voted "FOR" approval and adoption of the Merger Agreement and "FOR" the approval of the Additional Proposal. The Board of Directors of CFHC is not aware of any matters other than as described in the Notice of Special Meeting that are to come before the Meeting. If any other matter or matters are properly presented for action before the Meeting, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

         A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of CFHC, by delivering to CFHC a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. However, shareholders whose shares are not registered in their own names will need appropriate documentation from the holder of record of their shares to vote personally at the Meeting. In order to revoke a proxy, a shareholder must either file a written notice of revocation or duly executed proxy with: Kevin L. Kutcher, Secretary, Community Financial Holding Corporation, 222 Haddon Avenue, Westmont, New Jersey 08108 or attend the Meeting and vote in person as described above.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present.

         CFHC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO CFHC SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of CFHC may solicit proxies for the Meeting from shareholders personally, by telephone or by facsimile. These officers, directors and employees will not be specifically compensated for their services. CFHC will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies for the Meeting will be borne by CFHC.

Quorum

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of CFHC Common Stock entitled to vote is necessary to constitute a quorum at the Meeting.

Required Vote

         Each share of CFHC Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.

         The affirmative vote of a majority of the votes cast at the Meeting affirmatively or negatively by the holders of the outstanding shares of CFHC Common Stock present and entitled to vote at the Meeting is required in order to approve and adopt the Merger Agreement.

         The affirmative vote of the holders of a majority of votes cast at the Meeting affirmatively or negatively by the holders of the outstanding shares of CFHC Common Stock present and entitled to vote at the Meeting is required in order to approve and adopt the additional proposal.

         Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum at the Meeting, but as unvoted on the matters as to which abstentions or non-votes have been specified.



         Record holders of CFHC Common Stock at the close of business on June 25, 1998 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, there were 1,044,236 outstanding shares of CFHC Common Stock held by approximately 490 holders of record. The directors of CFHC as a group have voting control over 156,561 of these shares (15.0%) and have agreed to vote them in favor of the Merger Agreement. No consideration was paid to any of the directors for this agreement. HUBCO requested that the directors enter into this agreement in connection with HUBCO entering into the Merger Agreement. The non-director executive officers of CFHC as a group have voting control over 7,872 of the outstanding shares (0.75%), all of which shares CFHC expects will be voted in favor of the Merger Agreement.



         The obligations of CFHC and HUBCO to consummate the Merger Agreement are subject, among other things, to the condition that the Merger Agreement and the transactions contemplated thereby be approved by the requisite vote of the shareholders of CFHC. See "THE PROPOSED MERGER -- Conditions to the Merger."

         THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF CFHC. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO
COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.


                               THE PROPOSED MERGER

         A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

General Description; Bank Merger

         The Merger Agreement provides that, at the Effective Time, CFHC will be merged into HUBCO, with HUBCO as the surviving entity (the "Surviving Entity"). The separate identity and existence of CFHC will cease upon consummation of the Merger, and all property, rights, powers and franchises of CFHC will vest in the Surviving Entity. Immediately following the Effective Time, CNB will be merged with and into HUB (the "Bank Merger"), with HUB as the surviving bank (the
"Surviving Bank"), with the business of CNB operated as a division of the Surviving Bank named "Community National Division of Hudson United Bank" or another similar name agreed to by HUBCO and CFHC (the "New Division").

Closing Date; Effective Time

         A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to CFHC. The Closing Date specified by HUBCO must be at least five business days after the date of the Closing Notice, but no less than seven and no more than ten business days after the satisfaction or waiver of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and CFHC. HUBCO and CFHC currently anticipate closing in the second quarter of 1998. Simultaneous with or immediately following the Closing, HUBCO and CFHC will file a Certificate of Merger with the Secretary of State of the State of New Jersey. The Merger will become effective at a date and time following the Closing which HUBCO and CFHC will specify in the Certificate of Merger (the "Effective Time"). If no Effective Time is specified in the Certificate of Merger, the Effective Time will be the time at which the Certificate of Merger is filed. HUBCO and CFHC currently anticipate that the Effective Time will be the close of business on the Closing Date. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or CFHC.

Consideration; Median Pre-Closing Price; Determination Date

         At the Effective Time, each outstanding share of CFHC Common Stock (except for Excluded Shares) will be converted into the right to receive 0.695 shares (the "Exchange Ratio") of HUBCO Common Stock. In lieu of issuing fractional shares of HUBCO Common Stock, HUBCO will pay cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock. The "Median Pre-Closing Price" will be determined by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices in the ten consecutive trading day period which ends on (and includes) the Determination Date. The "Determination Date" is the date specified as such in the Closing Notice which HUBCO provides to CFHC, which date must be between seven and ten business days prior to the Closing Date set forth in the Closing Notice.

         The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, reclassification, recapitalization, merger, combination or exchange or similar transaction by HUBCO with respect to the HUBCO Common Stock occurring subsequent to March 2, 1998. The Exchange Ratio may also be subject to adjustment in connection with provisions relating to the termination of the Merger Agreement described in the following paragraph.

         The Merger Agreement may be terminated by CFHC if the Median Pre-Closing Price is less than $29.00, which, given the 0.695 Exchange Ratio, would result in shares of CFHC Common Stock being exchanged for HUBCO Common Stock with a value of less than $20.30 (i.e., $29.00 multiplied by the 0.695 Exchange Ratio). CFHC is obligated to provide notice of such termination to HUBCO, which may then elect, at its sole option, to increase the Exchange Ratio to $20.30 divided by the Median Pre-Closing Price. If HUBCO so elects and increases the Exchange Ratio, the Merger Agreement will not be terminated. There can be no assurance that CFHC will exercise its right to terminate the Merger Agreement if the conditions described above exist (a "Termination Event"), and if CFHC does exercise its right to terminate the Merger Agreement, there can be no assurance that HUBCO will elect to increase the Exchange Ratio as provided in the Merger Agreement and as described above.

         The effects of the above provisions on the Exchange Ratio may be illustrated as follows:


Median Pre-Closing Price of HUBCO
Common Stock as of the Determination Date        Exchange Ratio
Equal to or greater than $29.00                  0.695
Less than $29.00                                 0.695; provided, that CFHC will have the right to
                                                 terminate the Merger Agreement and HUBCO will have
                                                 the right to nullify that termination by agreeing
                                                 to an Exchange Ratio of $20.30 / the Median Pre-
                                                 Closing Price.


         For illustrative purposes, if, hypothetically, the Median Pre-Closing Price of HUBCO Common Stock were $30.00, the Exchange Ratio would be 0.695, and the holder of 100 shares of CFHC Common Stock would receive 69 whole shares of HUBCO Common Stock and a cash payment of $15.00 (0.5 x $30.00) in respect of the fractional share.

         The Median Pre-Closing Price will be determined by taking the price half-way between the closing prices of HUBCO Common Stock left after discarding the 4 lowest and 4 highest closing prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement, the time of the Meeting or the time certificates representing shares of HUBCO Common Stock are delivered in exchange for shares of CFHC Common Stock following consummation of the Merger. Thus, the value of the HUBCO Common Stock actually received by holders of CFHC Common Stock may be more or less than (i) the Median Pre-Closing Price or (ii) the value of the HUBCO Common Stock on the Effective Time resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above. CFHC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HUBCO COMMON STOCK AND THE CFHC COMMON STOCK.

         It is not possible to know whether a Termination Event will occur until after the Determination Date. CFHC has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the CFHC Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of CFHC at the Meeting will confer on the CFHC Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger following a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of CFHC. If CFHC elects to exercise its termination right, CFHC must give HUBCO prompt notice of that decision by 11:59 p.m. on the third business day following the Determination Date (or the third business day following receipt by CFHC of the Closing Notice, if later). During a three business-day period commencing with its receipt of such notice from the CFHC Board of Directors, HUBCO has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid termination of the Merger Agreement. HUBCO is under no obligation to increase the Exchange Ratio, and there can be no assurance that HUBCO would elect to increase the Exchange Ratio if CFHC were to exercise its right to terminate the Merger Agreement as set forth above. Any decision would be made by HUBCO in light of the circumstances existing at the time HUBCO has the opportunity to make the election. If HUBCO elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give CFHC notice of that election by 11:59 p.m. on the third business day following receipt of the notice of termination from CFHC, in which case no termination of the Merger Agreement would occur as a result of a Termination Event.

         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Appendix A to this Proxy Statement) relating to a possible increase of the Exchange Ratio as the result of a Termination Event.

Conversion of CFHC Options

         CFHC has outstanding a number of options to purchase shares of CFHC Common Stock ("CFHC Options") which were granted to optionees ("Optionees") pursuant to the CFHC 1994 Employee and Director Stock Option Plan (the "CFHC Stock Option Plan") and the option grant agreements thereunder (the "Option Grant Agreements") . Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the CFHC Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of CFHC. Accordingly, under the CFHC Stock Option Plan, upon the approval and adoption of the Merger Agreement by the shareholders of CFHC at the Meeting, all outstanding CFHC Options (wherever granted) will be immediately and fully exercisable. Upon the consummation of the Merger, each outstanding CFHC Option will be cancelled and each Optionee will receive shares of HUBCO Common Stock in an amount equal to (i) the difference between (A) the greater of (1) the Median Pre-closing Price multiplied by the Exchange Ratio, or (2) the highest market price (as determined under the CFHC Stock Option Plan) of a share of CFHC Common Stock on any business day during the 90 day period ending on the date of the Meeting (the greater of (1) or (2) being the "Adjusted Market Price") and (B) the exercise price of the CFHC Option, multiplied by (ii) the number of shares of CFHC Common Stock covered by the CFHC Option, divided by
(iii) the Adjusted Market Price, and multiplied by (iv) the Exchange Ratio. This calculation may result in Optionees receiving greater consideration in the Merger for their CFHC Options than the consideration they would have received had they exercised their CFHC Options immediately prior to the Effective Time.

Cash in Lieu of Fractional Shares

         No fractional shares of HUBCO Common Stock will be issued in exchange for any CFHC Common Stock or CFHC Options. Instead, holders of such CFHC Securities will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to each holder of CFHC Common Stock or CFHC Options will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest.

Stock Option to HUBCO for CFHC Shares

         HUBCO and CFHC entered into a Stock Option Agreement dated as of March 2, 1998 (the "Stock Option Agreement") in connection with the negotiation by HUBCO and CFHC of the Merger Agreement. Pursuant to the Stock Option Agreement, CFHC has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances (none of which has occurred as of the date hereof), to purchase up to 252,790 authorized but unissued shares of CFHC Common Stock, representing upon issuance approximately 19.5% of the shares of CFHC Common Stock, for an exercise price of $24.40 per share. HUBCO does not have any voting rights with respect to the shares of CFHC Common Stock subject to the Option prior to exercise of the Option. Acquisitions of CFHC Common Stock pursuant to exercise of the option would be subject to prior regulatory approval under certain circumstances.

         The Stock Option Agreement is attached to this Proxy Statement as Appendix B hereto. If certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of CFHC Common Stock received pursuant to the exercise of the Option if such shares of CFHC Common Stock were sold at prices exceeding $24.40 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 252,790 shares of CFHC Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of CFHC, even if such potential acquiror were prepared to pay a higher price per share for CFHC Common Stock, as it is likely to increase the cost of an acquisition of all of the shares of CFHC Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

         The Option is exercisable only upon the occurrence of a Triggering Event. As used in the Stock Option Agreement, the term "Triggering Event" means the occurrence of any of the following events:

         A person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO;

         a. acquires beneficial ownership (as such term is defined in Exchange Act Rule 13d-3) of a least 20% of the then outstanding shares of CFHC Common Stock; or

         b. enters into a letter of intent or an agreement, whether oral or written, with CFHC pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with CFHC, (ii) acquire all or a significant portion of the assets or liabilities of CFHC, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of CFHC Common Stock; or

         c. makes a filing with any bank regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, CFHC or any other business combination involving CFHC, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, a 20% or more of the outstanding shares of CFHC Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is defined in the Stock Option Agreement) at least 15 days prior to the meeting of shareholders of CFHC called to vote on the Merger and CFHC's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose; or

         d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, CFHC willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

         The term "Triggering Event" also means the taking of any material direct or indirect action by CFHC or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the CFHC Board of Directors, inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of CFHC Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of CFHC, or a sale of a significant number of shares of CFHC Common Stock or any significant portion of its assets or liabilities (any of the foregoing, an "Insider Action"); provided, that such Insider Action shall not constitute a Triggering Event if (i) promptly but in any event within 24 hours after the Insider Action occurs, CFHC so notifies HUBCO in a writing which describes the Insider Action in reasonable detail, (ii) promptly but in any event within 48 hours after HUBCO requests in writing, CFHC takes all actions which HUBCO reasonably requests in order to ameliorate any actual or potential negative effects of the Insider Action, and (iii) the Insider Action does not actually have an adverse effect on HUBCO or on the ability of HUBCO or CFHC to consummate the Merger or to do so in a timely manner.

         The Stock Option Agreement will terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event and the Merger Agreement has not been terminated by CFHC due to a material breach by HUBCO of a material covenant of the Merger Agreement applicable to HUBCO, the Stock Option Agreement will not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

Background of the Merger

         CFHC was formed in April 1991 to acquire 100% of the outstanding common stock of CNB and become a registered bank holding company. The years since its formation have been a period of substantial and rapid change in the financial services industry, characterized by regulatory change, capital and asset quality issues, intensifying competition and consolidation. During this period, the management and Board of Directors of CFHC have reviewed various strategies and have taken numerous steps to enhance shareholder value, including conducting a initial public offering in 1994, substantially expanding its branch network, maintaining asset quality and expanding and refining the products offered to customers.

         As part of its review of strategic alternatives to enhancing shareholder value, management and the Board of Directors of CFHC have considered, from time to time, the possible affiliation of CFHC with a larger financial institution. In January 1997, CFHC engaged Berwind to prepare and submit to CFHC Berwind's analysis of the current merger and acquisition market and CFHC's relative financial performance. As a result of such analysis, CFHC's Board of Directors determined that an affiliation with another financial institution at that time would not provide sufficient value to CFHC or its shareholders, and that to maintain CFHC's then current course of independence and continue with CNB's branch expansion were in the best interests of CFHC and its shareholders.

         During the remainder of 1997, the banking industry in general experienced a significant increase in stock prices spurred partly by increased merger and acquisition activity. In addition, the recent consolidation of banks in CNB's market area had strengthened CNB's competitors, thereby intensifying competitive pressures As a result, in November 1997, the Board of Directors, after consultation with Berwind, determined that it would be in CFHC's best interests for Berwind to conduct again a similar analysis. On the basis of the results of that analysis, Berwind was authorized by the Board of Directors to contact a limited number of qualified prospects to determine their interest in a business combination with CFHC. Berwind prepared a confidential information brochure and contacted certain potential acquirors, including HUBCO. Twelve financial institutions expressed some interest in CFHC. This process resulted in four written expressions of interest being presented to CFHC's Board of Directors, including the proposal from HUBCO. On February 4, 1998, a special committee of the Board of Directors met and preliminarily decided that HUBCO's and one other expression of interest were eligible for further consideration and qualification. The committee rejected the other two expressions of interest because the price and other terms were less favorable.

         Onsite due diligence was performed by HUBCO and the other interested party during the week of February 9, 1998. HUBCO and HUB made a definitive offer to acquire CFHC and CNB on February 13, 1998. CFHC elected to pursue HUBCO's offer over the other expression of interest and the parties proceeded with the negotiation of a definitive agreement. A definitive agreement was executed on March 2, 1998 among HUBCO, CFHC, HUB and CNB.

CFHC Board's Reasons for the Merger and Recommendation

         In determining to accept the offer from HUBCO and enter into the Merger Agreement, CFHC's Board of Directors considered a number of factors, including the following: (i) the financial condition, operating results, and future prospects of HUBCO and CFHC; (ii) pro forma financial information giving effect to the completion of the Merger including, among other things, pro forma book value, earnings and dividends per share; (iii) a comparison of the price being paid in the Merger to the prices paid in other comparable bank mergers based, among other things, on multiples of earnings and book value; (iv) the tax free nature of the transaction to CFHC's shareholders to the extent that they receive HUBCO Common Stock (see, generally, "Federal Income Tax Consequences"); (v) the historical trading prices for HUBCO Common Stock and CFHC Common Stock; (vi) the fixed Exchange Ratio, the potential for appreciation in the market value of the HUBCO Common Stock and the effect of any such appreciation prior to the Effective Time on the consideration to be received by CFHC shareholders in the Merger; (vii) CFHC's alternatives to the Merger, including the written proposals of the other three institutions which had expressed an interest in an acquisition of CFHC; (viii) operational, management, stock price history, dividend history and post acquisition policies of the four companies expressing an interest in acquiring CFHC, including customary statistical measurements of the financial performance and strength of each such entity; (ix) the absence of any geographic overlap of the respective market areas of HUBCO and CFHC, and the resulting likelihood of greater dependence by HUBCO on the management and employees of CNB, which would lead to a greater number of jobs being preserved for CNB's employees and would allow CNB's plan for growth in southern New Jersey to continue through the New Division; (x) the results of Berwind's efforts to locate entities interested in a business combination transaction with CFHC; (xi) the financial aspects of each written indication of interest, including comparative exchange ratios or proposed price levels, dividend levels, liquidity and trading characteristics of each entity's stock; (xii) the provisions of the Merger Agreement allowing CFHC to terminate the Merger Agreement upon the occurrence of certain events, including a Termination Event, or if certain conditions are not satisfied (see "Consideration; Median Pre-Closing Price; Determination Date," "Conditions to the Merger" and "Amendments; Termination");
(xiii) HUBCO's agreement to operate the business of CNB as the New Division under the name "Community National Division of Hudson United Bank" or another similar name agreed to by HUBCO and CFHC; (xiv) the provisions of the Merger Agreement allowing CFHC to respond to unsolicited inquiries from third parties regarding a business combination with CFHC, if the fiduciary duty of its Board of Directors legally requires it to do so (see "Conduct of Business Pending the Merger"); (xv) HUBCO's agreement to provide specified severance payments to employees of CFHC and CNB whose employment is not continued following the Merger, in accordance with the severance policy of CNB; (xvi) CNB's ability to maintain community representation in the local market after the Merger through the creation of an advisory board for the New Division; and (xvii) CFHC's view that consolidation in the financial services industry is likely to continue.

         The Board of Directors also took into account that CFHC shareholders would have the opportunity to participate in the future growth of HUBCO by obtaining HUBCO Common Stock in the Merger. The Board noted that, after the Merger, CFHC, as part of an interstate bank holding company of greater size and resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. The Board of Directors of CFHC believes that the Merger will result in a stronger and more effective competitor in CFHC's markets, better able to compete effectively in the rapidly changing marketplace for banking and financial services, and to take advantage of opportunities that might not be available to CFHC on its own. CFHC's Board of Directors believes that the Merger will provide CFHC's customers with a broader range of products and services, as well as greater convenience, and will provide its shareholders with a more liquid investment.

         The foregoing does not purport to be a complete list of the matters considered by CFHC's Board of Directors in approving the Merger. In approving the Merger, the Board did not identify any one factor or group of factors as being more significant than any other factor in the decision making process. Individual directors, however, may have given one or more factors more weight than other factors. The emphasis of the Board's discussions in considering the transaction was on the financial aspects of the transaction, including the consideration to be paid to CFHC's shareholders in the Merger and the pro forma combined financial information of the two companies.

         The Board of Directors of CFHC believes that the terms of the Merger are fair and in the best interest of CFHC and its shareholders, and has unanimously approved the Merger Agreement. The Board of Directors of CFHC unanimously recommends that the shareholders of CFHC approve the Merger Agreement.

HUBCO's Reasons for the Merger

         HUBCO entered into the Merger Agreement with CFHC as part of HUBCO's ongoing strategy of growth through acquisitions.

         HUBCO's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to HUBCO's, which operate in markets that are geographically within or close to those of HUBCO, and which provide an ability to enhance earnings per share over an acceptable period after the acquisition, while providing acceptable rates of return. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies and management abilities.

         Pursuant to this acquisition strategy, HUBCO has pursued acquisitions of financial institutions in New Jersey and in other states which are geographically close to HUBCO's current markets and which otherwise meet HUBCO's acquisition goals. HUBCO's expressions of interest in, and merger with CFHC are consistent with this strategy.

Interests of Certain Persons in the Merger

         In considering the recommendation of the CFHC Board of Directors with respect to the Merger, holders of CFHC Common Stock should be aware that certain members of the Board of Directors and management of CFHC have certain interests in the Merger in addition to their interests generally as shareholders of CFHC. All of such additional interests are described below, to the extent material, and except as described below such persons have, to the best knowledge of CFHC, no material interest in the Merger apart from those of stockholders generally. The CFHC Board of Directors was aware of these interests of its directors and officers and considered them, among other matters, in making its decision to approve the Merger Agreement and the transactions contemplated thereby.

         Board and Advisory Board Membership

         The Merger Agreement provides that HUBCO will cause Robert T. Pluese, Chairman of the Board of CFHC, to be appointed to the Board of Directors of the Surviving Bank. Furthermore, each director of CNB will be appointed as a member of an advisory board of the New Division for a period of three years and each such member will receive fees for service on the advisory board equal to $4,500 annually.

         Executive Appointments

         At the Effective Time, HUBCO will cause Gerard M. Banmiller, President of CFHC, to be appointed to serve as the Regional President of the New Division.

         Indemnification

         In the Merger Agreement, HUBCO has agreed to indemnify, defend and hold harmless each person who is, has been, or becomes prior to the Effective Time, a director, officer, employee or agent of CFHC, or who serves or has served at the request of CFHC in any capacity with any other entity (collectively, the "Indemnitees"), to the fullest extent which CFHC would have been permitted under applicable law and CFHC's Certificate of Incorporation and By-laws had the Merger not occurred, with respect to any claims made against such person because he or she is or was a director, officer, employee or agent of CFHC or serves or has served at the request of CFHC in any capacity with any other entity. In the Merger Agreement, HUBCO has also agreed to cover CFHC's officers and directors under either an extension of CFHC's existing directors' and officers' liability insurance policy or a rider to HUBCO's then current policy for a period of at least six years after the Effective Time.

         Stock Options

         The directors and executive officers of CFHC own approximately 164,500 shares of CFHC Common Stock and options to purchase an additional 234,142 shares. Each option to purchase CFHC Common Stock outstanding at the Effective Time will be converted into shares of HUBCO Common Stock in the manner described under "Conversion of CFHC Options."

         Agreements With Officers

         Gerard M. Banmiller, President of CFHC and President and Chief Executive Officer of CNB, has an employment agreement with CFHC. The Agreement provides, among other things, that in the event that Mr. Banmiller's employment is terminated (other than for cause) following a sale of CFHC (such as the Merger), Mr. Banmiller is entitled to receive a lump sum payment in the amount equal to the sum of (i) his base salary which would otherwise have been payable for the remainder of the calendar year in which the termination occurs, plus
(ii) his base salary for the following calendar year. For example, if a sale of CFHC had occurred and Mr. Banmiller's employment was terminated as of March 31, 1998, Mr. Banmiller would have been entitled to receive a total of approximately $252,000 under his agreement.

         Kevin L. Kutcher, Executive Vice President, Treasurer and Secretary of CFHC and Executive Vice President and Chief Operating Officer of CNB, and two other officers of CNB are each a party to Severance Compensation Agreements with CFHC. Under such agreements, in the event of a change in control of CFHC or the Bank (such as the Merger), each such officer is entitled to receive monthly 1/12 of his annual base salary in effect on the effective day of the change in control, which payments continue for the remainder of the calendar year in which the termination occurs and for the following calendar year. However, such officer's right to such payments terminates upon the termination of his employment for cause or voluntarily, or his acceptance of employment with a bank or other financial institution (including the acquiror) in a capacity and with compensation commensurate with his position and base salary at the time of the change in control. For example, if a change in control had occurred and the employment of Mr. Kutcher and the other two officers was terminated as of March 31, 1998 other than for cause or voluntarily, and such officers did not accept employment with a bank or other financial institution (including HUB) in a capacity and with compensation commensurate with their respective positions and base salaries at the time of the change of control, such officers would have been entitled to receive, in the aggregate, approximately $474,000 under their agreements.

Opinion of CFHC's Independent Financial Advisor

         CFHC retained Berwind to act as is financial advisor and to render a fairness opinion in connection with the Merger. Berwind rendered its opinion to the Board of Directors of CFHC that, based upon and subject to the various considerations set forth therein, as of, March 2, 1998 (the "March Opinion"), and as of the date of this Proxy Statement-Prospectus (the "Proxy Opinion"), the consideration to be received in the Merger is fair, from a financial point of view, to the holders of CFHC Common Stock.

         The full text of the Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Exhibit C to this Proxy Statement-Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Proxy Statement-Prospectus. The summary of the opinion of Berwind set forth herein is qualified in its entirety by reference to the full text of such opinion attached as Exhibit C to this Proxy Statement-Prospectus.

         Berwind was selected by the Board of Directors to act as CFHC's financial advisor in connection with the Merger based upon its qualifications, expertise and experience. Berwind has knowledge of, and experience with, New Jersey and surrounding banking markets as well as banking organizations operating in those markets and was selected by CFHC because of its knowledge of, experience with, and reputation in the financial services industry. Berwind, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions.

         On March 2, 1998, CFHC's Board of Directors approved and executed the Merger Agreement. Prior to such approval, Berwind delivered its March Opinion to CFHC's Board stating that, as of such date, the consideration to be received in the Merger was fair to the shareholders of CFHC from a financial point of view. Berwind reached the same opinion as of the date of its Proxy Opinion. The full text of the Proxy Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Exhibit C to this Proxy Statement-Prospectus. No limitations were imposed by CFHC's Board of Directors upon Berwind with respect to the investigations made or procedures followed by Berwind in rendering the March Opinion or the Proxy Opinion.

         In rendering its Proxy Opinion, Berwind: (i) reviewed the historical financial performances, current financial positions and general prospects of CFHC and HUBCO; (ii) reviewed the Merger Agreement; (iii) reviewed and analyzed the stock market performance of CFHC and HUBCO; (iv) studied and analyzed the consolidated financial and operating data of CFHC and HUBCO; (v) considered the terms and conditions of the proposed Merger as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions;
(vi) met and/or communicated with certain members of CFHC's and HUBCO's senior management to discuss their respective operations, historical financial statements, and future prospects; (vii) reviewed this Proxy Statement-Prospectus, and (viii) conducted such other financial analyses, studies and investigations as Berwind deemed appropriate.

         In delivering its March Opinion and Proxy Opinion, Berwind assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Merger, no restriction will be imposed on HUBCO or CFHC that would have a material adverse effect on the contemplated benefits of the Merger. Berwind also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of HUBCO after the Merger.

         Berwind relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to CFHC's financial forecasts reviewed by Berwind in rendering its opinions, Berwind assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CFHC as to the future financial performance of CFHC. Berwind did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of CFHC or HUBCO nor was it furnished with any such appraisal. Berwind also did not independently verify and has relied on and assumed that all allowances for loan and lease losses set forth in the balance sheets of CFHC and HUBCO were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

         The following is a summary of selected analyses prepared by Berwind and presented to CFHC's Board in connection with the March Opinion and analyzed by Berwind in connection with the March and Proxy Opinions. In connection with delivering its Proxy Opinion, Berwind updated these analyses to reflect current market conditions and events occurring since the date of the March Opinion. Such reviews and updates led Berwind to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the March Opinion.

         Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind compared selected financial and operating data for CFHC with those of a peer group of selected banks and bank holding companies of comparable asset size as of the most recent financial period publicly available, headquartered in New Jersey and Pennsylvania. Financial data and operating ratios compared in the analysis of the CFHC peer group included but were not limited to: return on average assets, return on average shareholders' equity, shareholders' equity to assets ratio and certain asset quality ratios.

         Berwind also compared selected financial, operating and stock market data for HUBCO with those of a peer group of selected bank holding companies of comparable asset size as of the most recent period publicly available, headquartered in New Jersey, Pennsylvania, Maryland and New York. Financial, operating and stock market data, ratios and multiples compared in the analysis of the HUBCO peer group included but were not limited to: return on average assets, return on average shareholders' equity, shareholders' equity to asset ratios, certain asset quality ratios, price to book value, price to tangible book value, price to earnings (latest twelve months) and dividend yield.

         Berwind also compared the multiples of book value, tangible book value and latest twelve months' earnings inherent to the Merger with the multiples paid in recent acquisitions of banks and bank holding companies that Berwind deemed comparable. The transactions deemed comparable by Berwind included both interstate and intrastate acquisitions announced during the twelve month period ended as of the date of its Proxy Opinion, in which the selling institution's assets were between $100 million and $300 million as of the most recent period publicly available prior to announcement. Berwind analyzed this data in two groups: a national group and a performance group. In addition, Berwind compared both interstate and intrastate acquisitions announced during the twelve month period ended as of the date of its Proxy Opinion, in which the selling institution was located in New Jersey and Pennsylvania and its assets were between $50 million and $300 million prior to announcement. No company or transaction, however, used in this analysis is identical to CFHC, HUBCO or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

         Discounted Dividend Analyses. Using discounted dividend analyses, Berwind estimated the present value of CFHC's Common Stock after a five year period by applying a range of earnings multiples to CFHC's terminal year earnings under various growth assumptions. The range of multiples used reflected a variety of scenarios regarding the growth and profitability prospects of CFHC. The terminal values were then discounted to present value using discount rates, reflecting different assumptions regarding the rates of return required by holders or prospective buyers of CFHC's Common Stock.

         Pro Forma Contribution Analysis. Berwind analyzed the changes in the amount of earnings, book value and dividends represented by one share of CFHC stock prior to the Merger and the number of shares of HUBCO stock after the Merger resulting from the Exchange Ratio. The analysis considered, among other things, the changes that the Merger would cause to CFHC's earnings per share, book value per share and indicated dividends. In reviewing the pro forma combined earnings, equity and assets of HUBCO based on the Merger with CFHC, Berwind analyzed the contribution that CFHC would have made to the combined company's earnings, equity and assets as of and for the most recent quarterly period ended prior to the date of the Proxy Opinion. Berwind also reviewed the percentage ownership that CFHC shareholders would hold in the combined company.

         In connection with rendering its March Opinion and Proxy Opinion, Berwind performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the consideration to be paid in the Merger was to some extent a subjective one based on the experience and judgment of Berwind and not merely the result of mathematical analysis of financial data, Berwind principally relied on the previously discussed financial valuation methodologies in its determination. Berwind believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Berwind without considering all such analyses and factors could create an incomplete view of the process underlying Berwind's opinions. In its analysis, Berwind made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond CFHC's and HUBCO's control. Any estimates contained in Berwind's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

         In reaching its opinion as to fairness, none of the analyses performed by Berwind was assigned a greater or lesser weighting by Berwind than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind reached the conclusion, and opined, that the consideration to be received in the Merger as set forth in the Agreement, is fair from a financial point of view to CFHC and its shareholders.

         Berwind's Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Berwind has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date thereof.

         Pursuant to the terms of the engagement letter dated January 20, 1997 (the "Engagement Letter"), CFHC has agreed to pay Berwind $339,061 upon the consummation of the Merger for acting as financial advisor in connection with the Merger including delivering its March and Proxy Opinions. This fee was determined by negotiation between CFHC and Berwind. Berwind is also entitled to be reimbursed for its reasonable out-of-pocket expenses incurred in providing services pursuant to the Engagement Letter (such expenses not to exceed $3,000). Whether or not the Merger is consummated, CFHC has also agreed to indemnify Berwind and certain related persons against certain liabilities relating to or arising out of its engagement.
         Pursuant to the Engagement Letter, in early 1997 Berwind prepared and submitted to CFHC its analysis of the then current merger and acquisition market and of CFHC's relative financial performance. Berwind was paid a negotiated fee of $7,500 for such services. Except for the foregoing, Berwind has not had any material relationship with CFHC or any of its affiliates during the past two years.

         The full text of the Proxy Opinion of Berwind dated as of the date of this Proxy Statement-Prospectus, which sets forth assumptions made and matters considered, is attached hereto as Exhibit C. CFHC's shareholders are urged to read the Proxy Opinion in its entirety. Berwind's Proxy Opinion is directed only to the financial consideration to be received by CFHC's shareholders in the Merger and does not constitute a recommendation to any holder of CFHC Common Stock as to how such holder should vote at the CFHC Special Meeting.

         THE FOREGOING PROVIDES ONLY A SUMMARY OF THE PROXY OPINION OF BERWIND AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION, WHICH IS SET FORTH IN EXHIBIT C TO THIS PROXY STATEMENT-PROSPECTUS.

Resale Considerations With Respect to the HUBCO Common Stock

         The shares of HUBCO Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of CFHC, who may be deemed to be "affiliates" of CFHC under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of HUBCO Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the HUBCO Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of CFHC have delivered letters to HUBCO in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any CFHC Common Stock owned by them and any HUBCO Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling-of-interests, such persons have agreed not to transfer the shares during the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of HUBCO and CFHC have been published or filed by HUBCO. Also, in connection with the pooling-of-interests rules, such persons have agreed not to transfer their CFHC Common Stock in the period prior to 30 days before the Effective Time without giving HUBCO advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring HUBCO Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of HUBCO Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of HUBCO have also delivered letters to HUBCO in which they have agreed not to transfer HUBCO Common Stock beneficially owned by them in violation of the pooling-of-interests restrictions set forth above.

Conditions to the Merger

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of CFHC Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of HUBCO Common Stock to be issued to CFHC shareholders, and the qualification of the issuance of HUBCO Common Stock in every state where such qualification is required under applicable state securities laws; (iv) the absence of any litigation that would restrain or prohibit the consummation of the Merger; (v) receipt by HUBCO of an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, and the receipt by CFHC of an opinion of Stevens & Lee, counsel to CFHC, in each case to the effect that the exchange of CFHC Common Stock for HUBCO Common Stock is a tax-free reorganization within the meaning of Section 368 of the Code. See "-- Federal Income Tax Consequences", and (vi) the receipt by HUBCO of a letter from HUBCO's independent accountants that the Merger will qualify to be treated by HUBCO as a pooling of interests for accounting purposes.

         The obligation of HUBCO to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of CFHC contained in the Merger Agreement;
(ii) the performance by CFHC, in all material respects, of all its obligations under the Merger Agreement; and (iii) receipt of an opinion from Stevens & Lee, counsel to CFHC, as to certain matters.

         The obligation of CFHC to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of HUBCO contained in the Merger Agreement; (ii) the performance by HUBCO, in all material respects, of all its obligations under the Merger Agreement; (iii) receipt of Berwind's fairness opinion; (iv) receipt of an opinion from Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, as to certain matters; and (vi) the appointment of Robert T. Pluese, Chairman of the Board of CFHC, to the Board of Directors of the Surviving Bank and the appointment of Gerard M. Banmiller, President of CFHC, as Regional President of the New Division.

Conduct of Business Pending the Merger

         The Merger Agreement requires CFHC to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent business practices, except as permitted under the Merger Agreement or with the written consent of HUBCO (which will not be unreasonably withheld). Under the Merger Agreement, CFHC has agreed not to take certain actions without the prior written consent of HUBCO or unless permitted by the Merger Agreement, including, among other things, the following: (a) change any provision of its Certificate of Incorporation or By-laws; (b) change the number of shares of its authorized or issued capital stock, grant any option or similar right relating to its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that CFHC may pay dividends on the CFHC Common Stock in a quarterly amount equal to $0.14 per share; (c) grant any severance or termination pay (other than pursuant to written policies or contracts of CFHC in effect on the date of the Merger Agreement and disclosed to HUBCO) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees, or adopt any new employee benefit plan or arrangement or award an increase in compensation or benefits, except in each case as disclosed to HUBCO prior to execution of the Merger Agreement; (d) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon its business; (e) except for reasonable capital expenditures in connection with the establishment of its branch in Medford, New Jersey and other capital expenditures not to exceed $25,000 in the aggregate, make any capital expenditures other than pursuant to binding commitments existing on the date of the Merger Agreement, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO; (f) file any applications or make any contracts with respect to branching or site location or relocation; (g) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any investments in securities other than, investments in government or agency bonds having a maturity of less than five years; (h) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities; (i) take any action that would result in any of CFHC's representations or warranties being untrue or incorrect at the Effective Time in any material respect or that would cause any of its conditions to closing not to be satisfied; (j) without first conferring with HUBCO, make or commit to make any new loan or other extension or credit in excess of $500,000 or renew for a period greater than one year any existing loan in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any existing borrower or affiliated group; or (k) agree to do any of the foregoing.

         Under the Merger Agreement, CFHC cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger, sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions (an "Acquisition Transaction"). Notwithstanding the foregoing, (i) CFHC may respond to inquiries from holders of CFHC Common Stock in the ordinary course of business and (ii) CFHC may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of CFHC, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. CFHC has agreed to promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

Representations, Warranties and Covenants

         The Merger Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of HUBCO and CFHC; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement, no conflict between the Merger Agreement and each party's governing documents and material contracts, required governmental consents and approvals and related matters; (d) financial statements and other documents filed by each of HUBCO and CFHC with the SEC, and the accuracy of information contained therein; (e) the accuracy of information supplied by each of HUBCO and CFHC in connection with the Registration Statement and this Proxy Statement; (f) compliance with applicable laws; (g) the absence of material litigation; (h) filing of tax returns and payment of taxes; (i) matters relating to certain material contracts; (j) director and officer contracts and payments thereunder, and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) insurance matters; (l) certain bank regulatory matters; (m) absence of certain material changes or events from December 31, 1997; (n) the absence of actions that would prevent there being a tax-free reorganization or the use of the "pooling-of-interests" method to account for the Merger; (o) title to properties; (p) the adequacy of loan loss reserves; (q) environmental compliance; (r) brokers' and finders' fees; (s) cooperation on applications and filings; (t) the accuracy of all minute books; (u) the absence of an agreement with bank regulators which restricts materially the conduct of HUBCO's or CFHC's business or that of their respective subsidiaries; (v) Year 2000 compliance; and
(w) matters relating to the HUBCO Common Stock to be issued in the Merger.

Regulatory Approvals


         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. In order to consummate the Merger and the Bank Merger, HUBCO must obtain regulatory approvals from the FDIC and the NJDOB and an approval or waiver from the Federal Reserve Board ("FRB"). HUBCO has obtained a waiver from FRB, HUBCO has applied to the FDIC for approval to merge CNB into HUB and has applied to the NJDOB for approval of the acquisition of CNB. While HUBCO and CFHC anticipate receiving such approvals, there can be no assurance that the approvals will be granted on a timely basis, or that they will be granted without conditions unacceptable to HUBCO or CFHC. Approval by the FRB, FDIC or the NJDOB does not constitute an endorsement of the Merger or the Bank Merger or a determination that the terms of the Merger or Bank Merger are fair to the shareholders of CFHC or HUBCO.



Management and Operations After the Merger

         At the Effective Time, as a result of the Merger, CFHC will be merged with and into HUBCO, with HUBCO as the Surviving Entity. Immediately following the Effective Time, CNB will be merged with and into HUB, with HUB as the Surviving Bank, with the business of CNB operated as the New Division of the Surviving Bank named "Community National Division of Hudson United Bank" or another similar name agreed to by HUBCO and CFHC.

         The Merger Agreement provides that HUBCO will cause Robert T. Pluese to be appointed to the Board of Directors of the Surviving Bank and Gerard M. Banmiller to be appointed as Regional President of the New Division. The Merger Agreement further provides that the Board of Directors of HUBCO and of HUB will serve as the Board of Directors of the Surviving Entity and Surviving Bank, respectively, and that each director of CNB will be appointed as a member of an advisory board of the New Division for a period of three years.

Exchange of Certificates, Issuance of HUBCO Common Stock for CFHC Options

         At the Effective Time, holders of certificates formerly representing shares of CFHC Common Stock will cease to have any rights as CFHC shareholders and their certificates automatically will represent the shares of HUBCO Common Stock into which their shares of CFHC Common Stock will have been converted by the Merger. Promptly after the Effective Time, but in no event later than five days after the Effective Time, HUBCO will send written instructions and a letter of transmittal to each holder of CFHC Common Stock, indicating the method for exchanging their stock certificates for certificates representing shares of HUBCO Common Stock. Holders of CFHC Common Stock should not send in their stock certificates until they receive instructions from HUBCO.

         Each share of HUBCO Common Stock for which shares of CFHC Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, holders of CFHC Common Stock who receive HUBCO Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of such HUBCO Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of HUBCO Common Stock until the certificate or certificates formerly representing shares of CFHC Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of HUBCO Common Stock will be paid without interest. See "-- Consideration".

         Holders of outstanding certificates for CFHC Common Stock, upon proper surrender of such certificates to HUBCO, will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Common Stock into which the shares of CFHC Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate, each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the shareholder may be entitled.

         As discussed above under the caption "Conversion of CFHC Options," holders of CFHC Options will receive shares of HUBCO Common Stock in exchange for their CFHC Options.

Amendments; Termination

         The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of HUBCO and CFHC at any time prior to the Effective Time. However, after approval of the Merger Agreement by the shareholders of CFHC, no amendment can be made which reduces the amount or changes the form of consideration to be delivered to the shareholders of CFHC without the approval of such shareholders.

         The Merger Agreement may be terminated by the mutual consent of CFHC and HUBCO. The Merger Agreement may also be terminated by CFHC or HUBCO if, among other things, (i) the Effective Time has not occurred on or before September 30, 1998 (the "Cutoff Date") unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement; (ii) a vote of the shareholders of CFHC to approve the Merger Agreement is taken and such shareholders fail to approve the Merger Agreement at their meeting; or (iii) any regulatory approvals necessary to consummate the transaction have been denied or withdrawn at the request of the regulatory agency or such approval is given with conditions which would have a material adverse effect on HUBCO (but then only by HUBCO).

         HUBCO may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of CFHC and CNB, taken as a whole, from that disclosed by CFHC to HUBCO in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (except for changes resulting from (x) changes in interest rates and economic conditions affecting banking institutions generally, (y) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, and (z) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies), or CFHC breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by CFHC of a notice of breach. HUBCO may also terminate the Merger Agreement if the conditions to HUBCO's obligations under the Merger Agreement are not satisfied and are not capable of being satisfied by the Cutoff Date.

         CFHC may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole from that disclosed by HUBCO in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (except for the effects of HUBCO's previously announced acquisitions of PFC, MSB, TBOS, SNB or the 22 branches from First Union National Bank and changes resulting from
(x) changes in interest rates and economic conditions affecting banking institutions generally, (y) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, and (z) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies), or if HUBCO breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by HUBCO of a notice of breach, or if CFHC's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval was necessary in the exercise of its fiduciary obligations under applicable laws. CFHC may also terminate the Merger Agreement if the conditions to CFHC's obligations under the Merger Agreement are not satisfied and are not capable of being satisfied by the Cutoff Date.

         In addition, the Merger Agreement may be terminated by CFHC upon the occurrence of a Termination Event, as described above under the caption "THE PROPOSED MERGER -- Consideration; Median Pre-Closing Price; Determination Date."

         If the Merger Agreement is terminated, the transactions contemplated thereby will be abandoned without further action by any party, each party will bear its own expenses (except for CFHC's expenses incurred in connection with HUBCO's other acquisitions and the printing expenses for this Proxy Statement-Prospectus, which will be paid by HUBCO) and each party will retain all rights and remedies it may have at law or equity under the Merger Agreement.

Accounting Treatment of the Merger

         The Merger is expected to be accounted for by HUBCO under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Each of HUBCO's and CFHC's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from its independent public accountants, Arthur Andersen LLP, that the Merger will be so treated. As required by generally accepted accounting principles, under pooling-of-interests accounting, as of the Effective Time the assets and liabilities of CFHC would be added to those of HUBCO at their recorded book values and the stockholders' equity accounts of HUBCO and CFHC would be combined on HUBCO's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of HUBCO issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of HUBCO and CFHC as if the Merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this Proxy Statement has been prepared using the pooling-of-interests accounting basis to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION".

Federal Income Tax Consequences

         The following is a discussion of certain federal income tax consequences of the Merger but is not intended to be a complete description of such consequences. The discussion is included for general information purposes only and may not apply to special situations, such as CFHC shareholders, if any, who received HUBCO Common Stock upon the exercise of employee stock options of otherwise as compensation, that hold CFHC Common Stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons, and does not discuss any aspects of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the Merger.


         As an exhibit to the Registration Statement of which this Proxy Statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, have advised HUBCO and CFHC in an opinion dated on or about the date of this Proxy Statement that:



         (i) No gain or loss will be recognized for federal income tax purposes by CFHC shareholders upon the exchange in the Merger of shares of CFHC Common Stock solely for HUBCO Common Stock (except with respect to cash received in lieu of a fractional share interest in HUBCO Common Stock).

         (ii) The basis of HUBCO Common Stock received in the Merger by CFHC shareholders (including the basis of any fractional share interest in HUBCO Common Stock) will be the same as the basis of the shares of CFHC Common Stock surrendered in exchange therefore.

         (iii) The holding period of HUBCO Common Stock (including the holding period of any fractional share interest in HUBCO Common Stock) will include the holding period during which the shares of CFHC Common Stock surrendered in exchange therefore were held by the CFHC stockholder, provided such shares of CFHC Common Stock were held as capital assets.

         (iv) Cash received by a holder of CFHC Common Stock in lieu of a fractional share interest in HUBCO Common Stock will be treated as received for such fractional share interest, and, provided the fractional share would have constituted a capital asset in hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in CFHC Common Stock allocable to the fractional share interest.

         Consummation of the Merger is conditioned, among other things, on receipt by each of HUBCO and CFHC of an opinion of their respective counsel, dated the Effective Time, to the effect that, as of such date, the (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by CFHC; (iii) no gain or loss will be recognized by the holders of CFHC Common Stock upon the exchange of CFHC Common Stock solely for HUBCO Common Stock; (iv) the tax basis of any HUBCO Common Stock received in exchange for CFHC Common Stock shall equal the basis of the recipient's CFHC Common Stock surrendered on the exchange; and (v) the holding period for any HUBCO Common Stock received in exchange for CFHC Common Stock will include the period during which CFHC Common Stock surrendered on the exchange was held, provided such stock was held as a capital assets on the date of the exchange. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue, Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected herein or that the positions herein will be upheld by the courts if challenged by the Internal Revenue Service. While HUBCO and CFHC have the contractual right to waive this condition to closing, neither will do so, and the Merger will not take place if the opinions are not obtained.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of CFHC and HUBCO.

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF CFHC COMMON STOCK, AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS

         Consequences of Receipt of Cash in Lieu of Fractional Shares. Cash received by an CFHC shareholder in lieu of any fractional share interest will be treated as having been received as a payment in redemption of such fractional share interest as if a fractional share of HUBCO Common Stock had been issued in the Merger and then redeemed by HUBCO, and, provided the fractional share would have constituted a capital asset in the hands of such shareholder, the shareholder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in CFHC Common Stock allocable to the fractional share interest.

         Basis of HUBCO Common Stock. The basis of HUBCO Common Stock received by an CFHC shareholder who receives solely HUBCO Common Stock will be the same as the basis of such shareholder's CFHC Common Stock surrendered in exchange therefor.

         Holding Period. The holding period of shares of HUBCO Common Stock received in the Merger by holders of CFHC Common Stock will include the period during which such shares of CFHC Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of CFHC Common Stock were held as capital assets.

No Dissenters' Rights

         Under the NJBCA, holders of CFHC Common Stock do not have dissenters' rights of appraisal in connection with the Merger.

                             THE ADDITIONAL PROPOSAL

         The CFHC Board is not aware of any other business that may properly come before the Meeting. The CFHC Board seeks the authorization of the CFHC shareholders to direct the vote of the proxies if matters incident to the conduct of the Meeting properly come before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Meeting to constitute a quorum or approve the Merger Agreement. As to all such matters, the CFHC Board intends to direct the voting of such shares in the manner determined by the Board of Directors in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of CFHC, and its shareholders, taken as a whole.

         If it is necessary to adjourn the Meeting, no notice of the time and place of the adjourned Meeting is required to be given to shareholders other than an announcement of such time and place at the Meeting. Only proxies marked "FOR" this proposal will be voted for adjournment, if such vote is necessary.

         THE CFHC BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE "FOR" THE ADDITIONAL PROPOSAL, AUTHORIZING ITS BOARD OF DIRECTORS TO DIRECT THE VOTE OF THE PROXIES UPON SUCH OTHER MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AS MAY PROPERLY COME BEFORE SUCH MEETING, INCLUDING WITHOUT LIMITATION, A MOTION TO ADJOURN SUCH MEETING.

                         PRO FORMA FINANCIAL INFORMATION

              Pro Forma Unaudited Combined Condensed Balance Sheet
                                of HUBCO and CFHC


         The following pro forma unaudited combined condensed balance sheet combines the historical consolidated balance sheets of HUBCO (restated and adjusted as described below) and CFHC giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had been effective on March 31, 1998 and the pro forma adjustments described in the notes to pro forma financial information. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and which were accounted for as pooling of interests. The information set forth below should be read in conjunction with the historical consolidated financial statements of HUBCO and CFHC, including the respective notes thereto, as well as the historical and pro forma information for PFC and MSB, which are incorporated by reference in this Proxy Statement-Prospectus. The information for the three months ended March 31, 1998 is based on the respective historical unaudited financial statements of HUBCO (restated and adjusted) and CFHC. The pro forma financial information does not give effect to anticipated cost savings net of expected Merger related expenses and restructuring charges. The pro forma financial statements of HUBCO included in this Proxy Statement-Prospectus are not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Offering and do not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which either have been or will be incurred in connection with the Merger and the Recently Completed Acquisitions and Pending Acquisitions


Pro forma Unaudited Combined Condensed Balance Sheet
As of March 31, 1998
(Dollars in thousands, except per share data)

                                                                                     Pro forma             Pro forma
                                                     HUBCO            CFHC          Adjustments            Combined
                                                  --------------------------------------------------------------------
Assets:
Cash and due from banks                         $     172,141       $  10,971       $      --           $    183,112
Federal funds sold                                    133,613          12,050                                145,663
Securities                                          1,207,264          43,148              --              1,250,412
Loans                                               2,903,001          90,706                              2,993,707
Less:  Allowance for loan losses                      (55,928)         (1,060)             --                (56,988)
                                                 -------------      ----------     -----------            -----------
     Total loans                                    2,847,073          89,646              --              2,936,719
                                                 -------------     -----------     -----------          -------------
Other assets                                          203,927           6,994                                210,921
Intangibles, net of amortization                       56,526              --                                 56,526
                                                 =============     ===========     ===========          =============
     Total Assets                                $  4,620,544      $  162,809      $       --           $  4,783,353
                                                 =============     ===========     ===========          =============

Liabilities and Stockholders' Equity
Deposits:
Noninterest bearing                              $    698,960      $   48,813       $      --           $    747,773
Interest bearing                                    3,038,457          99,830                              3,138,287
                                                 -------------     -----------     -----------          -------------
     Total Deposits                                 3,737,417         148,643                              3,886,060
                                                 -------------     -----------     -----------          -------------
Borrowings                                            260,708           1,612                                262,320
Other liabilities                                      59,024             816              --                 59,840
                                                 -------------     -----------     -----------          -------------
     Total Liabilities                              4,057,149         151,071              --              4,208,220
Subordinated debt                                     100,000              --                                100,000

Capital Trust Securities                               50,000              --                                 50,000

Stockholders' Equity:
Preferred stock                                            50              --              --                     50
Common stock                                           51,556           5,272          (3,789)                53,039
Additional paid in capital                            153,767           5,589           3,670                163,026
Retained earnings                                     112,763           1,008              --                113,771
Treasury Stock                                         (5,878)           (119)            119                 (5,878 )
Restricted Stock/ESOP and RRP shares                     (932)                             --                   (932 )
Unrealized gain (loss) on securities
  available for sale                                    2,069            (12)              --                  2,057
                                                 -------------     -----------     -----------          -------------
Total Stockholders' Equity                            313,395          11,738              --                325,133
                                                 =============     ===========     ===========          =============
Total Liabilities and Stockholders' Equity       $  4,520,544      $  162,809      $       --           $  4,683,353
                                                 =============     ===========     ===========          =============

Common shares outstanding (in thousands)               28,997           1,044                                 29,831
Book value per common share                      $      10.81      $    11.24       $                   $      10.90



See Notes to pro forma financial information.



Pro forma Unaudited Combined Condensed Balance Sheet
As of December 31, 1997
(Dollars in thousands, except per share data)


                                                                                       Pro forma         Pro forma
                                                     HUBCO             CFHC           Adjustments        Combined
                                                 --------------    --------------    --------------    --------------
Assets:
Cash and due from banks                          $   206,399        $   10,852       $        --       $   217,251
Federal funds sold                                   241,365             7,300                             248,665
Securities                                         1,211,317            37,909                --         1,249,226
Loans                                              2,926,459            88,520                           3,014,979
Less:  Allowance for loan losses                     (51,468)             (974)               --           (52,442)
                                                 ------------       -----------        ----------       -----------
     Total loans                                   2,874,991            87,546                --         2,962,537
                                                 ------------      ------------        ----------      ------------
Other assets                                         194,602             7,064                             201,666
Intangibles, net of amortization                      53,505                --                              53,505
                                                 ============      ============      ============      ============
     Total Assets                                  4,782,179           150,671       $        --         4,932,850
                                                 ============      ============      ============      ============

Liabilities and Stockholders' Equity
Deposits:
Noninterest bearing                              $   739,723        $   45,727       $        --        $  785,450
Interest bearing                                   2,992,010            91,030                --         3,083,040
                                                 ------------      ------------      ------------      ------------
     Total Deposits                                3,731,733           136,757                --         3,868,490
                                                 ------------      ------------      ------------      ------------
Borrowings                                           530,187             1,596                --           531,783
Other liabilities                                     59,149               734                --            59,883
                                                 ------------      ------------        ----------      ------------
     Total Liabilities                             4,321,069           139,087                --         4,460,156
Subordinated debt                                    100,000                --                             100,000
Capital Trust Securities                              50,000                --                              50,000
Stockholders' Equity:
Preferred stock                                          125                --                --               125
Common stock                                          51,459             5,190            (3,727)           52,922
Additional paid in capital                           154,770             5,514             3,608           163,892
Retained earnings                                    107,888               999                --           108,887
Treasury Stock                                        (5,878)             (119)              119            (5,878)
Restricted/BRP Stock and Unallocated shares
  held in ESOP, at cost                                 (668)               --                --              (668)
Unrealized gain on securities available for sale       3,414                --                --             3,414
                                                 ------------      ------------      ------------      ------------
Total Stockholders' Equity                           311,110            11,584                --           322,694
                                                 ============      ============      ============      ============
Total Liabilities and Stockholders' Equity       $ 4,782,179       $   150,671       $        --       $ 4,932,850
                                                 ============      ============      ============      ============

Common shares outstanding (in thousands)              28,706             1,028                              29,529

Book value per common share                      $     10.83       $     11.27       $                 $     10.92


See Notes to pro forma financial information.

           Pro Forma Unaudited Combined Condensed Statements of Income
                                of HUBCO and CFHC

         The following pro forma unaudited combined condensed statements of income combine the historical consolidated statements of income of HUBCO (restated and adjusted as described below) and CFHC giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had occurred on the first day of the applicable periods indicated herein, and the pro forma adjustments described in the notes to the pro forma combined financial statements. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and each of which were accounted for as a pooling of interests. The information set forth below should be read in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement-Prospectus. The pro forma financial information does not give effect to anticipated cost savings net of expected Merger related expenses and restructuring charges are not expected to be material and, therefore, the pro forma financial information does give effect to these items. Similarly, the pro forma financial information for the PFC and MSB mergers included in the HUBCO financial information also does not include anticipated cost savings net of expected merger related expenses and restructuring charges. The pro forma financial statements of HUBCO included in this Proxy Statement-Prospectus are not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Issuance and do not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as a pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which either have been or will be incurred in connection with the Merger and the Recently Completed Acquisitions and Pending Acquisitions.



Pro forma Unaudited Combined Condensed Statement of Income
For the Three Months Ended March 31, 1998
(Dollars  in thousands, except per share data)
                                                                                                              Pro forma
                                                       HUBCO                       CFHC                        Combined
                                                  -----------------         --------------------           -------------
Interest on loans                                    $  62,582                     $   1,883                 $  64,465
Interest on securities                                  17,900                           589                    18,489
Other interest income                                    1,664                           136                     1,800
                                                     ----------                    ----------                ----------
     Total Interest Income                              82,146                         2,608                    84,754
                                                     ----------                    ----------                ----------

Interest on deposits                                    26,711                           843                    27,554
Interest on borrowings                                   7,621                            21                     7,642
                                                     ----------                    ----------                ----------
     Total Interest Expense                             34,332                           864                    35,196
                                                     ----------                    ----------                ----------

Net Interest Income before
     provision for loan losses                          47,814                         1,744                    49,558

                                                     ----------                    ----------                ----------
Provision for possible loan losses                       6,113                           105                     6,218
                                                     ----------                    ----------                ----------
Net Interest Income after
     provision for loan loss                            41,701                         1,639                    43,340
Noninterest income                                      12,495                           448                    12,943
Noninterest expenses                                    37,940                         1,878                    39,818
                                                     ----------                    ----------                ----------
Income before income taxes                              16,256                           209                    16,465
Income tax provision                                     5,671                            43                     5,714
                                                     ----------                    ----------                ----------
     Net Income                                      $  10,585                     $     166                 $  10,751
                                                     ==========                    ==========                ==========

Earnings per share:
     Basic                                           $    0.37                     $    0.16                 $    0.36
     Diluted                                              0.36                          0.14                      0.35

Weighted Average Shares Outstanding
     (in thousands):
     Basic                                              28,949                         1,044                    29,783
     Diluted                                            29,527                         1,179                    30,361


See Notes to pro forma financial information.


Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1997 (Dollars in thousands, except per share data)

                                                                                                    Pro forma
                                                                   HUBCO              CFHC          Combined
                                                               --------------    ---------------   ------------
Interest on loans                                              $   252,724       $     6,920       $   259,644
Interest on securities                                              91,173             2,148            93,321
Other interest income                                                3,294               244             3,538
                                                               ------------      ------------      ------------
     Total Interest Income                                         347,191             9,312           356,503
                                                               ------------      ------------      ------------

Interest on deposits                                               114,332             2,936           117,268
Interest on borrowings                                              35,084                60            35,144
                                                               ------------      ------------      ------------
     Total Interest Expense                                        149,416             2,996           152,412
                                                               ------------      ------------      ------------

Net Interest Income before
     provision for loan loss                                       197,775             6,316           204,091

Provision for possible loan losses                                  11,945               590            12,535
                                                               ------------      ------------      ------------
Net Interest Income after
     provision for loan loss                                       185,830             5,726           191,556
Noninterest income                                                  49,962             1,300            51,262
Noninterest expense                                                147,282             6,269           153,551
                                                               ------------      ------------      ------------
Income before income taxes                                          88,510               757            89,267
Income tax provision                                                35,293               127            35,420
                                                               ------------      ------------      ------------
     Net Income                                                $    53,217       $       630       $    53,847
                                                               ============      ============      ============

Earnings per share:
     Basic                                                     $      1.80       $      0.61       $      1.77
     Diluted                                                          1.73              0.57              1.71

Weighted Average Shares Outstanding
     (in thousands):
     Basic                                                          29,164             1,028            29,987
     Diluted                                                        30,676             1,114            31,499


See Notes to pro forma financial information.


Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1996 (Dollars in thousands, except per share data)


                                                                                                    Pro forma
                                                                   HUBCO              CFHC          Combined
                                                               --------------    ---------------   ------------
Interest on loans                                              $   233,315       $     6,181       $   239,496
Interest on securities                                              94,396             2,044            96,440
Other interest income                                                2,666               369             3,035
                                                               ------------      ------------      ------------
     Total Interest Income                                         330,377             8,594           338,971
                                                               ------------      ------------      ------------

Interest on deposits                                               122,590             2,681           125,271
Interest on borrowings                                              22,231               150            22,381
                                                               ------------      ------------      ------------
     Total Interest Expense                                        144,821             2,831           147,652
                                                               ------------      ------------      ------------

Net Interest Income before
     provision for loan losses                                     185,556             5,763           191,319

Provision for loan losses                                           14,770               340            15,110
                                                                 ----------        ----------        ----------
Net Interest Income after
     provision for loan losses                                     170,786             5,423           176,209
Noninterest income                                                  36,300               895            37,195
Noninterest expense                                                168,091             4,849           172,940
                                                               ------------      ------------      ------------
Income before income taxes                                          38,995             1,469            40,464
Income tax provision                                                14,315               463            14,778
                                                               ------------      ------------      ------------
     Net Income                                                $    24,680       $     1,006       $    25,686
                                                               ============      ============      ============

Earnings per share:
     Basic                                                     $      0.81       $      0.98       $      0.82
     Diluted                                                          0.79              0.93              0.80

Weighted Average Shares Outstanding:
     (in thousands)
     Basic                                                          29,440             1,026            30,263
     Diluted                                                        31,380             1,083            32,203

See Notes to pro forma financial information.



Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1995 (Dollars in thousands, except per share data)


                                                                                                     Pro forma
                                                                   HUBCO              CFHC            Combined
                                                               --------------    ---------------   ---------------
Interest on loans                                              $   219,478       $     5,418       $   224,896
Interest on securities                                              78,042             1,675            79,717
Other interest income                                                2,848               362             3,210
                                                               ------------      ------------      ------------
     Total Interest Income                                         300,368             7,455           307,823
                                                               ------------      ------------      ------------
Interest on deposits                                               102,661             2,434           105,095
Interest on borrowings                                              21,382               115            21,497
                                                               ------------      ------------      ------------
     Total Interest Expense                                        124,043             2,549           126,592
                                                               ------------      ------------      ------------
         Net Interest Income before
         provision for loan losses                                 176,325             4,906           181,231

Provision for loan losses                                           12,282               210            12,492
                                                                 ----------        ----------        ----------
         Net Interest Income after
         provision for loan losses                                 164,043             4,696           168,739
Noninterest income                                                  24,931               652            25,583
Noninterest expense                                                136,523             4,189           140,712
                                                               ------------      ------------      ------------
     Income before income taxes                                     52,451             1,159            53,610
Income tax provision                                                16,067               367            16,434
                                                               ------------      ------------      ------------
     Net Income                                                $    36,384       $       792       $    37,176
                                                               ============      ============      ============

Earnings per share:
     Basic                                                     $      1.27       $      0.77       $      1.27
     Diluted                                                          1.21              0.76              1.20

Weighted Average Common Shares:
     (in thousands)
     Basic                                                          27,844             1,024            28,667
     Diluted                                                        30,082             1,047            30,905


See Notes to pro forma financial information.

Notes to Pro Forma Financial Information

(1) Pro forma financial information assumes the Merger was consummated as of March 31, 1998 for the pro forma unaudited combined condensed balance sheet and as of the beginning of each of the periods indicated for the pro forma unaudited combined condensed statements of income. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the Merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an Exchange Ratio of
      0.695 shares of HUBCO Common Stock for each of the 1,044,236 (net of 10,200 treasury shares held) shares of CFHC Common Stock which were outstanding at March 31, 1998.

(3) The pro forma financial information presented herein gives effect to the cancellation of 10,200 shares of CFHC Common Stock held in CFHC's treasury at a cost of $118,844.

In summary, the pro forma information reflects adjustments for the Merger accounted for using the pooling-of-interests accounting method assuming the
0.695 Exchange Ratio, as follows:



                                                                                ($ in 000's)
              (i)    Issuance of 834,273 shares of HUBCO Common Stock
                     (stated value of $1.778 per share)                               1,483
             (ii)    Elimination of 1,054,436 shares of CFHC Common
                     Stock ($5.00 par value)                                         (5,272)
                           Adjustment to common stock                                (3,789)
            (iii)    Eliminate CFHC's treasury stock                                    119
                           Adjustment offset to additional paid-in capital     $      3,670


(4) Earnings per share data has been computed based on the combined historical (and pro forma for PFC and MSB) net income applicable to common shareholders of HUBCO using the historical (and pro forma for PFC and MSB) weighted average shares outstanding of HUBCO Common Stock for the given period and the HUBCO Common Stock to be issued in connection with the Merger.

                       DESCRIPTION OF HUBCO CAPITAL STOCK


General


         The authorized capital stock of HUBCO presently consists of 53,045,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of May 31, 1998, 28,491,159 shares of HUBCO Common Stock were issued and outstanding, and 500 shares of HUBCO Series B Preferred Stock were outstanding.


         Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors has authority at any time (i) to divide any or all of the authorized but unissued shares of preferred stock into series and determine the designations, number of shares, relative rights, preferences and limitations of any such series and (ii) to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding. HUBCO Series A Convertible Preferred Stock was issued pursuant to such authority in connection with HUBCO's acquisition of Washington Bancorp, Inc. on July 1, 1994; no HUBCO Series A Preferred Stock remains outstanding. In December, 1996, as part of the acquisition of Westport Bancorp, Inc., HUBCO issued HUBCO Series B Convertible Preferred Stock; 500 shares of HUBCO Series B Convertible Preferred Stock remain outstanding as of March 31, 1998. See " -- Description of HUBCO Preferred Stock".

         HUBCO's Certificate of Incorporation authorizes the Board of Directors of HUBCO (except in connection with certain business combinations), from time to time and without further shareholder action, to issue new shares of authorized but unissued HUBCO Common Stock or preferred stock. Because of its broad discretion with respect to the creation and issuance of HUBCO Common Stock or preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of holders of HUBCO Common Stock or preferred stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to gain control of HUBCO.

Description of HUBCO Common Stock

         The following description of the HUBCO Common Stock sets forth certain general terms of the HUBCO Common Stock. For an additional description relating to the HUBCO Common Stock, see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF CFHC AND HUBCO".

         Dividend Rights

         The holders of HUBCO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore subject to the preferential dividend rights of any preferred stock that may be outstanding. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of those bank subsidiaries to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO.



         As a New Jersey chartered commercial bank, Hudson United Bank is subject to the restrictions on the payment of dividends contained in the NJBA. Under the NJBA, Hudson United Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital. Under the CBL, Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. Under the Financial Institutions Supervisory Act, the Federal Deposit Insurance Corporation ("FDIC") has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by Hudson United Bank or Lafayette to HUBCO constitutes an unsafe or unsound practice. Under the Office of the Thrift Supervision Regulations (the "OTSR"), BTH may pay dividends up to an amount equal to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or up to an amount equal to seventy-five percent of its net income over the most recent four-quarter period, provided in each case that if immediately after giving effect to such proposed dividend (on a pro forma basis), BTH's capital is equal to or greater than the amount of its regulatory capital requirement.



         HUBCO is also subject to certain FRB policies which may, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.



         At March 31, 1998, Hudson United Bank had $130.1 million available for the payment of dividends to HUBCO, Lafayette had $1.7 million available for the payment of dividends to HUBCO and BTH had $9.7 million available for the payment of dividends to its parent entity. At March 31, 1998 (prior to its New York acquisitions), HUBCO had $104.0 million available for shareholder dividends, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.



         Voting Rights

         At meetings of shareholders, holders of HUBCO Common Stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of HUBCO Common Stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The affirmative vote of at least three-quarters of the shares of HUBCO entitled to vote thereon is required to amend or repeal the provisions of HUBCO's Certificate of Incorporation relating to the classification of the Board of Directors and the removal of directors.

         HUBCO's Certificate of Incorporation contains a "minimum price" provision. If a "related person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 10% or more of HUBCO's Common Stock) proposes to enter into a Business Combination (as defined in the Certificate of Incorporation) with HUBCO, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction, unless either (i) the proposed transaction is first approved by a majority of HUBCO's Board of Directors, or (ii) the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the Certificate of Incorporation and any agreement with a national securities exchange.

         Liquidation Rights

         In a liquidation, holders of HUBCO Common Stock are entitled to receive ratably any assets distributed to shareholders, except that if shares of preferred stock of HUBCO are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

         Assessment and Redemption

         All outstanding shares of HUBCO Common Stock are fully paid and nonassessable. HUBCO Common Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights

         Holders of HUBCO Common Stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

Description of HUBCO Preferred Stock

         General


         500 shares of HUBCO Series B Convertible Preferred Stock ("HUBCO Series B Preferred Stock") remain outstanding as of March 31, 1998. The following is a description of the existing HUBCO Series B Preferred Stock.



         HUBCO Series B Preferred Stock

         Dividend Rights. The holders of HUBCO Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore, dividends at a rate to be determined by the Corporation's Board of Directors. All dividends declared on the HUBCO Series B Preferred Stock are pro rata per share and noncumulative. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent.

         Liquidation Rights. The holders of HUBCO Series B Preferred Stock are entitled to receive $100.00 per share in any liquidation, dissolution or winding up of HUBCO, subject to the rights of creditors. In a liquidation, dissolution or winding up, the preferential amounts with respect to the HUBCO Series B Preferred Stock and any stock on parity with HUBCO Series B Preferred Stock, shall be distributed pro rata in accordance with the aggregate preferential amounts of the HUBCO Series B Preferred Stock and such stock on parity, if any, out of or to the extent of the net assets of HUBCO legally available for such distribution before any distributions are made with respect to any stock junior to the rights of HUBCO Series B Preferred Stock.

         Redemption. The HUBCO Series B Preferred Stock is not redeemable at the option of the issuer or the holders thereof.



         Preemptive and Conversion Rights. Holders of HUBCO Series B Preferred Stock have an option to convert such stock into fully paid and nonassessable shares of HUBCO Common Stock. As of March 31, 1998, the conversion rate was
33.2175 shares of Common Stock for each share of HUBCO Series B Preferred Stock (the "Conversion Ratio"). The Conversion Ratio is subject to adjustment upon certain events, including the issuance of HUBCO Common Stock as a dividend with respect to the outstanding HUBCO Common Stock, subdivision or combinations of HUBCO Common Stock, the issuance to holders of HUBCO Common Stock generally of rights or warrants to subscribe for HUBCO Common Stock, or the distribution to holders of HUBCO Common Stock generally of evidences of indebtedness, assets (excluding dividends in cash out of retained earnings) or rights or warrants to subscribe for securities of HUBCO other than those mentioned herein. Notwithstanding the foregoing, the Conversion Ratio is not subject to adjustment to the extent HUBCO issues any HUBCO Common Stock in connection with any employee compensation and benefits plans, employee agreements and contracts.



         Voting Rights. Holders of shares of HUBCO Series B Preferred Stock vote together as a class with holders of HUBCO Common Stock for the election of directors and all other matters to which holders of HUBCO Common Stock are entitled to vote. Each share of HUBCO Series B Preferred Stock is entitled to a number of votes equal to the Conversion Ratio as the same may be adjusted from time to time.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                                OF CFHC AND HUBCO

General

         CFHC and HUBCO are each business corporations incorporated in New Jersey under the NJBCA and the rights of shareholders of CFHC and HUBCO are governed by New Jersey corporate law. At the Effective Time, each CFHC shareholder will become a shareholder of HUBCO. The following is a comparison of certain provisions of the certificates of incorporation and by-laws of each of CFHC and HUBCO. This summary does not purport to be complete and is qualified in its entirety by reference to the NJBCA, which may change from time to time, and the certificates of incorporation and by-laws of HUBCO and CFHC, which also may be changed.

Voting Requirements

         Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, the amendment to the certificate of incorporation of a New Jersey corporation, the voluntary dissolution of the corporation, the sale or other disposition of all, or substantially all of the assets of the corporation other than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case, a majority of the votes cast by shareholders of the corporation entitled to vote thereon. The HUBCO Certificate requires the affirmative vote of 75% of the outstanding shares entitled to vote on certain transactions involving "related persons" unless the proposed transaction is either first approved by a majority of the HUBCO Board or the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the HUBCO Certificate. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Voting Rights." The CFHC Certificate of Incorporation requires the affirmative vote of at least (i) 80% of the outstanding shares entitled to vote and (ii) after excluding shares held by "related persons" and their affiliates, the majority of the remaining shares entitled to vote, in order to approve certain "business combinations" involving "related persons," unless the proposed transaction is either first approved by a majority of the CFHC Board of Directors, or the shareholders of CFHC are offered consideration in an amount equal to or in excess of the amount determined in accordance with the formula contained in the CFHC Certificate. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law or the CFHC Certificate of Incorporation. The term "related person" is defined in the Certificate of Incorporation to include a person who, together with his or her affiliates, owns 10% or more of the CFHC Common Stock.

         All shareholder voting rights of CFHC presently are vested in the holders of CFHC Common Stock. All shareholder voting rights of HUBCO presently are vested in the holders of the HUBCO Common Stock.

Removal of Directors; Number of Directors

         The NJBCA allows for the removal of directors for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. HUBCO's Certificate of Incorporation states that shareholders may remove a director from office only for cause. HUBCO's Certificate of Incorporation also allows shareholders to increase or decrease the number of directors constituting the Board by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote. CFHC's Certificate of Incorporation states that shareholders may remove a director from office only for cause by the affirmative vote of two-thirds of the shares entitled to vote for the election of directors. CFHC's Certificate of Incorporation and Bylaws do not allow shareholders to increase or decrease the number of directors constituting the Board of Directors. Such power is vested solely in the Board of Directors.

Preferred Stock



         The authorized capital stock of HUBCO consists of 53,045,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of May 31, 1998, 28,491,159 shares of HUBCO Common Stock were issued and outstanding, and 500 shares of HUBCO Series B Preferred Stock were outstanding. Under the terms of the HUBCO Certificate of Incorporation, the HUBCO Board has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- General."



         The authorized capital stock of CFHC consists of 1,600,000 shares of CFHC Common Stock and 200,000 shares of preferred stock. As of March 31, 1998, 1,044,236 shares of CFHC Common Stock were issued and outstanding and no shares of the preferred stock of CFHC were issued or outstanding. Under the terms of the CFHC Certificate of Incorporation, the Board of Directors of CFHC has the authority at any time to divide the preferred stock into one or more series and to determine the number of shares and the designation of the series and the relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each series.

Classified Board of Directors

         The NJBCA permits a New Jersey corporation to provide for a classified board. HUBCO currently has a classified Board of Directors. The Board is divided into three classes, with one class of directors generally elected for a three-year term at each annual meeting. CFHC also currently has a classified Board of Directors. The Board is divided into three classes, with one class of directors generally elected for a three-year term at each annual meeting.

Rights of Dissenting Shareholders

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

         The exceptions from the New Jersey statutory right of appraisal apply to the CFHC Common Stock since the HUBCO Common Stock to be received pursuant to the Merger is presently listed on the NASDAQ/NMS and is presently held by more than 1,000 holders. See "THE MERGER -- No Dissenters Rights of Appraisal".

Shareholder Consent to Corporate Action

         Except as otherwise provided by the certificate of incorporation (and both the HUBCO Certificate and the CFHC Certificate presently are silent on this issue), the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or
(ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders. HUBCO's By-laws provide that a special meeting of shareholders may be called for any purpose by the Chairman of the Board, the President or the Board of Directors. CFHC's By-laws provide that a special meeting of shareholders may be called for any purpose by the Chairman of the Board, the President, or the Board of Directors, or by any one or more shareholders owning, in the aggregate, not less than 10% of the outstanding CFHC Common Stock upon petition to a court as required by the NJBCA.

Dividends

         Unless there are other restrictions contained in its certificate of incorporation (and both the HUBCO Certificate and the CFHC Certificate presently contain none), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of Hudson United Bank or Lafayette to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO. At March 31, 1998, HUBCO had approximately $104.0 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by Hudson United Bank and Lafayette, see "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Dividend Rights."

         On April 22, 1998, CFHC declared a cash dividend on the CFHC Common Stock in an amount equal to $0.14 per share payable on June 1, 1998 to shareholders of record as of May 18, 1998. Prior to such dividend, CFHC had never declared or paid a cash dividend to its shareholders. CFHC's ability to pay cash dividends is primarily, if not entirely, dependent upon cash dividends paid to CFHC by CNB. The payment of dividends to CFHC by CNB is restricted under federal banking law. The approval of the Office of the Comptroller of the Currency (the "OCC") will be required if the total of all dividends declared in any calendar year by CNB exceeds CNB's net profits to date, as defined, for that year combined with its retained profits for the preceding two years. In addition, CNB may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. The FRB and the OCC also have the authority under federal law to enjoin a national bank or bank holding company from engaging in what, in their opinion, constitutes an unsafe or unsound practice in conducting business, including the payment of a dividend under certain circumstances in which the bank or bank holding company fails to meet minimum capital requirements or in which its earnings are impaired. At March 31, 1998, CFHC had approximately $1,799,740 available for shareholder dividends.

By-laws

         Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. The HUBCO Certificate and the CFHC Certificate do not reserve such power). Under CFHC Certificate, any amendment to CFHC's bylaws made by CFHC's shareholders must be approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon.

Limitations of Liability of Directors and Officers

         Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit a directors' or an officers' personal liability to the corporation or its shareholders for monetary damage for breaches of their fiduciary duty as a director or officer. Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. Both HUBCO's Certificate and CFHC's Certificate contain a provision which limits a director's or officer's liability to the full extent permitted by New Jersey law.

Indemnification of Directors and Officers

         The NJBCA provides that a corporation has the power to indemnify a director, officer, employee or agent ("Corporate Agent") against his or her expenses and liabilities in connection with any proceeding involving the Corporate Agent by reason of his or her being or having been a Corporate Agent, other than a proceeding by or in the right of the corporation, if: (i) the Corporate Agent was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
(ii) with respect to any criminal proceeding, the Corporate Agent had no reasonable cause to believe that his or her conduct was unlawful. A corporation has the power to indemnify a Corporate Agent against his or her expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the Corporate Agent because he or she was or is a Corporate Agent, if he or she acted in good faith and in a manner the Corporate Agent reasonably believed to be in or not opposed to the best interests of the corporation.

         HUBCO's Certificate of Incorporation provides that HUBCO shall indemnify its current and former officers, directors, employees and agents against expenses incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the officer, director, employee or agent is a party, or is threatened to be made a party, to the full extent permitted by the NJBCA. HUBCO maintains directors' and officers' liability insurance on behalf of such persons. The CFHC Certificate of Incorporation provides that CFHC shall indemnify every person who is or was a director or executive officer of CFHC, or any such person who serves or served in any capacity with any other enterprise at the request of CFHC, to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him or her in connection with any proceeding to which he or she may be made, or threatened to be made, a party, or in which he or she may become involved by reason of his or her being or having been a director or executive officer of CFHC, or serving or having served such other enterprise, whether or not he or she is a director or executive officer of CFHC, or continues to serve such other enterprise, at the time the expenses or liabilities are incurred. CFHC maintains directors' and officers' liability insurance on behalf of such persons.

                              SHAREHOLDER PROPOSALS

         The Merger may be consummated prior to the 1998 Annual Meeting of Shareholders of CFHC, in which event there would be no CFHC Annual Meeting. If CFHC holds a 1998 Annual Meeting of Shareholders, unless such 1998 meeting is delayed, any proposal which a CFHC shareholder wishes to have included in the proxy materials of CFHC must have been presented to CFHC not later than December 16, 1997. No such proposal was received on or prior to December 16, 1997.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the CFHC Board of Directors knows of no other matters to be presented for action by the shareholders at the Meeting. If any other matters are properly presented, the persons named in the enclosed proxy intend to vote in accordance with their best judgment on such matters.


                                  LEGAL OPINION


         Certain legal matters relating to the issuance of the shares of HUBCO Common Stock offered hereby will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to HUBCO. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, beneficially owned 792 shares of HUBCO Common Stock as of June 2, 1998. Certain legal matters in connection with the Merger will be passed upon for CFHC by Stevens & Lee, counsel to CFHC.



                                     EXPERTS

         The consolidated financial statements of CFHC as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of HUBCO as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         KPMG Peat Marwick LLP will have a representative at the Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of March 2, , 1998 ("Agreement"), is among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO, Community Financial Holding Company, a New Jersey corporation and registered bank holding company ("CFHC"), and Community National Bank, a federally-chartered banking association and wholly-owned subsidiary of CFHC ("Community").

                  WHEREAS, the respective Board of Directors of HUBCO and CFHC have each determined that it is in the best interests of HUBCO and CFHC and their respective shareholders for HUBCO to acquire CFHC by merging CFHC with and into HUBCO with HUBCO surviving and CFHC shareholders receiving the consideration hereinafter set forth. Immediately after the merger of CFHC into HUBCO, Community shall be merged with and into the Bank with the Bank surviving; and

                  WHEREAS, the respective Board of Directors of CFHC, HUBCO, the Bank and Community have each duly adopted and approved this Agreement and the Board of Directors of CFHC has directed that it be submitted to CFHC's shareholders for approval; and

                  WHEREAS, as a condition for HUBCO to enter into this Agreement, HUBCO has required that it receive an option on certain authorized but unissued shares of CFHC Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, CFHC is issuing an option to HUBCO (the "HUBCO Stock Option") to purchase 252,790 shares of the authorized and unissued CFHC Common Stock subject to the terms and conditions set forth in the Agreement governing the HUBCO Stock Option;

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), CFHC shall be merged with and into HUBCO (the "Merger") in accordance the New Jersey Business Corporation Act ("NJBCA") and HUBCO shall be the surviving corporation (the "Surviving Corporation").

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of HUBCO and CFHC and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of HUBCO and CFHC shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of HUBCO and CFHC and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of HUBCO and CFHC in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of HUBCO or CFHC is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of HUBCO or CFHC if the Merger had not occurred.

                  1.3.  Certificate of Incorporation.  As of the Effective Time,
the certificate of incorporation of HUBCO shall be the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. By-Laws. As of the Effective Time, the By-Laws of HUBCO shall be the By-Laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. As of the Effective Time, the directors and officers of HUBCO shall become the directors and officers of the Surviving Corporation.

                  1.6 Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on a date determined by HUBCO on at least five business days notice (the "Closing Notice") given to CFHC, which date (the "Closing Date") shall be not less than seven nor more than 10 business days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in
Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, HUBCO shall specify the "Determination Date" for purposes of determining the Median Pre-Closing Price (as hereinafter defined), which date shall be not less than seven business days nor more than ten business days prior to the Closing Date set forth in the Closing Notice. Simultaneous with or immediately following the Closing, HUBCO and CFHC shall cause to be filed a certificate of merger, in form and substance satisfactory to HUBCO and CFHC, with the Secretary of State of the State of New Jersey (the "Certificate of Merger"). The Certificate of Merger shall specify as the "Effective Time" of the Merger a date and time following the Closing agreed to by HUBCO and CFHC (which date and time the parties currently anticipate will be the close of business on the Closing
Date). In the event the parties fail to specify the date and time in the merger certificates, the Merger shall become effective upon (and the "Effective Time" shall be) the time of the filing of the Certificate of Merger.

                  1.7 The Bank Merger. Immediately following the Effective Time, Community shall be then merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the "Banking Act") and the National Bank Act. In the Bank Merger, the Bank shall be the surviving bank (the "Surviving Bank"), except that at the Effective Time, the business of Community shall be operated as a division of the Surviving Bank named "Community National division of Hudson United Bank" or such other similar name agreed to by the parties hereto (the "New Division"). Upon the consummation of the Bank Merger, the separate existence of Community shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of Community and the Bank and all of the property, rights, privileges, powers and franchises of each of Community and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Community and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and By-Laws of the Bank shall become the certificate of incorporation and By-Laws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank, except as provided in Section 5.20 hereof. Following the execution of this Agreement, Community and the Bank shall execute and deliver a merger agreement (the "Bank Merger Agreement"), both in form and substance reasonably satisfactory to the parties hereto, substantially as set forth in Exhibit 1.7 hereto, for delivery to the Commissioner of the New Jersey Department of Banking and Insurance (the "Department"), the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Comptroller of the Currency (the "OCC") for approval of the Bank Merger.


                     ARTICLE II - CONVERSION OF CFHC SHARES

                  2.1. Conversion of CFHC Common Stock. Each share of common stock, par value $5.00 per share, of CFHC ("CFHC Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                  (a) Exchange of Common Stock; Exchange Ratio; Median Pre-Closing Price. Subject to the provisions of this Section 2.1, each share of CFHC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares to be canceled pursuant to Section
2.1(d) hereof) shall be converted at the Effective Time into the right to receive 0.695 shares (the "Exchange Ratio") of Common Stock, no par value, of HUBCO ("HUBCO Common Stock") subject to adjustment as provided in Section 2.1(c) and subject to the payment of cash in lieu of fractional shares in accordance with Section 2.2(e); provided, however, that if the Median Pre-Closing Price of HUBCO Common Stock is less than or equal to $29.00, CFHC shall have the right, exercisable only until 11:59 p.m. on the third business day following receipt by CFHC of the Closing Notice, to terminate this Agreement by giving HUBCO written notice of such termination, referring to this Section 2.1, and this Agreement shall be terminated pursuant to such notice, subject to Section 7.1, effective as of 11:59 p.m. on the third business day following receipt of such notice by HUBCO, provided further, that if HUBCO sends notice to CFHC prior to 11:59 p.m. on the third business day following receipt of such termination notice agreeing that the Exchange Ratio shall be equal to the quotient obtained by dividing $20.30 by the Median Pre-Closing Price, then the notice of termination shall be voided.

                  The "Median Pre-Closing Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the 4 lowest and 4 highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" shall mean the closing price of HUBCO Common Stock as supplied by the NASDAQ Stock Market and published in The Wall Street Journal. A "trading day" shall mean a day for which a Closing Price is so supplied and published. (The NASDAQ Stock Market, or such other national securities exchange on which HUBCO Common Stock may be traded after the date hereof, is referred to herein as "NASDAQ")

                  (b) Cancellation of CFHC Certificates. After the Effective Time, all such shares of CFHC Common Stock (other than those canceled pursuant to Section 2.1(d)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than those canceled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of CFHC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of CFHC Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of CFHC Common Stock (other than those canceled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUBCO Common Stock, as the case may be, issued pursuant to this Article II, upon the surrender of such certificates in accordance with this
Article II. No fractional shares of HUBCO Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

                  (c)  Capital  Changes.  If  between  the date  hereof  and the
Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares, the Exchange Ratio and the definition of Closing Price (as set forth in Section 2.1(a)) shall be correspondingly adjusted as appropriate to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                  (d) Excluded Shares. All shares of CFHC Common Stock held by CFHC in its treasury or owned by HUBCO or by any of HUBCO's wholly-owned subsidiaries which is a constituent party to the Bank Merger (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time ("Excluded Shares") shall be canceled.

                  2.2.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, HUBCO shall deposit, or shall cause to be deposited, with Hudson United Bank, Trust Department or another bank or trust company designated by HUBCO and reasonably acceptable to CFHC (the "Exchange Agent"), for the benefit of the holders of shares of CFHC Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUBCO Common Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUBCO Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (such certificates for shares of HUBCO Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUBCO Common Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable either before or after the Effective Time, but in any event no later than 15 business days after the Effective Time, HUBCO will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of CFHC Common Stock (the "Certificates"), (i) a letter of transmittal (the form and substance of which is reasonably agreed to by HUBCO and CFHC prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as HUBCO may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUBCO Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates evidencing that number of whole shares of HUBCO Common Stock which such holder has the right to receive in respect of the shares of CFHC Common Stock formerly evidenced by such Certificate in accordance with Section 2.1 and (y) cash in lieu of fractional shares of HUBCO Common Stock to which such holder may be entitled pursuant to
Section  2.2(e) (the shares of HUBCO Common Stock and cash  described in clauses
(x) and (y) being collectively referred to as the "Merger Consideration") and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of CFHC Common Stock which is not registered in the transfer records of CFHC, a certificate evidencing the proper number of shares of HUBCO Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of CFHC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) Distributions with Respect to Unexchanged Shares of HUBCO Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to HUBCO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUBCO Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate (or a suitable affidavit of loss and customary bond). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUBCO Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of HUBCO Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of HUBCO Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUBCO Common Stock. No interest shall be paid on the Merger Consideration.

                  (d) No Further Rights in CFHC Common Stock. All shares of HUBCO Common Stock issued and cash paid upon conversion of the shares of CFHC Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of CFHC Common Stock.

                  (e) No Fractional Shares. No certificates or scrip evidencing fractional shares of HUBCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HUBCO. Cash shall be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price per whole share of HUBCO Common Stock.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of CFHC Common Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of CFHC Common Stock who have not theretofore complied with this Article II shall thereafter look only to HUBCO for the Merger Consideration, dividends and distributions to which they are entitled.

                  (g) No Liability. Neither HUBCO, the Bank nor the Exchange Agent shall be liable to any holder of shares of CFHC Common Stock for any such shares of HUBCO Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. HUBCO shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CFHC Common Stock the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CFHC Common Stock in respect of which such deduction and withholding was made by HUBCO.

                  2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of CFHC shall be closed and there shall be no further registration of transfers of shares of CFHC Common Stock thereafter on the records of CFHC. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for transfer shall be converted into the Merger Consideration.

                  2.4. CFHC Stock Options and Warrants. The Stock Options (as defined in Section 3.2) described in the CFHC Disclosure Schedule are issued and outstanding pursuant to the CFHC 1994 Employee and Director Stock Option Plan (the "CFHC Stock Option Plan") and the agreements pursuant to which such Stock Options were granted (each, an "Option Grant Agreement"). HUBCO acknowledges and agrees to honor the provisions of the CFHC Stock Option Plan and the Option Grant Agreement, including those relating to vesting and conversion in connection with a change in control of CFHC. Certain warrants to acquire CFHC Common Stock are issued and outstanding pursuant to the PMG Warrants (as defined in Section 3.2 hereof). Each PMG Warrant which, as of the Effective Time, is outstanding shall be converted into a warrant to purchase HUBCO Common Stock as follows: (i) the right to purchase shares of CFHC Common Stock pursuant to the PMG Warrant shall be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock shall be the previous PMG Warrant exercise price per share of the CFHC Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the new warrant shall be subject to the same terms and conditions as governed the PMG Warrant on which it was based, including the length of time within which the warrant may be exercised.


              ARTICLE III - REPRESENTATIONS AND WARRANTIES OF CFHC

                  References herein to "CFHC Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by CFHC to HUBCO. CFHC hereby represents and warrants to HUBCO as follows:

                  3.1.  Corporate Organization.

                  (a) CFHC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. CFHC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of CFHC and the CFHC Subsidiaries (as defined below), taken as a whole. CFHC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                  (b) Each CFHC Subsidiary and its jurisdiction of incorporation is listed in the CFHC Disclosure Schedule. For the purpose of this Agreement, the term "CFHC Subsidiary" means any corporation, partnership, joint venture or other legal entity in which CFHC, directly or indirectly, owns at least a 50% stock or other equity interest or for which CFHC, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "CFHC Subsidiary" shall include any entity which was a CFHC Subsidiary at any time during such period. Community is a federally-chartered commercial banking association duly organized and validly existing in stock form and in good standing under the laws of the United States of America. All eligible accounts of depositors issued by Community are insured by the Bank Insurance Fund of the FDIC (the "BIF") to the fullest extent permitted by law. Each CFHC Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of CFHC and the CFHC Subsidiaries, taken as a whole.

                  (c) The CFHC Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-Laws, as in effect on the date hereof, of CFHC and each CFHC Subsidiary. Except as set forth in Disclosure
Schedule 3.1(b), Community and CFHC do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

                  3.2. Capitalization. The authorized capital stock of CFHC consists of 3,200,000 shares of CFHC Common Stock and 200,000 shares of CFHC Preferred Stock, par value $5.00 per share. As of December 31, 1997, there were 1,027,712 shares of CFHC Common Stock issued and outstanding and no shares of CFHC Preferred Stock issued and outstanding. As of December 31, 1997, there were 276,077 shares of CFHC Common Stock issuable upon exercise of outstanding stock options and 27,349 shares of CFHC Common Stock issuable upon the exercise of outstanding warrants held by Pennsylvania Merchant Group Ltd. (the "PMG Warrants"). The CFHC Disclosure Schedule sets forth (i) all options which may be exercised for issuance of CFHC Common Stock (collectively, the "Stock Options") and the terms upon which the options may be exercised, and (ii) true and complete copies of each plan and a specimen of each form of agreement pursuant to which any outstanding Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto. All Stock Options will be fully vested on the Closing Date, in each case in accordance with the terms of the CFHC Stock Option Plan and Option Grant Agreements pursuant to which such Stock Options were granted. All issued and outstanding shares of CFHC Common Stock, and all issued and outstanding shares of capital stock of each CFHC Subsidiary, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties imposed by CFHC or any CFHC Subsidiary. Except for the Stock Options and the HUBCO Stock Option and the PMG Warrants, neither CFHC nor Community has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of CFHC or Community or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.  Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by all applicable regulatory authorities and by the shareholders of CFHC, and except as set forth in the CFHC Disclosure Schedule, CFHC and Community have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the directors of CFHC and Community in accordance with their respective Certificate of Incorporation and By-Laws and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of CFHC or Community are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CFHC and Community, and constitutes valid and binding obligations of CFHC and Community, enforceable against CFHC and Community in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of national banks or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the execution and delivery of this Agreement by CFHC or Community, nor the consummation by CFHC or Community of the transactions contemplated hereby in accordance with the terms hereof, or compliance by CFHC or Community with any of the terms or provisions hereof, will (i) upon the approval thereof by the CFHC shareholders, violate any provision of CFHC's or Community's Certificate of Incorporation or By-Laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CFHC, Community or any of their respective properties or assets, or (iii) except as set forth in the CFHC Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of CFHC or Community under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CFHC or Community is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and
(iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of CFHC and the CFHC Subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the OCC, the Department, the New Jersey Department of Environmental Protection (the "DEP"), the SEC, other applicable government authorities, and the shareholders of CFHC, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of CFHC or Community in connection with (x) the execution and delivery by CFHC of this Agreement and (y) the consummation by CFHC of the Merger, and the consummation by CFHC and Community of the other transactions contemplated hereby. To the best of CFHC's knowledge, no fact or condition exists which CFHC has reason to believe will prevent it and Community from obtaining the aforementioned consents and approvals.

                  3.4.  Financial Statements.

                  (a) The CFHC Disclosure Schedule sets forth copies of the consolidated statements of financial condition of CFHC as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in shareholders' equity and of cash flows for the periods ended December 31, in each of the two fiscal years 1995 through 1996, in each case accompanied by the audit report of KPMG Peat Marwick independent public accountants with respect to CFHC ("Peat Marwick"), and the unaudited consolidated statement of condition of CFHC as of September 30, 1997 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1997 and 1996, as reported in CFHC's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "CFHC Financial Statements"). The CFHC Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of CFHC as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders' equity and cash flows fairly present the results of the consolidated operations, changes in shareholders' equity and cash flows of CFHC for the respective periods set forth therein.

                  (b) The books and records of CFHC and each CFHC Subsidiary are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the CFHC Financial Statements (including the notes thereto), as of September 30, 1997, neither CFHC nor any CFHC Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of CFHC and any CFHC Subsidiary, taken as a whole which were required by GAAP (consistently applied) to be disclosed in CFHC's consolidated statement of condition as of September 30, 1997 or the notes thereto. Since September 30, 1997, neither CFHC nor any CFHC Subsidiary has incurred any liabilities except in the ordinary course of business and consistent with prudent business practice, except as related to the transactions contemplated by this Agreement or except as set forth in the CFHC Disclosure Schedule.

                  3.5. Broker's and Other Fees. Except for Berwind Financial, L.P. ("Berwind"), neither CFHC, any CFHC Subsidiary nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with Berwind is set forth in the CFHC Disclosure Schedule. Other than pursuant to the agreement with Berwind and an agreement with Law Offices of Stevens & Lee, a Professional Corporation, pursuant to which CFHC will pay a flat fee of $75,000 plus reasonable out-of-pocket expenses for legal representation in connection with this Agreement and the transactions contemplated hereunder, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by CFHC or any CFHC Subsidiary.

                  3.6.  Absence of Certain Changes or Events.

                  (a) Except as disclosed in the CFHC Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of CFHC and any CFHC Subsidiary, taken as a whole, since December 31, 1997 and to the best of CFHC's knowledge, no fact or condition exists which CFHC believes will cause such a material adverse change in the future.

                  (b) Except as set forth in the CFHC Disclosure Schedule, neither CFHC nor any CFHC Subsidiary has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 1997 and the date hereof and, except for execution of this Agreement, and the other documents
contemplated   hereby,  CFHC  and  each  CFHC  Subsidiary  has  conducted  their respective businesses only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the CFHC Disclosure Schedule, and except for ordinary routine litigation incidental to the business of CFHC and the CFHC Subsidiaries, neither CFHC nor any CFHC Subsidiary is a party to any, and there are no pending or, to the best of CFHC's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against CFHC or any CFHC Subsidiary which, if decided adversely to CFHC or any CFHC Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of CFHC and the CFHC Subsidiaries taken as a whole. Except as disclosed in the CFHC Disclosure Schedule, neither CFHC nor any CFHC Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to CFHC or such CFHC Subsidiary.

                  3.8.  Taxes and Tax Returns.

                  (a) Except as set forth on the CFHC Disclosure Schedule, CFHC and each CFHC Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing) or against which reserves have been established. CFHC and each CFHC Subsidiary has established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of CFHC or any CFHC Subsidiary through such date. None of the federal or state income tax returns of CFHC or any CFHC Subsidiary have been examined by the Internal Revenue Service (the "IRS") or the New Jersey Division of Taxation within the past six years. To the best knowledge of CFHC, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon CFHC or any CFHC Subsidiary, nor has CFHC or any CFHC Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Neither CFHC nor any CFHC Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by CFHC or any CFHC Subsidiary (nor does CFHC have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.  Employee Benefit Plans.

                  (a) Except as set forth on the CFHC Disclosure Schedule, neither CFHC nor any CFHC Subsidiary maintains or contributes to any "employee pension benefit plan" (the "CFHC Pension Plans") as such term is defined in
Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "CFHC Welfare Plans") as such terms is defined in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither CFHC nor any CFHC Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," as such term is defined in
Section 3(37) of ERISA.

                  (b) CFHC has delivered to HUBCO in the CFHC Disclosure Schedules (or previously made available to HUBCO) a complete and accurate copy of each of the following with respect to each of the CFHC Pension Plans and CFHC Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits, both vested and non-vested, under each of the CFHC Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such CFHC Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of CFHC 's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against CFHC or any CFHC Subsidiary which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each CFHC Pension Plan have been paid. All contributions required to be made to each CFHC Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of CFHC which have not been paid have been properly recorded on the books of CFHC .

                  (f) Each of the CFHC Pension Plans and each of the CFHC Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. CFHC is not aware of any fact or circumstance which would disqualify any plan that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the best knowledge of CFHC, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any CFHC Welfare Plan or CFHC Pension Plan that would result in any material tax or penalty for CFHC or any CFHC Subsidiary.

                  (h) Except as disclosed in the CFHC Disclosure Schedule, no CFHC Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any CFHC Pension Plan.

                  (i) No "accumulated funding deficiency," within the meaning of
Section 412 of the Code,  has been  incurred  with  respect to any CFHC  Pension
Plan.

                  (j) There are no material pending, or, to the best knowledge of CFHC, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the CFHC Pension Plans or the CFHC Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the CFHC Disclosure Schedule.

                  (k) Except as disclosed in the CFHC Disclosure Schedule, no CFHC Pension Plan or CFHC Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any CFHC Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the CFHC Financial Statements and established under GAAP or otherwise noted on such Financial Statements.

                  (m) With respect to each CFHC Pension Plan and CFHC Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of CFHC or any CFHC Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except (i) for payments and other benefits due pursuant to the employment or severance agreements included within the CFHC Disclosure Schedule, and (ii) as set forth in Section 3.9(n) of the CFHC Disclosure Schedule, or as expressly agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of CFHC or any CFHC Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any CFHC Pension Plan or CFHC Welfare Plan.

                  (o) Except for the CFHC Pension Plans and the CFHC Welfare Plans, and except as set forth on the CFHC Disclosure Schedule, CFHC has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of CFHC or any CFHC Subsidiary or any predecessor of any thereof. The CFHC Disclosure Schedule sets forth (or lists, if previously delivered to HUBCO): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and
(ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                  (p) Except as set forth in the CFHC Disclosure Schedule, CFHC does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The CFHC Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of CFHC 's knowledge, neither CFHC nor any CFHC Pension Plan or CFHC Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  (q) Except as set forth in the CFHC Disclosure Schedule, CFHC does not maintain any retirement plan or retiree medical plan or arrangement for directors. The CFHC Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  3.10.  Reports.

                  (a) The CFHC Disclosure Schedule lists, and as to item (i) below CFHC has previously delivered to HUBCO a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by CFHC since January 1, 1994 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by CFHC to its shareholders as a class since January 1, 1994.

                  (b) Since January 1, 1994, (i) CFHC has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) CFHC and Community each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, CFHC promptly will deliver or make available to HUBCO accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The CFHC Disclosure Schedule lists the dates of all examinations of CFHC or Community conducted by either the FRB, the OCC or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by CFHC or Community.

                  3.11. CFHC and Community Information. The information relating to CFHC and Community, this Agreement, and the transactions contemplated hereby (except for information relating solely to HUBCO) to be contained in the Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of CFHC in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement-Prospectus is mailed to shareholders of CFHC, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12. Compliance with Applicable Law. Except as set forth in the CFHC Disclosure Schedule, CFHC and each CFHC Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to CFHC or such CFHC Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of CFHC and the CFHC Subsidiaries taken as a whole) and CFHC has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13.  Certain Contracts.

                  (a) Except for plans referenced in Section 3.9 and disclosed in the CFHC Disclosure Schedule, (i) neither CFHC nor any CFHC Subsidiary is a party to or bound by any written contract or any understanding with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CFHC or any CFHC Subsidiary to any officer, employee, director or consultant thereof. The CFHC Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which CFHC or any CFHC Subsidiary is a party.

                  (b) Except as disclosed in the CFHC Disclosure Schedule or disclosed as an Exhibit to CFHC's Annual Report on Form 10-K for the year end December 31, 1996 and except for loan commitments, loan agreements and loan instruments entered into or issued by Community in the ordinary course of business, (i) as of the date of this Agreement, neither CFHC nor any CFHC Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of CFHC and the CFHC Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which CFHC or any CFHC Subsidiary is a party or by which either of them is bound limits the freedom of CFHC or any CFHC Subsidiary to compete in any line of business or with any person, and (iii) neither CFHC nor any CFHC Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the CFHC Disclosure Schedule, neither CFHC nor any CFHC Subsidiary or, to the best knowledge of CFHC, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Community is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of CFHC and the CFHC Subsidiaries, taken as a whole.

                  3.14.  Properties and Insurance.

                  (a) Except as set forth in the CFHC Disclosure Schedule, CFHC or a CFHC Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in CFHC's consolidated balance sheet as of September 30, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1997), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of CFHC and the CFHC Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO prior to the date hereof. Except as affected by the transactions contemplated hereby, CFHC or one or more of the CFHC Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by CFHC and such CFHC Subsidiaries in all material respects as presently occupied, used, possessed and controlled by CFHC and such CFHC Subsidiaries.

                  (b) The business operations and all insurable properties and assets of CFHC and Community are insured for their benefit against all risks which, in the reasonable judgment of the management of CFHC, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of CFHC adequate for the business engaged in by CFHC and Community. As of the date hereof, neither CFHC nor Community has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. As of the date of this Agreement, the minute books of CFHC and the CFHC Subsidiaries contain accurate records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through a date not later than 30 days prior to the date of this Agreement, and except for the Merger, no material corporate actions were considered or approved by the shareholders or Boards of Directors (or committees thereof) between such date and the date of this Agreement which are not fully disclosed in the CFHC Disclosure Schedule. On the Closing Date, the minute books of CFHC and the CFHC Subsidiaries shall contain accurate records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the Closing Date.

                  3.16. Environmental Matters. Except as disclosed in the CFHC Disclosure Schedule, neither CFHC nor any CFHC Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that CFHC or any CFHC Subsidiary (either directly or as a successor in interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, other than corrections or cleanups which, in the aggregate, are immaterial to CFHC and the CFHC Subsidiaries, taken as a whole. Except as disclosed in the CFHC Disclosure Schedule, CFHC has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any non-residential property currently owned or leased by CFHC or any CFHC Subsidiary, or owned or leased in the five years prior to the date of this Agreement in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, other than violations which, in the aggregate, are immaterial to CFHC and the CFHC Subsidiaries, taken as a whole. Except as disclosed in the CFHC Disclosure Schedule, all property formerly owned or leased by CFHC or any CFHC Subsidiary which was subject to the provisions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. as amended ("ISRA"), complied with all applicable provisions of ISRA at the time such property was sold or transferred other than non-compliances which, in the aggregate, are immaterial to CFHC and the CFHC Subsidiaries, taken as a whole

                  3.17. Reserves. As of September 30, 1997, the allowance for loan losses in the CFHC Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the loan loss reserve complied in all material respects with GAAP (consistently applied) and all applicable policies of the OCC. As of December 31, 1997, the allowance for loan losses in the financial statements which will be included in CFHC's Annual Report on Form 10-K for the year ended December 31, 1997 will be adequate pursuant to GAAP (consistently applied), and the methodology used to compute the loan loss reserve will comply in all material respects with GAAP (consistently applied) and all applicable policies of the OCC. As of December 31, 1997, neither CFHC nor Community held any OREO properties which required, or will require a reserve in the financial statements which will be included in CFHC's Annual Report on Form 10-K for the year ended December 31, 1997.

                  3.18. No Parachute Payments. Except as set forth in the CFHC Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of CFHC or any CFHC Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from CFHC, a CFHC Subsidiary, HUBCO or a HUBCO Subsidiary which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Agreements with Bank Regulators. Neither CFHC nor any CFHC Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to HUBCO by CFHC prior to the date of this Agreement, nor has CFHC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUBCO by CFHC prior to the date of this Agreement. Neither CFHC nor any CFHC Subsidiary is required by
Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUBCO by CFHC prior to the date of this Agreement.

                  3.20. Year 2000 Compliance. CFHC and the CFHC Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order to be substantially Year 2000 compliant on or before the end of 1999 and CFHC does not expect the future cost of addressing such issues to be material.

                  3.21.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

                  References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to CFHC. HUBCO hereby represents and warrants to CFHC as follows:

                  4.1.  Corporate Organization.

                  (a) HUBCO is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the BHCA.

                  (b) Each HUBCO Subsidiary is listed in the HUBCO Disclosure Schedule. For the purposes of this Agreement, the term "HUBCO Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUBCO directly or indirectly, owns at least a 50% stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "HUBCO Subsidiary" shall include any entity which was an HUBCO Subsidiary at any time during such period. Each HUBCO Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial banking corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Bank are insured by the BIF to the fullest extent permitted by law. Each HUBCO Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on HUBCO and the HUBCO Subsidiaries taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-Laws of HUBCO and the Bank as in effect on the date hereof.

                  4.2. Capitalization. The authorized capital stock of HUBCO consists solely of 53,045,000 common shares, no par value ("HUBCO Common Stock"), and 10,609,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"). As of December 31, 1997, there were 21,911,502 shares of HUBCO Common Stock issued and outstanding, and no shares of treasury stock, and 1,250 shares of HUBCO Authorized Preferred Stock outstanding, all of which were designated Series B, no par value, Convertible Preferred Stock. From time to time hereafter, subject to the covenant in Section 5.17 below, HUBCO may sell or repurchase shares of HUBCO Common Stock. Except for shares issuable under or arising from the merger agreements by which HUBCO is to acquire Bank of the Hudson ("BTH") and its parent corporation, Poughkeepsie Financial Corp. (the "BTH Agreement"), MSB Bank and its parent corporation MSB Bancorp, Inc. (the
"MSB Agreement"), the HUBCO 1995 Stock Option Plan (the "HUBCO Stock Option Plans") and outstanding warrants to purchase 33,284 shares of HUBCO Common Stock, there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock, and all issued and outstanding shares of capital stock of the HUBCO Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUBCO Subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the shares issuable under the HUBCO Stock Option Plans and HUBCO's obligations under the BTH Agreement and the MSB Agreement, neither HUBCO nor any HUBCO Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or any HUBCO Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.  Authority; No Violation.

                  (a) Subject to the receipt of all necessary governmental approvals, HUBCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HUBCO in accordance with its Certificate of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUBCO are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUBCO and constitutes the valid and binding obligation of HUBCO, enforceable against HUBCO in accordance with its terms.

                  (b) Neither the execution or delivery of this Agreement by HUBCO, nor the consummation by HUBCO of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUBCO with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or By-Laws of HUBCO, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUBCO, any HUBCO Subsidiary, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HUBCO under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUBCO is a party, or by which it or any of its properties or assets may be bound or affected, except, with respect to (ii) and
(iii) above, such as individually or in the aggregate will not have a material adverse effect on HUBCO, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the FRB, the OCC, the Department, the Secretary of State of New Jersey, or other applicable Governmental Entities, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO in connection with (x) the execution and delivery by HUBCO of this Agreement, and (y) the consummation by HUBCO of the Merger and the other transactions contemplated hereby, except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on HUBCO and which will not prevent or materially delay the consummation of the transactions contemplated hereby. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4.  Financial Statements.

                  (a) The HUBCO Disclosure Schedule sets forth copies of the consolidated statements of financial condition of HUBCO as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in shareholders' equity and of cash flows for the periods ended December 31, in each of the two fiscal years 1995 through 1996, in each case accompanied by the audit report of Arthur Andersen, LLP independent public accountants with respect to HUBCO ("Arthur Andersen"), and the unaudited consolidated statement of condition of HUBCO as of September 30, 1997 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1997 and 1996, as reported in HUBCO's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in shareholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

                  (b) The books and records of HUBCO and the HUBCO Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the HUBCO Financial Statements (including the notes thereto), as of September 30, 1997 neither HUBCO nor any of the HUBCO
Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of the HUBCO Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUBCO's consolidated statement of condition as of September 30, 1997 or the notes thereto. Except for the transactions contemplated by this Agreement, and the other proposed acquisitions by HUBCO reflected in any Form 8-K filed by HUBCO with the SEC since September 30, 1997, neither HUBCO nor any HUBCO Subsidiary has incurred any liabilities.

                  4.5. Broker's and Other Fees. Neither HUBCO, any HUBCO Subsidiary nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole since September 30, 1997 and to the best of HUBCO's knowledge, except for any merger related charges arising from or connected with the consummation of the transactions contemplated by the BTH Agreement, the MSB Agreement and the effect of the consummation of other publicly announced mergers or acquisitions, not yet consummated (the "Effects of Announced Acquisitions"), no facts or condition exists which HUBCO believes will cause such a material adverse change in the future.

                  4.7  Legal  Proceedings.  Except  as  disclosed  in the  HUBCO
Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HUBCO or the HUBCO Subsidiaries, neither HUBCO nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of HUBCO's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUBCO or any of the HUBCO Subsidiaries which, if decided adversely to HUBCO or the HUBCO Subsidiaries, are reasonably likely to have a material adverse effect on HUBCO and the HUBCO Subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any HUBCO Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUBCO or the HUBCO Subsidiaries taken as a whole.

                  4.8      Tax Returns.

                  (a) HUBCO and each HUBCO Subsidiary have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to CFHC in writing). HUBCO and HUBCO's Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUBCO or HUBCO's Subsidiaries through such date. The HUBCO Disclosure Schedule identifies the federal income tax returns of HUBCO and HUBCO's Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUBCO Disclosure
Schedule identifies the applicable state income tax returns of HUBCO and HUBCO's Subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUBCO, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUBCO or HUBCO's Subsidiaries, nor has HUBCO or HUBCO's Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the HUBCO Disclosure Schedule, neither HUBCO nor any Subsidiary of HUBCO (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes with third parties, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUBCO (nor does HUBCO have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.9      Employee Benefit Plans.

                  (a) HUBCO and the HUBCO Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "HUBCO Pension Plans"), as such term is defined in Section 3(2)(A) of ERISA, and "employee welfare benefit plans" (the "HUBCO Welfare Plans"), as such term is defined in Section 3(1) of ERISA. Since September 2, 1974, neither HUBCO nor any HUBCO Subsidiary has contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Each of the HUBCO Pension Plans and each of the HUBCO Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. HUBCO is not aware of any fact or circumstance which would disqualify any plan that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (c) The present  value of all accrued  benefits  under each of the HUBCO Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such HUBCO Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of HUBCO's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect the then current market conditions.

                  (d) During the last five years, the PBGC has not asserted any claim for liability against HUBCO or any HUBCO Subsidiary which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HUBCO Pension Plan have been paid. All contributions required to be made to each HUBCO Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUBCO which have not been paid have been properly recorded on the books of HUBCO.

                  (f) No "accumulated funding deficiency", within the meaning of
Section 412 of the Code, has been incurred with respect to any of the HUBCO Pension Plans.

                  (g) There are no pending or, to the best knowledge of HUBCO, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the HUBCO Pension Plans or the HUBCO Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUBCO Disclosure Schedule.

                  (h) Except with respect to customary health, life and disability benefits or as disclosed in the HUBCO Disclosure Schedule, HUBCO has no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements and established under GAAP or otherwise noted on such financial statements.

                  (i) To the best knowledge of HUBCO, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any HUBCO Welfare Plan or HUBCO Pension Plan that would result in any material tax or penalty for HUBCO or any HUBCO Subsidiary.

                  (h) Except as disclosed in the HUBCO Disclosure Schedule, no HUBCO Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any HUBCO Pension Plan.

                  4.10 Reports. Since January 1, 1994, HUBCO has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUBCO with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, HUBCO and each HUBCO Subsidiary has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

                  4.11 HUBCO Information. The information relating to HUBCO and the HUBCO Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose), this Agreement and the transactions contemplated hereby to be contained in the Registration Statement and Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement-Prospectus, and up to and including the date of the meeting of shareholders of CFHC to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.12 Compliance With Applicable Law. Except as set forth in the HUBCO Disclosure Schedule, each of HUBCO and HUBCO's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUBCO or HUBCO's Subsidiaries (including without limitation consumer, community  and fair  lending  laws)  (other  than  where the  failure  to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a Material Adverse Effect on HUBCO) and HUBCO has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.13 Contracts. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any HUBCO Subsidiary, or to the best knowledge of HUBCO, any party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Bank or another HUBCO Subsidiary is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on HUBCO.

                  4.14     Properties and Insurance.

                  (a) HUBCO and the HUBCO Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUBCO's consolidated balance sheet as of September 30, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30, 1997), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUBCO and the HUBCO Subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO and the HUBCO Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUBCO or the HUBCO Subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUBCO and the HUBCO Subsidiaries.

                  (b) The business operations and all insurable properties and assets of HUBCO and the HUBCO Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUBCO, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUBCO adequate for the business engaged in by HUBCO and the HUBCO Subsidiaries. As of the date hereof, neither HUBCO nor any HUBCO Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.15 Environmental Matters. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any HUBCO Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUBCO or any HUBCO Subsidiary (either directly, or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any non-residential property currently owned or leased by HUBCO or any HUBCO Subsidiary, or owned or leased in the five years prior to the date of this Agreement in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, other than violations which, in the aggregate, are immaterial to HUBCO and the HUBCO Subsidiaries, taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, all property formerly owned or leased by HUBCO or any HUBCO Subsidiary which was subject to ISRA, complied with all applicable provisions of ISRA at the time such property was sold or transferred other than non-compliances which, in the aggregate, are immaterial to HUBCO and the HUBCO Subsidiaries, taken as a whole.

                  4.16 Reserves. As of September 30, 1997, each of the allowances for loan losses and the reserve for OREO properties in the HUBCO Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute each of the loan loss reserves and the reserve for OREO properties complies in all material respects with GAAP (consistently applied) and all applicable policies of the FDIC and the New Jersey Department of Banking.

                  4.17 HUBCO Stock. As of the date hereof, HUBCO has available and reserved shares of HUBCO Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of the CFHC Stock Options and the PMG Warrants. The HUBCO Common Stock to be issued hereunder pursuant to the Merger and upon the exercise of the CFHC Stock Options and the PMG Warrants, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUBCO, with no personal liability attaching to the ownership thereof. The HUBCO Common Stock to be issued hereunder pursuant to the Merger, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations and approved for listing on NASDAQ.

                  4.18. Agreements with Bank Regulators. Neither HUBCO nor any HUBCO Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to CFHC by HUBCO prior to the date of this Agreement, nor has HUBCO been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to CFHC by HUBCO prior to the date of this Agreement. Neither HUBCO nor any HUBCO Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to CFHC by HUBCO prior to the date of this Agreement.

                  4.19 Capital Adequacy. At the Effective Time, after taking into account the effect of the Merger, the consummation of the mergers contemplated by the BTH Agreement and the MSB Agreement and the agreement whereby HUBCO will assume the deposits in 22 branches of First Union Bank, HUBCO will have sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.20 Minute Books. The minute books of HUBCO and its bank subsidiaries contain records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) that are complete and accurate in all material respects.

                  4.21. Year 2000 Compliance. HUBCO and the HUBCO Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order to be Year 2000 compliant on or before the end of 1999 and HUBCO does not expect the future cost of addressing such issues to be material.

                  4.21.  Disclosure.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of CFHC. During the period from the date of this Agreement to the Effective Time, CFHC and Community shall, and shall cause each CFHC Subsidiary to, conduct their respective businesses only in the ordinary course and consistent with prudent business practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld. Each of CFHC and Community also shall use its reasonable best efforts to (i) preserve its business organization and that of the CFHC Subsidiaries intact, (ii) keep available to itself the present services of its employees and those of the CFHC Subsidiaries, and (iii) preserve for itself and HUBCO the goodwill of its customers and those of the CFHC Subsidiaries and others with whom business relationships exist.

                  5.2. Negative Covenants. From the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing, or as set forth in the CFHC Disclosure Schedule, or as permitted or required by this Agreement, neither CFHC nor Community will:

                  (a) change any provision of its Certificate of Incorporation or any similar governing documents;

                  (b) change any provision of its By-Laws without the consent of HUBCO which consent shall not be unreasonably withheld;

                  (c) change the  number of shares of its  authorized  or issued capital stock (other than upon exercise of stock options or warrants described in the CFHC Disclosure Schedule in accordance with the term thereof) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, that from the date hereof to the Effective Time, CFHC may declare, set aside or pay dividends on the CFHC Common Stock in a quarterly amount equal to $0.14 per share.

                  (d) grant any severance or termination pay (other than pursuant to policies or contracts of CFHC in effect on the date hereof and disclosed to HUBCO in the CFHC Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except in each case as specified in Section 5.2 of the CFHC Disclosure Schedule.

                  (e) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of CFHC or Community.

                  (f) except for reasonable capital expenditures in connection with the establishment of its branch in Medford, New Jersey and other capital expenditures not to exceed $25,000 in the aggregate, make any capital expenditures other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO.

                  (g) file any applications or make any contract with respect to branching or site location or relocation.

                  (h) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any new investments in securities other than investments in government, municipal or agency bonds having a maturity of less than five years.

                  (i) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities.

                  (j) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                  (k) without first conferring with HUBCO, make or commit to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified in the CFHC Disclosure Schedule and residential loans made in the ordinary course of business in accordance with past practice; or

                  (l) agree to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, CFHC and Community shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving CFHC or Community (an "Acquisition Transaction"). Notwithstanding the foregoing, (i) CFHC may respond to inquiries from holders of CFHC Common Stock in the ordinary course of business and (ii) CFHC may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of CFHC, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. CFHC shall promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of CFHC and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, CFHC agrees to provide HUBCO, and HUBCO agrees to provide CFHC, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), CFHC will deliver to HUBCO and HUBCO will deliver to CFHC their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, CFHC will deliver to HUBCO and HUBCO will deliver to CFHC their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5.  Access to Properties and Records; Confidentiality.

                  (a) CFHC and Community shall permit HUBCO and its representatives, and HUBCO shall permit, and cause each HUBCO Subsidiary to permit, CFHC and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or CFHC and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, By-Laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives or CFHC and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, CFHC acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to CFHC except as such information is disclosed to HUBCO's shareholders generally.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  5.6.  Regulatory Matters.

                  (a) For the purposes of holding the Shareholders Meeting (as such term is defined in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the HUBCO Common Stock to be issued to CFHC shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUBCO with the SEC of a Registration Statement including a proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by CFHC and HUBCO to the CFHC shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus" and the various documents to be filed by HUBCO under the 1933 Act with the SEC to register the HUBCO Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                  (b) HUBCO shall furnish CFHC with such information concerning HUBCO and the HUBCO Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose) as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUBCO agrees promptly to advise CFHC if at any time prior to the Shareholders' Meeting any information provided by HUBCO in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and to provide CFHC with the information needed to correct such inaccuracy or omission. HUBCO shall furnish CFHC with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to HUBCO and the HUBCO Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to CFHC shareholders.

                  (c) CFHC shall furnish HUBCO with such information concerning CFHC as is necessary to cause the Proxy Statement-Prospectus, insofar as it relates to CFHC, to comply with Section 5.6(a) hereof. CFHC agrees promptly to advise HUBCO if at any time prior to the Shareholders' Meeting, any information provided by CFHC in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and to provide HUBCO with the information needed to correct such inaccuracy or omission. CFHC shall furnish HUBCO with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to CFHC and Community to comply with
Section 5.6(a) after the mailing thereof to CFHC shareholders.

                  (d) HUBCO shall as promptly as practicable make such filings as are necessary in connection with the offering of the HUBCO Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. CFHC shall promptly furnish HUBCO with such information regarding the CFHC shareholders as HUBCO requires to enable it to determine what filings are required hereunder. CFHC authorizes HUBCO to utilize in such filings the information concerning CFHC and Community provided to HUBCO in connection with, or contained in, the Proxy Statement-Prospectus. HUBCO shall furnish CFHC's counsel with copies of all such filings and keep CFHC advised of the status thereof. HUBCO and CFHC shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of HUBCO and CFHC shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

                  (e) HUBCO shall cause the HUBCO Common Stock issuable pursuant to the Merger to be listed on NASDAQ at the Effective Time. HUBCO shall cause the HUBCO Common Stock which shall be issuable pursuant to exercise of Stock Options to be accepted for filing on the NASDAQ when issued.

                  (f) The parties hereto will cooperate with each other and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the OCC, the Department and the DEP. Without limiting the foregoing, the parties shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 45 days after the date hereof. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity (including the SEC) in connection with the transactions contemplated by this Agreement.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  (h) CFHC acknowledges that HUBCO is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning CFHC may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. CFHC agrees to provide HUBCO with any information, certificates, documents or other materials about CFHC as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. CFHC shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications or any such acquisition or issuance of securities. HUBCO shall reimburse CFHC for reasonable expenses thus incurred by CFHC should this transaction be terminated for any reason other than Section 7.1(i). HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding CFHC unless CFHC shall have consented to such filing, which consent shall not be unreasonably delayed or withheld.

                  5.7. Approval of Shareholders. CFHC will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of CFHC (the "Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if (x) its investment banker withdraws its fairness opinion prior to the Shareholders' Meeting or (y) CFHC's Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of CFHC the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUBCO with respect to each of the foregoing matters.

                  If it becomes necessary under NASDAQ rules or applicable laws to obtain HUBCO shareholder approval, HUBCO shall take all steps necessary to obtain the approval of its shareholders as promptly as possible. In connection therewith, HUBCO shall take all steps necessary to duly call, give notice and convene a meeting of its shareholders for such purpose.

                  5.8.  Further Assurances.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto if the Merger is not consummated.

                  (b) HUBCO agrees that from the date hereof to the Effective Time, except as otherwise approved by CFHC in writing or as permitted or required by this Agreement, HUBCO will use reasonable business efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships, and HUBCO will not, nor will it permit any HUBCO Subsidiary to, take any action: (i) that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at, or prior to, the Effective Time, or (ii) that would cause any of its conditions to Closing not to be satisfied, or (iii) that would constitute a breach or default of its obligations under this Agreement.

                  5.9. Public Announcements. HUBCO and CFHC shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUBCO and CFHC agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation upon the advice of counsel.

                  5.10. Failure to Fulfill  Conditions.  In the event that HUBCO or CFHC determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 1998 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, CFHC and HUBCO will promptly inform the other of any facts applicable to CFHC or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11. Employee Matters.

                  (a) Following consummation of the Merger, HUBCO agrees with CFHC to honor the existing written contracts with officers and employees of CFHC and Community that are included in the CFHC Disclosure Schedule.

                  (b) Following consummation of the Merger, the Bank intends to make available to all employees of CFHC and Community employed by the Bank coverage under the HUBCO Pension and Welfare Plans generally available to the Bank's employees on the terms and conditions available to the Bank's newly hired employees; provided, however, that credit for prior service with CFHC and/or Community will be given for the sole purpose of determining whether such employees are eligible to participate, and vest, when applicable, in the Bank's medical, vacation, sick leave, disability and 401(k) plans. At HUBCO's option, CFHC's 401(k) plan will either be frozen or merged into HUBCO's 401(k) plan; in either event, all employer contributions to CFHC's 401(k) plan will become fully vested as of the Effective Time.. No prior existing condition limitation shall be imposed with respect to any medical coverage plan of the Bank.

                  (c) Following the consummation of the Merger, the Bank intends to maintain Community' existing severance policy (as restated on March 2, 1998) attached hereto as Exhibit 5.11, and recognize years of service completed while employed by CFHC and/or Community for purposes of such policy. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 5.11(c) will be taken into account under the terms of any applicable severance policy of HUBCO.

                  5.12. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules which corrects any representation or warranty which was untrue when made shall eliminate the other party's right (if any) to terminate this Agreement based on the original untruth of the representation or warranty; provided, that the other party shall be deemed to have waived such right if it does not exercise such right within 15 days after receiving the correcting supplement or amendment.

                  5.13. Transaction Expenses of CFHC.

                           (a) For planning purposes, CFHC shall, within 15 days
from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by CFHC in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. CFHC shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget.

                           (b) Promptly  after the execution of this  Agreement,
CFHC shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. CFHC shall accrue and/or pay all of such amounts as soon as possible.

                           (c)  CFHC   shall   advise   HUBCO   monthly  of  all
out-of-pocket   expenses  which  CFHC  has  incurred  in  connection  with  this transaction.

                           (d)  HUBCO,  in  reasonable  consultation  with CFHC,
shall make all arrangements with respect to the printing and mailing of the Proxy Statement-Prospectus.

                  5.14. Indemnification

                           (a) For a period  of six years  after  the  Effective
Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of CFHC or Community or serves or has served at the request of CFHC or Community in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of CFHC or Community or serves or has served at the request of CFHC or Community in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against CFHC or Community or any of their respective affiliates, or by any shareholder of CFHC (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of CFHC or Community or of any committee of CFHC's or Community's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUBCO set forth in this
Section 5.14, in each case to the fullest extent which CFHC or Community would have been permitted under any applicable law, the respective Certificate of Incorporation of CFHC or Community and the respective By-Laws of CFHC or Community had the Merger not occurred (and HUBCO shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, HUBCO shall not provide any indemnification not permitted by law nor shall HUBCO advance expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but HUBCO shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

                           (b) From and after the  Effective  Time,  HUBCO shall
assume and honor any obligation of CFHC or Community immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or By-Laws of CFHC or Community as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

                           (c) In the event  HUBCO or any of its  successors  or
assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.14.

                           (d) HUBCO shall cause CFHC's and Community's officers
and directors to be covered under HUBCO's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative, to be covered under an extension of CFHC's and Community's existing officers' and directors' liability insurance policy. However, HUBCO shall only be required to insure such persons upon terms and for coverages substantially similar to CFHC's and Community's existing officers' and directors' liability insurance.

                           (e) Any Indemnitee  wishing to claim  indemnification
under this Section 5.14 shall promptly notify HUBCO upon learning of any Claim, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUBCO elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUBCO shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15. Bank Policies and Bank Merger. Notwithstanding that CFHC believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, CFHC recognizes that HUBCO may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, CFHC and HUBCO shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation,
CFHC's loan, accrual and reserve policies and CFHC's other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, the National Bank Act, the Bank Secrecy Act and FDIC matters, to those policies of HUBCO as HUBCO may reasonably identify to CFHC from time to time, (ii) new extensions of credit or material revisions to existing terms of credits by Bank, in each case where the aggregate exposure exceeds $500,000, and
(iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of CFHC and Community to the extent appropriate; provided that any required change in CFHC's practices in connection with the matters described in clause (i) or (iii) above need not be effected until the parties receive all necessary governmental approvals and consents to consummate the transactions contemplated hereby,

                  5.16. Compliance with Antitrust Laws. Each of HUBCO and CFHC shall use its reasonable best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the Hart-Scott-Rodino Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of HUBCO and CFHC shall use its reasonable best efforts to avoid the filing of, resist or resolve such suit. HUBCO and CFHC shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall include, but not be limited to, the proffer by HUBCO of its willingness to accept an order agreeing to the divestiture, or the holding separate, of any assets of HUBCO or CFHC, except to the extent that any such divestitures or holding separate arrangement would have a material adverse effect on HUBCO. The entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of HUBCO or CFHC be divested or held separate thereafter shall not be deemed a failure to satisfy the conditions specified in Section 6.1 hereof except to the extent that any divestitures or holding separate arrangement would have a material adverse effect on HUBCO and HUBCO shall not have voluntarily consented to such divestitures or holding separate arrangements. For the purposes of this Section 5.16, the divestiture or the holding separate of a branch or branches of the Bank with, in the aggregate, less than $450,000,000 in assets shall not be considered to have a material adverse effect on HUBCO.

                  5.17. Pooling and Tax-Free Reorganization Treatment. Prior to the date hereof, neither HUBCO or CFHC has taken any action or failed to take any action which would disqualify the Merger for pooling of interests accounting treatment. Before the Effective Time, neither HUBCO nor CFHC shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, HUBCO shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                  5.18. Comfort Letters. HUBCO shall cause Arthur Andersen, its independent public accountants, to deliver to CFHC, and CFHC shall cause Peat Marwick, its independent public accountants, to deliver to HUBCO and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement-Prospectus for the Shareholders Meeting of CFHC, in the form customarily issued by such accountants at such time in transactions of this type.

                  5.19.  Affiliates.  CFHC has  previously  delivered to HUBCO a letter identifying all persons who, to the knowledge of CFHC, may be deemed to be affiliates of CFHC under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of CFHC. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, CFHC shall deliver to HUBCO copies of letter agreements, each substantially in the form of Exhibit 5.19-1, executed by each such person who has been identified by CFHC in such letter as an affiliate of CFHC agreeing to comply with Rule 145 and to refrain from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUBCO shall cause its directors and executive officers to enter into letter agreements in the form of Exhibit 5.19-2 with HUBCO concerning the pooling-of-interests accounting rules. HUBCO hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of post-Merger combined operations of HUBCO and CFHC as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of Exhibit 5.19-1.

                  5.20. Appointments and Empoyees. HUBCO agrees to (i) cause Robert T. Pluese to be appointed to the Board of Directors of the Surviving Bank and to use its best efforts to cause Mr. Pluese to be re-elected to the Board of the Surviving Bank for a period of three years, (ii) cause each director of Community to be appointed as a member of an advisory board of the New Division for a period of three years and cause each such member to receive fees for service on the advisory board equal to $4,500.00 annually and (iii) cause Gerard
M. Banmiller to be appointed as Regional President of the New Division.


                         ARTICLE VI - CLOSING CONDITIONS

                  6.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of CFHC Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of CFHC. The HUBCO Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUBCO Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the Department, the FRB, the OCC, the SEC and the DEP) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of CFHC and Community, taken as a whole, to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or CFHC determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                  (d) Tax Opinion.  HUBCO shall have received an opinion,  dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to HUBCO, and CFHC shall have received an opinion, dated as of the Effective Time, of Stevens & Lee reasonably satisfactory in form and substance to CFHC, in each case based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that

                  (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code; (ii) no gain or loss will be recognized by CFHC; (iii) no gain or loss will be recognized by the holders of CFHC Common Stock upon the exchange of CFHC Common Stock solely for HUBCO Common Stock; (iv) the tax basis of any HUBCO Common Stock received in exchange for CFHC Common Stock shall equal the basis of the recipient's CFHC Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUBCO Common Stock received in exchange for CFHC Common Stock will include the period during which CFHC Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                  (e) Pooling of Interests. HUBCO shall have received a letter, dated the Closing Date, from its accountants, Arthur Andersen, reasonably satisfactory to HUBCO and CFHC, to the effect that the Merger shall be qualified to be treated by HUBCO as a pooling-of-interests for accounting purposes.

                  6.2. Conditions to the Obligations of HUBCO Under this Agreement. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of CFHC and Community. Except for those representations which are made as of a particular date, the representations and warranties of CFHC contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. CFHC shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the CFHC Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the CFHC Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel. HUBCO shall have received an opinion of counsel to CFHC, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, substantially in accordance with Exhibit 6.2(b) hereto.

                  (c) Certificates. CFHC shall have furnished HUBCO with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

                  (d) Legal Fees. CFHC shall have furnished HUBCO with letters from all attorneys representing CFHC and Community in any matters confirming that all legal fees have been paid in full for services rendered as of the Effective Time.

                  (e) Merger Related Expense. CFHC shall have provided HUBCO with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

                  6.3. Conditions to the Obligations of CFHC Under this Agreement. The obligations of CFHC under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. HUBCO shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to HUBCO. CFHC shall have received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to CFHC, substantially in accordance with Exhibit 6.3(b) hereto.

                  (c) Fairness Opinion. CFHC shall have received an opinion from
Berwind, dated no more than three days prior to the date the Proxy Statement-Prospectus is mailed to CFHC's shareholders (and if it shall become necessary to resolicit proxies thereafter, dated no more than three days prior to the date of any substantive amendment to the Proxy Statement-Prospectus), to the effect that, in its opinion, the consideration to be paid to shareholders of CFHC hereunder is fair to such shareholders from a financial point of view ("Fairness Opinion").

                  (d) Certificates. HUBCO shall have furnished CFHC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as CFHC may reasonably request.

                  (e) Officer and Director. Robert T. Pluese shall be appointed by the Board of Directors of the Bank to the Surviving Bank's Board of Directors and Gerard M. Banmiller shall be appointed as Regional President of the New Division, effective at the Effective Time.


                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of CFHC:

                  (a) by mutual written consent of the parties hereto;

                  (b) by HUBCO or CFHC (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the shareholders of CFHC is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose, or (iii) if a vote of the shareholders of HUBCO is required by applicable NASDAQ rules, such vote is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose;

                  (c) by HUBCO or CFHC upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUBCO upon written notice to CFHC if any such application is approved with conditions (other than conditions which are customary in such regulatory approvals) which would have a Material Adverse Effect on HUBCO;

                  (d) by HUBCO if (i) there shall have occurred a change in the business, operations, assets, or financial condition of CFHC and Community, taken as a whole, from that disclosed by CFHC in CFHC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 which change shall have resulted in a material adverse effect on CFHC or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of CFHC hereunder and such breach shall not have been remedied within 30 days after receipt by CFHC of notice in writing from HUBCO to CFHC specifying the nature of such breach and requesting that it be remedied, provided, that those matters disclosed in the CFHC Disclosure Schedule shall not be deemed to have caused such a material adverse effect and for the purposes of this Section 7.1(d) only, the term material adverse effect shall not be deemed to include the impact of any changes in the business, operations, assets or financial condition of CFHC or Community, taken as a whole, resulting from (x) changes in interest rates and economic conditions affecting banking institutions generally, (y) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, and (z) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies;

                  (e) by CFHC, if (i) there shall have occurred a change in the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries taken as a whole from that disclosed by HUBCO in HUBCO's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the nine month period ending September 30, 1997 except for the Effects of Announced Acquisitions, which change shall have resulted in a material adverse effect on HUBCO (it being understood that those matters disclosed in the HUBCO Disclosure Schedule shall not be deemed to have caused such a material adverse effect); or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from CFHC specifying the nature of such breach and requesting that it be remedied, provided, that those matters disclosed in the HUBCO Disclosure Schedule shall not be deemed to have caused such a material adverse effect and for the purposes of this Section 7.1(e) only, the term material adverse effect shall not be deemed to include the impact of any changes in the business, operations, assets or financial condition of HUBCO or the Bank, taken as a whole, resulting from (x) changes in interest rates and economic conditions affecting banking institutions generally, (y) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, and (z) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies;

                  (f) by CFHC, if CFHC's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws;

                  (g) by HUBCO if the conditions set forth in Section 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

                  (h) by CFHC if the conditions set forth in Section 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date;

                  (i) by CFHC, in accordance with Section 2.1(a).

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either HUBCO or CFHC pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of CFHC but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of CFHC without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.


                          ARTICLE VIII - MISCELLANEOUS

                  8.1.  Expenses.

                  (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, HUBCO shall bear all expenses of the financial printer in connection with the Registration Statement and the Proxy Statement-Prospectus and HUBCO may bear the expenses of the Bank and CFHC may bear the expenses of Community.

                  (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  8.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.8(a) and 5.14.

                  8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

                  (a)  If to HUBCO, to:

                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, NJ 07430
                           Attn.: Kenneth T. Neilson, President and
                                  Chief Executive Officer


                           Copy to:
                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, NJ 07430
                           Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                           And copy to:
                           Pitney, Hardin, Kipp & Szuch
                           (mail to) P.O. Box 1945
                           Morristown, NJ 07962
                           (deliver to) 200 Campus Drive
                           Florham Park, NJ 07932
                           Attn.: Ronald H. Janis, Esq.
                                  Michael W. Zelenty, Esq.


                  (b)      If to CFHC, to:

                           Community Financial Holding Company
                           222 Haddon Avenue
                           Westmont, NJ 08108
                           Attn.: Robert T. Pluese, Chairman

                           Copy to:
                           Stevens & Lee
                           1415 Route 70 East, Suite 506
                           Cherry Hill, NJ 08034
                           Attn.: Jeffrey P. Waldron, Esq.
                                  Edward C. Hogan, Esq.


or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4. Parties in Interest; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned.

                  8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, HUBCO, the Bank, CFHC and Community have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                                 HUBCO, INC.


By: D. LYNN VAN BORKULO-NUZZO       By: KENNETH T. NEILSON
    ---------------------------         ------------------------------
     D. Lynn Van Borkulo-Nuzzo,         Kenneth T. Neilson, President
     Secretary                          and Chief Executive Officer


ATTEST:                                   COMMUNITY FINANCIAL
                                          HOLDING CORPORATION


By: KEVIN L. KUTCHER                  By: GERARD M. BANMILLER
    ---------------------------        -  ------------------------------
       Kevin L. Kutcher,                  Gerard M. Banmiller, President
     Secretary



ATTEST:                                 HUDSON UNITED BANK


By: D. LYNN VAN BORKULO-NUZZO       By: KENNETH T. NEILSON
    -----------------------------       --------------------------------
     D. Lynn Van Borkulo-Nuzzo,         Kenneth T. Neilson, President
     Secretary                           and Chief Executive Officer


ATTEST:                                  COMMUNITY NATIONAL BANK


By: KEVIN L. KUTCHER                 By: GERARD M. BANMILLER
    ----------------------------         -------------------------------
       Kevin L. Kutcher,                 Gerard M. Banmiller, President
       Secretary

               CERTIFICATE OF THE DIRECTORS OF COMMUNITY FINANCIAL
                 HOLDING CORPORATION AND COMMUNITY NATIONAL BANK

                  Reference is made to the Agreement and Plan of Merger, dated as of March 2, 1998 (the "Agreement"), among HUBCO, Inc., Hudson United Bank, Community Financial Holding Corporation and Community National Bank. Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the directors of CFHC and Community, agrees to vote or cause to be voted all shares of CFHC Common Stock which are held by such person, or over which such person exercises full voting control, in favor of the Merger, unless prior to such vote CFHC's Board of Directors makes the determination described in clause (y) of Section
5.7 of the Agreement.


ELIZABETH BURNS                                      FRANK SMITH
-----------------------------------                  ---------------------------
Elizabeth Burns                                      Frank Smith


MICHAEL BRENNAN                                      MARVIN SAMSON
-----------------------------------                  ---------------------------
Michael Brennan                                      Marvin Samson


GERALD DEFELICIS                                     ROBERT T. PLUESE
-----------------------------------                  ---------------------------
Gerald DeFelicis                                     Robert T. Pluese


LETITIA COLOMBI                                      DORIS DAMM
-----------------------------------                  ---------------------------
Letitia Colombi                                      Doris Damm


GERARD M. BANMILLER                                  JOSEPH RIGGS
-----------------------------------                  ---------------------------
Gerard M. Banmiller                                  Joseph Riggs



Dated: As of March 2, 1998

                                   EXHIBIT 1.7

                     SUBSIDIARY AGREEMENT AND PLAN OF MERGER


                  This Subsidiary Agreement and Plan of Merger (this "Agreement") is dated as of March __, 1998, among HUDSON UNITED BANK (the "Bank"), a New Jersey state-chartered banking corporation and a wholly-owned subsidiary of HUBCO, Inc., a New Jersey corporation ("Parent"), and COMMUNITY NATIONAL BANK ("Community"), a federally-chartered banking association and a wholly-owned subsidiary of Community Financial Holding Corporation, a New Jersey corporation ("CFHC"). The principal office of the Bank is located at 3100 Bergenline Avenue, Union City, New Jersey. The Bank has capital of $________, divided into _______ shares of common stock, each of par value $___ per share (the "Bank Common Stock"), capital surplus of $________ and undivided profits, including capital reserves, of $_________, as of December 31, 1997. The principal office of Community is located at ________________________________, New Jersey. Community has capital of $_________ divided into ____ shares of common stock, each of $____ par value (the "Community Common Stock"), capital surplus of $_________ and undivided profits, including capital reserves, of $_________, as of December 31, 1997.

                  WHEREAS, the respective Board of Directors of Parent, CFHC, the Bank and Community has approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction between Parent and CFHC set forth in the Agreement and Plan of Merger, dated as of February __, 1998 (the "Parent Merger Agreement"), by and among Parent, CFHC, the Bank and Community, pursuant to which CFHC will merge with and into Parent (the "Parent Merger"); and

                  WHEREAS, not less than a majority of each of the Boards of Directors of the Bank and Community have approved, and deem it advisable to consummate, the subsidiary merger provided for herein (the "Subsidiary Merger") and in the Parent Merger Agreement, in accordance with the provisions of applicable law;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Parent Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  1.1 Effective Time of the Subsidiary Merger. Subject to the provisions of this Agreement, the Subsidiary Merger shall become effective in accordance with the terms of the Certificate of Merger pursuant to N.J.S.A. 17:9A-137 (the "Certificate of Merger") which shall be filed with the New Jersey Department of Banking and Insurance (the "Banking Department") and the written notice regarding the consummation of the Subsidiary Merger (the "Notice") which shall be filed with the Office of the Comptroller of the Currency (the "OCC") immediately following the Effective Time (as defined in Section 1.6 of the Parent Merger Agreement). The term "Subsidiary Merger Effective Time" shall be the date and time when the Subsidiary Merger becomes effective, as set forth in the Certificate of Merger and the Notice.

                  1.2 Closing. Notwithstanding anything to the contrary contained in the Parent Merger Agreement, the closing of the Subsidiary Merger will take place immediately subsequent to the Parent Merger on the date and at the location specified in the Parent Merger Agreement with respect to the Parent Merger or at such other time, date or place as may be agreed to by the parties hereto (the "Closing Date").

                  1.3.     Effect of the Subsidiary Merger.

                           (a)  At the Subsidiary Merger Effective Time:

                           (i) the separate  existence of Community  shall cease
and Community shall be merged with and into the Bank (the Bank is sometimes referred to as herein as the "Surviving Bank"), except that at the Effective Time the business of Community shall be operated as a division of the Surviving Bank called "Community National Division of Hudson United Bank" or such other similar name as agreed to by the parties (the "New Division");

                           (ii) the Certificate of  Incorporation of the Bank as
in effect immediately prior to the Subsidiary Merger Effective Time shall be the Certificate of Incorporation of the Surviving Bank until duly amended in accordance with applicable law, and the name of the Surviving Bank shall be Hudson United Bank;

                           (iii) the Bylaws of the Bank as in effect immediately
prior to the Subsidiary Merger Effective Time shall be the Bylaws of the Surviving Bank;

                           (iv) the main  office and branch  offices of the Bank
established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit A attached hereto and the main office and branch offices of Community established and authorized immediately prior to the Subsidiary Merger Effective Time and listed on Exhibit B attached hereto shall become established and authorized branch offices of the Surviving Bank;

                           (v) the  directors of the Bank  immediately  prior to
the Subsidiary Merger Effective Time and Robert T. Pluese who will be appointed by the Bank at the Subsidiary Merger Effective Time, shall be the directors of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (the names of the directors of the Surviving Bank are listed on Exhibit C attached hereto);

                           (vi) the executive  officers of the Bank  immediately
prior to the Subsidiary Merger Effective Time shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified (the names of the executive officers of the Surviving Bank are listed on Exhibit D attached hereto); and

                           (vii) an advisory  board to the New Division shall be
created and such other appointments shall be made pursuant to Section 5.20 of the Parent Merger Agreement


                           (b) At and  after  the  Subsidiary  Merger  Effective
Time, the Subsidiary Merger shall have all the effects set forth in N.J.S.A. 17:9A-139 and 12 U.S.C. 214a and, in connection therewith, all assets of the Bank and Community as they exist at the Subsidiary Merger Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all liabilities and obligations of every kind and description of each of Community and the Bank existing as of the Subsidiary Merger Effective Time, whether matured or unmatured, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Community or the Bank.

                           (c) The business of the Surviving  Bank shall be that
of a New Jersey banking corporation, which shall be conducted as its headquarters or main office at 3100 Bergenline Avenue, Union City, New Jersey and its established and authorized branch offices which are listed on Exhibits A and B.


                                   ARTICLE II

                 EFFECT OF THE SUBSIDIARY MERGER ON THE CAPITAL
               OF THE CONSTITUENT BANKS; EXCHANGE OF CERTIFICATES

                  2.1 Effect on Community Capital Stock. At the Subsidiary Merger Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holder of any shares of Community Common Stock, all shares of Community Common Stock (other than shares of Community Common Stock that are owned by Community as treasury stock) shall become and be converted into the right to receive that number of shares of common stock, __ par value of the Bank as shall in the aggregate have a fair market value equal to the fair market value of the shares of Community Common Stock being exchanged at the Subsidiary Merger Effective Time. All shares of Community Common Stock that are owned by Community as treasury stock shall automatically be canceled and retired and shall cease to exist and no stock of the Bank or other consideration shall be delivered in exchange therefor.

                  2.2 The Bank Common Stock. The shares of the Bank Common Stock issued and outstanding immediately prior to the Subsidiary Merger Effective Time shall remain outstanding and unchanged after the Subsidiary Merger.

                  2.3 Capital of Surviving Bank. The amount of capital stock of the Surviving Bank immediately following the Subsidiary Merger Effective Time shall be $_________, divided into ________ shares of common stock, each of $____ par value, and immediately following the Subsidiary Merger Effective Time, the Surviving Bank shall have a surplus of $_________ and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to the combined capital structures of Community and the Bank referred to in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between December 31, 1997 and the Subsidiary Merger Effective Time.


                                   ARTICLE III

                                    COVENANTS

                  3.1 Covenants of the Bank and Community. During the period from the date of this Agreement and continuing until the Subsidiary Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Parent, CFHC, the Bank and Community in the Parent Merger Agreement that pertain or are applicable to the Bank and Community, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

                  4.1 Conditions to Each Party's Obligation To Effect the Subsidiary Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                           (a)  Satisfaction  of  Conditions.  Each condition to
consummation of the Parent Merger contained in the Parent Merger Agreement shall have been satisfied (or waived by the party or parties entitled to assert such condition), and each party shall have received a certificate from the other party to the effect that all of the conditions to its obligation to consummate the Parent Merger contained in the Parent Merger Agreement have been satisfied or waived.

                           (b) No  Injunctions  or  Restraints;  Illegality.  No
order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Subsidiary Merger.

                           (c)  Shareholder  Approvals.  This  Agreement and the
transactions contemplated hereby shall have been duly approved, ratified and confirmed in accordance with applicable law and the respective certificate of incorporation and By-Laws of Community and the Bank by the affirmative vote of the shareholders of Community and the Bank, such vote adopted at a meeting of each such sole shareholder or by each such shareholder's written consent in lieu thereof.

                           (d)  Other  Approvals.  Other  than the  filings  and
approvals provided for by Section 1.1, all requisite regulatory approvals relating to the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect. In addition, all consents, approvals and permits of and notices to non-governmental third parties that are necessary to consummate the Subsidiary Merger shall have been filed, occurred or been obtained and shall continue to be in full force and effect.

                                    ARTICLE V

                            TERMINATION AND AMENDMENT

                  5.1 Termination. This Agreement shall be terminated immediately and without any action on the part of Community or the Bank upon termination of the Parent Merger Agreement. This Agreement may be terminated at any time prior to the Subsidiary Merger Effective Time by mutual consent of the Bank and Community in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire board.

                  5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of the Bank, Community or their respective officers, directors or affiliates.

                  5.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                   ARTICLE VI

                               GENERAL PROVISIONS

                  6.1 Definitions. All capitalized terms which are used but not defined herein shall have the meanings set forth in the Parent Merger Agreement.

                  6.2 Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except to the extent set forth in the Parent Merger Agreement.

                  6.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Bank or Community, respectively, at the addresses for notices to Parent or CFHC, respectively, as set forth in the Parent Merger Agreement, with copies to the persons referred to therein.

                  6.4 Counterparts. This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                  6.5 Entire Agreement. Except as otherwise set forth in this Agreement or the Parent Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  6.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to any applicable conflicts of law.

                  6.7 Binding Effect. This Agreement is intended to be binding on any successors of the parties.

                  6.8 Assignment. Except as provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

                  IN WITNESS WHEREOF, the Bank and Community have caused this Agreement to be signed by their duly authorized officers, under the respective seal of such entities, all as of the date first above written.


ATTEST                                HUDSON UNITED BANK



------------------------------        ----------------------------------
D. Lynn Van Borkulo-Nuzzo,            Kenneth T. Neilson, President and Chief
Secretary                              Executive Officer


ATTEST                                COMMUNITY NATIONAL BANK



------------------------------        ----------------------------------
By:                                   Gerard M. Banmiller, President
Title:

                                  EXHIBIT 5.11

                             COMMUNITY NATIONAL BANK

                       OFFICER AND STAFF SEVERANCE POLICY
                            (restated March 2, 1998)


         If an employee employed as of the date of the close of business on March 2, 1998 is terminated within 14 months subsequent to the consummation of the merger between CFHC and HUBCO, other than (i) termination for cause, death, disability, retirement or voluntary termination on the part of the employee, or
(ii) termination of an employee covered under an employment agreement with CFHC or HUBCO, then said employee shall be entitled to the following lump sum payment, subject to applicable withholding, at the date of termination:


Full Time Staff:

5 or more Years of Service at Time of Termination - 2 weeks Salary for each Year of Service

0 to 5 Years of Service at Time of Termination - 1 week Salary for each one Year of Service

Part Time Staff:

Same as above except based on hours worked



                           For the purpose of this  Officer and Staff  Severance
Policy, the term "termination for cause" shall mean a termination upon ten days written notice to the employee as a result of the employee's (i) willful misconduct, (ii) intentional breach of fiduciary duty involving personal profit,
(iii) intentional refusal to perform material stated duties, (iv) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

                                 EXHIBIT 5.19-1

                          FORM OF CFHC AFFILIATE LETTER


                                                                  March __, 1998


HUBCO, Inc.
[ADDRESS]

Gentlemen:

                  I am delivering this letter to you in connection with the proposed acquisition (the "Merger") of Community Financial Holding Corporation (the "Company"), by HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated March 2, 1998 (the "Agreement") between the Company, its bank subsidiary, HUBCO and its bank subsidiary. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement. I currently own shares of CFHC Common Stock. As a result of the Merger, I will receive shares of HUBCO Common Stock in exchange for my CFHC Common Stock.

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of the Company, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "1933 Act") by the Securities and Exchange Commission ("SEC") and as the term "affiliate" is used for purposes of the SEC's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

                  I represent to and agree with HUBCO that:

                  A. Transfer Review Restrictions. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any CFHC Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any CFHC Common Stock owned by such person or entity, without notifying HUBCO in advance of the proposed transfer and giving HUBCO a reasonable opportunity to review the transfer before it is consummated. HUBCO, if advised to do so by its independent public accountants in writing a copy of which is provided to me, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Transfer Restrictions During Merger Consummation Period. I shall not transfer any CFHC Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any CFHC Common Stock owned by such person or entity during the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of the filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135. For purposes of this paragraph only, "CFHC Common Stock" includes HUBCO Common Stock as converted.

                  C. Compliance with Rule 145. I have been advised that the issuance of HUBCO Common Stock to me pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the Company's shareholders, any transfer by me of HUBCO Common Stock is restricted under Rule 145 promulgated by the SEC under the 1933 Act. I agree not to transfer any HUBCO Common Stock received by me or any of my affiliates unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the 1933 Act, (ii) in the opinion of HUBCO's counsel or counsel reasonably acceptable to HUBCO, such transfer is otherwise exempt from registration under the 1933 Act or (iii) such transfer is registered under the 1933 Act.

                  D. Stop Transfer Instructions; Legend on Certificates. I also understand and agree that stop transfer instructions will be given to HUBCO's transfer agents with respect to the HUBCO Common Stock received by me and any of my affiliates and that there will be placed on the certificates of the HUBCO Common Stock issued to me and any of my affiliates, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED MARCH 2, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND HUBCO, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HUBCO, INC."

                  E. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for the Company.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of the Company as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                           Very truly yours,



                                           -----------------------------
                                           Name:

Accepted this _____
day of _______, 199__ by

HUBCO, INC.


By: ______________________________
    Name:
    Title:

                                 EXHIBIT 5.19-2

                  FORM OF AFFILIATE LETTER FOR HUBCO AFFILIATES



                                                                  March __, 1998


HUBCO, Inc.
[ADDRESS]

Gentlemen:

                  I am delivering this letter to you in connection with the proposed merger (the "Merger") of Community Financial Holding Corporation ("CFHC") with and into HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated March 2, 1998 (the "Agreement") between CFHC, its bank subsidiary, HUBCO and its bank subsidiary. I currently own shares of HUBCO's common stock, no par value ("HUBCO Common Stock").

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of HUBCO, as the term "affiliate" is used for purposes of the rules and regulations of the Securities and Exchange Commission (the "SEC") applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos.
65 and 76 ("ASR 135").

                  I represent and covenant with HUBCO and CFHC that:

                  A. Transfer Restrictions Prior to Merger Consummation. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any HUBCO Common Stock owned by such person or entity, without notifying HUBCO in advance of the proposed transfer and giving HUBCO a reasonable opportunity to object to the transfer before it is consummated. HUBCO, upon advice of its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Post-Consummation Transfer Restrictions. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any HUBCO Common Stock owned by such person or entity.

                  C. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for HUBCO.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of HUBCO as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                       Very truly yours,



                                       -------------------------------------
                                       Name:
                                       Title:


Accepted this ____ day of
________________, 199_ by

HUBCO, INC.



By: ________________________________
    Name:
    Title:

                                   EXHIBIT 6.2


                       FORM OF OPINION OF COUNSEL TO CFHC
                 TO BE DELIVERED TO HUBCO ON THE EFFECTIVE TIME


                  (a) CFHC and Community have full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of CFHC and Community, and the Agreement constitutes the valid and legally binding obligations of CFHC and Community enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal banking associations or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by CFHC and Community with any of the provisions thereof, will
(i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of CFHC or the charter or bylaws of Community, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CFHC or Community is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of CFHC or Community, except such material lien, instrument or obligation that has been disclosed to HUBCO pursuant to the Agreement, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to CFHC or Community.

                  (b) CFHC is a corporation validly existing and in good standing under the laws of the State of New Jersey, Community is a validly existing federally-chartered banking association under the laws of the United States of America and each of CFHC and Community has the corporate power and authority to own or lease all of its properties and assets and to conduct the business in which it is currently engaged as described on pages __ and __ under the caption "_____________________" in the Proxy Statement-Prospectus. The deposits of Community are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

                  (c) Each CFHC Subsidiary listed as such in the CFHC Disclosure
Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (d) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which CFHC or Community is a party which would, if determined adversely to CFHC or Community, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of CFHC or Community taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement.

                  (e) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge of any third party, is required for the consummation by CFHC or Community of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained or which would not have a material adverse effect upon HUBCO upon consummation of the Merger.

         In addition to the foregoing opinions, counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of CFHC in connection with the preparation of the Prospectus-Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus-Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements, financial schedules and other financial or statistical data and stock valuation information contained or incorporated by reference therein and except for any information supplied by HUBCO for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of CFHC to approve the Merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in connection with the foregoing that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus-Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to CFHC or Community or the transactions contemplated in the Agreement and that it is relying as to materiality as to factual matters on certificates of officers and representatives of the parties to the Agreement and other factual representations by CFHC and Community.

                  Such counsel's opinion shall be limited to matters governed by the laws of the State of New Jersey and federal laws and regulations of the United States of America.

                                   EXHIBIT 6.3


                       FORM OF OPINION OF COUNSEL TO HUBCO
                  TO BE DELIVERED TO CFHC ON THE EFFECTIVE TIME




                  (a) HUBCO is a corporation validly existing and in good standing under the laws of the State of New Jersey, the Bank is a validly existing New Jersey state-chartered banking association under the laws of the State of New Jersey and each of HUBCO and the Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Proxy Statement-Prospectus on pages __ and __ under the caption "_____________________________." HUBCO is registered as a bank holding company under the BHCA.

                  (b) Each HUBCO Subsidiary listed as such in the HUBCO Disclosure Schedule is validly existing under the laws of the jurisdiction of its incorporation.

                  (c) The authorized capital stock of HUBCO consists of ____________ shares of common stock, no par value per share ("HUBCO Common Stock") and _____________ shares of Series B, no par value, Convertible Preferred Stock (the "Authorized Preferred Stock). Except for to our knowledge, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating HUBCO to issue, deliver or sell, cause to be issued, delivered or sold, or restricting HUBCO from selling any additional HUBCO Common Stock or Authorized Preferred Stock or obligating HUBCO to grant, extend or enter into any such agreement or commitment. The HUBCO Common Stock to be issued in connection with the Merger in accordance with Article II of the Agreement, when so issued in accordance therewith, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by HUBCO.

                  (d) The Agreement has been authorized, executed and delivered by HUBCO and the Bank and constitutes the valid and binding obligations of HUBCO and the Bank enforceable in accordance with its terms, except that the enforceability of the obligations of HUBCO and the Bank may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the
enforcement  of  creditors'   rights  generally  and  by  principles  of  equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

                  (e) Subject to satisfaction of the conditions set forth in the Agreement, the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or By-Laws of HUBCO or the Charter and By-Laws of the Bank ; (ii) based on certificates of officers of HUBCO and without independent verification, conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we have knowledge (through our representation of HUBCO and the Bank in connection therewith or in the course of our representation of HUBCO and the Bank in connection with the Agreement) and to which HUBCO or the Bank is a party or by which HUBCO or the Bank is bound; or (iii) cause HUBCO or the Bank to violate any corporation or banking law applicable to HUBCO.

                  (f) All actions of the directors and shareholders of HUBCO and the Bank required by federal banking laws and regulations and New Jersey law or by the Certificate of Incorporation or By-Laws of HUBCO and the Bank, to be taken by HUBCO and the Bank to authorize the execution, delivery and performance of the Agreement and consummation of the Merger have been taken.

                  (g) Assuming that there has been due authorization of the Merger by all necessary corporate and governmental proceedings on the part of CFHC and that CFHC has taken all action required to be taken by it prior to the Effective Time, upon the appropriate filing of the Certificate of Merger in respect of the Merger with the New Jersey Secretary of State in accordance with
Section 1.6 of the Agreement, the Merger will become effective at the Effective Time, as such term is defined in Section 1.6, and upon effectiveness of the Merger each share of CFHC Common Stock will be converted as provided in Article II of the Agreement.

                  (h) No approvals, authorizations, consents or other actions or filings under federal banking law or New Jersey law ("Approvals") are required to be obtained by HUBCO or the Bank in order to permit the execution and delivery of the Agreement by HUBCO or the Bank and the performance by HUBCO or the Bank of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by CFHC.

                  (i) The Registration Statement has been declared effective by the Securities and Exchange Commission ("SEC") under the 1933 Act and we are not aware that any stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or threatened by the SEC.

                  We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement-Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements, but from our examination of the Proxy Statement-Prospectus and our general familiarity with HUBCO no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we do not express any belief) the Proxy Statement-Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of CFHC at which the Agreement was approved, contained any untrue statement of a material fact regarding HUBCO or the Merger, or omitted to make a material fact regarding HUBCO or the Merger therein, in light of the circumstances under which they were made, not misleading.

                  We are members of the Bar of the State of New Jersey and we express no opinion as to any of the laws of any jurisdiction other than the laws of the State of New Jersey and federal laws and regulations of the United States of America.

                                                                      APPENDIX B


                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of March 2, 1998, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), and COMMUNITY FINANCIAL HOLDING CORPORATION, a New Jersey corporation and registered bank holding company ("CFHC").

                                   BACKGROUND

                  WHEREAS, HUBCO and CFHC, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which CFHC will be merged with and into HUBCO (the "Merger"); and

                  WHEREAS, HUBCO has advised CFHC that it will not execute the Merger Agreement unless CFHC executes this Agreement; and

                  WHEREAS, the Board of Directors of CFHC has determined that the Merger Agreement provides substantial benefits to the shareholders of CFHC; and

                  WHEREAS, as an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, CFHC desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of CFHC in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and CFHC, intending to be legally bound hereby, agree:

                  1. Grant of Option. CFHC hereby grants to HUBCO the option to purchase 252,790 shares of common stock, $5.00 par value, of CFHC (the "Common Stock") at a price of $24.40 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUBCO may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:

                           a.  acquires  beneficial  ownership  (as such term is
defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock; or

                           b.  enters  into a letter of intent or an  agreement,
whether oral or written, with CFHC pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with CFHC, (ii) acquire all or a significant portion of the assets or liabilities of CFHC, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Common Stock; or

                           c.   makes  a  filing   with   any  bank   regulatory
authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, CFHC or any other business combination involving CFHC, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of shareholders of CFHC called to vote on the Merger and CFHC's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose; or

                           d. makes a bona fide  Proposal  and  thereafter,  but
before such Proposal has been Publicly Withdrawn, CFHC willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

                  The term "Triggering Event" also means the taking of any material direct or indirect action by CFHC or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the CFHC Board of Directors, inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of CFHC, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities (any of the foregoing, an "Insider Action"); provided, that such Insider Action shall not constitute a Triggering Event if (i) promptly but in any event within 24 hours after the Insider Action occurs, CFHC so notifies HUBCO in a writing which describes the Insider Action in reasonable detail, (ii) promptly but in any event within 48 hours after HUBCO requests in writing, CFHC takes all actions which HUBCO reasonably requests in order to ameliorate any actual or potential negative effects of the Insider Action, and (iii) the Insider Action does not actually have an adverse effect on HUBCO or on the ability of HUBCO or CFHC to consummate the Merger or to do so in a timely manner.

                  The term "significant portion" means 25% of the assets or liabilities of CFHC. The term "significant number" means 20% of the outstanding shares of Common Stock.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over CFHC or in soliciting or inducing any other person (other than HUBCO or any affiliate of HUBCO) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for CFHC to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or
(ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, or (iii) if at any time between the exercise of the Option and the issuance of the Option Shares, HUBCO has breached in a material respect any of the material covenants of the Merger Agreement which remain applicable to it.

                  CFHC shall notify HUBCO  promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by CFHC shall not be a condition to the right of HUBCO to exercise the Option. CFHC will not take any action which would have the effect of preventing or disabling CFHC from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to CFHC (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) HUBCO will make payment to CFHC of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by CFHC; (b) CFHC will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through CFHC, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and bearing a legend as set forth below; and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

         The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to COMMUNITY FINANCIAL HOLDING CORPORATION, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, CFHC shall, if necessary for the resale of the Option or the Option Shares by HUBCO, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as HUBCO shall specify in its request, and CFHC shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective, and provided further that CFHC shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to CFHC delivers to CFHC and to HUBCO its opinion (which is reasonably acceptable to HUBCO) to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that CFHC may delay any registration of Option Shares above for a period not exceeding 90 days in the event that CFHC shall in good faith determine that any such registration would adversely effect an offering of securities by CFHC for cash. HUBCO shall provide all information reasonable requested by CFHC for inclusion in any registration statement to be filed hereunder.

                  In  connection  with  such  filing,  CFHC  shall  use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All reasonable expenses incurred by CFHC in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for CFHC and blue sky fees and expenses shall be paid by CFHC. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, CFHC shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; and CFHC will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that CFHC will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless CFHC to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse CFHC for any legal or other expense reasonably incurred by CFHC in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of CFHC with another entity, or any sale of all or substantially all of the assets of CFHC, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of HUBCO and CFHC will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of Comptroller of the Currency, the Federal Deposit Insurance Corporation or the New Jersey Department of Banking and Insurance, and CFHC agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of CFHC. CFHC hereby represents and warrants to HUBCO as follows:

                           a. Due  Authorization.  CFHC has full corporate power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by CFHC.

                           b. Authorized Shares.  CFHC has taken and, as long as
the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                           c. No  Conflicts.  Neither the execution and delivery
of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of CFHC or any agreement, instrument, judgment, decree or order applicable to CFHC.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against CFHC for a breach of this Agreement.

                  9. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a wholly-owned subsidiary of HUBCO. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUBCO is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each are being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by HUBCO in connection therewith.

                  11. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to HUBCO:

                      HUBCO, Inc.
                      1000 MacArthur Boulevard
                      Mahwah, NJ 07430
                      Attn.: Kenneth T. Neilson
                                President and Chief Executive Officer

                  With a copy to:

                      HUBCO, Inc.
                      1000 MacArthur Boulevard
                      Mahwah, NJ 07430
                      Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                      Pitney, Hardin, Kipp & Szuch
                      200 Campus Drive
                      Florham Park, NJ 07932
                      Attn.: Ronald H. Janis, Esq.
                                 Michael W. Zelenty, Esq.


                  If to CFHC:

                      Community Financial Holding Corporation
                      222 Haddon Avenue
                      Westmont, NJ 08108
                      Attn.: Robert T. Pluese
                                Chairman

                  With a copy to:

                      Stevens & Lee
                      1415 Route 70 East, Suite 506
                      Cherry Hill, NJ 08034
                      Attn.: Jeffrey P. Waldron, Esq.
                               Edward C. Hogan, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof) and the Merger Agreement has not been terminated by CFHC due to a material breach by HUBCO of a material covenants of the Merger Agreement applicable to HUBCO, this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                COMMUNITY FINANCIAL HOLDING CORPORATION


                            By:  GERARD M. BANMILLER
                                 -------------------------------
                                 Gerard M. Banmiller, President


                                HUBCO, INC.


                            By:  KENNETH T. NEILSON
                                 -------------------------------
                                 Kenneth T. Neilson, President and
                                 Chief Executive Officer

                                                                      APPENDIX C


                               FAIRNESS OPINION OF
                             BERWIND FINANCIAL, L.P.

July 8, 1998


Board of Directors
Community Financial Holding Corporation
231 Haddon Avenue
Westmont, New Jersey  08108

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Community Financial Holding Corporation ("Community") of the financial terms of the proposed merger by and between Community and HUBCO, Inc. ("HUBCO"). The terms of the proposed merger (the
"Proposed Merger") by and between Community and HUBCO are set forth in the Agreement and Plan of Merger dated March 3, 1998 (the "Merger Agreement") and provide that each outstanding share of Community common stock will be converted into the right to receive .695 shares of HUBCO common stock as defined in the Merger Agreement.

         Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

         In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Community and HUBCO, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of Community and HUBCO, (iv) studied and analyzed the consolidated financial and operating data of Community and HUBCO, (v) considered the terms and conditions of the Proposed Merger between Community and HUBCO as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Community's and HUBCO's senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed this proxy statement / prospectus, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

         Our opinion is given in reliance on information and representations made or given by Community and HUBCO, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Community and HUBCO including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Community and HUBCO nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

         With regard to financial and other information relating to the general prospects of Community, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of Community as to its most likely future performance. For Community and HUBCO, we have assumed the allowance for loan losses indicated on the balance sheets of each entity is adequate to cover such losses; we have not reviewed credit files of either Community or HUBCO. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Community.

         Our opinion is based upon information provided to us by the management of Community, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Merger and does not constitute a recommendation to the Board of Community and does not constitute a recommendation to Community shareholders as to how such shareholders should vote on the Proposed Merger.

         Based on the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Proposed Merger by and between Community and HUBCO are fair, from a financial point of view, to the shareholders of Community.

                                            Sincerely,


                                            BERWIND FINANCIAL, L.P.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

         (ii) Indemnification of Directors, Officers, Employees and Agents. Under Article X of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (A) were in breach of his duty of loyalty to the corporation or its shareholders, (B) were not in good faith or involved a knowing violation of law or (C) resulted in receipt by such person of an improper personal benefit.

         (iii) Insurance. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.


Item 21.  Exhibits and Financial Statement Schedules.

A.  Exhibits

Exhibit
Number            Description

2(a) Agreement and Plan of Merger, dated as of March 2, 1998, by and among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), Community Financial Holding Corporation ("CFHC") and Community National Bank ("CNB") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of March 2, 1997, by and between HUBCO and CFHC (included as Appendix B to the Proxy Statement). *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered. **

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger. **

13 Annual Report of CFHC on Form 10-K filed with the SEC for the year ended December 31, 1997. ***

23(a)    Consent of KPMG Peat Marwick LLP.

23(b)    Consent of Arthur Andersen LLP.

23(c)    Consent of Berwind Financial, L.P.

23(d) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto). **

23(e)    Consent of Deloitte & Touche LLP.

23(f)    Consent of KPMG Peat Marwick LLP.

24       Power of Attorney.

99       Form of Proxy Card to be utilized by the Board of Directors of CFHC. **

-------------------------
*        Included elsewhere in this registration statement.
**       Previously filed.
***      Incorporated by reference.



B.  Financial Statement Schedules

         All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

C.  Reports, Opinions or Appraisals

         The Form of the Fairness Opinion of Berwind Financial, L.P. is included as Appendix C to the Proxy Statement-Prospectus.

Item 22.  Undertakings.

         1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         7. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on the 8th day of July, 1998.

                                      HUBCO, INC.

                                            KENNETH T. NEILSON
                                      By:-----------------------------------
                                           Kenneth T. Neilson,
                                           Chairman, President and
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  Signature                            Title                     Date
                                            Chairman, President, Chief
KENNETH T. NEILSON                        Executive Officer and Director     July 8, 1998
------------------------------------
(Kenneth T. Neilson)


ROBERT J. BURKE*                                     Director                 July 8, 1998
+------------------------------------
(Robert J. Burke)

DONALD P. CALCAGNINI*
------------------------------------                 Director                 July 8, 1998
(Donald P. Calcagnini)

JOAN DAVID*
------------------------------------                 Director                 July 8, 1998
(Joan David)

THOMAS R. FARLEY*
------------------------------------                 Director                 July 8, 1998
(Thomas R. Farley)

BRYANT D. MALCOLM*
------------------------------------                 Director                 July 8, 1998
(Bryant D. Malcolm)

W. PETER MCBRIDE*
------------------------------------                 Director                 July 8, 1998
(W. Peter McBride)

DAVID A. ROSOW*
------------------------------------                 Director                 July 8, 1998
(David A. Rosow)

CHARLES F.X. POGGI*
------------------------------------                 Director                 July 8, 1998
(Charles F.X. Poggi)

JAMES E. SCHIERLOH*
------------------------------------                 Director                 July 8, 1998
(James E. Schierloh)

JOHN H. TATIGIAN*
------------------------------------                 Director                 July 8, 1998
(John H. Tatigian)

SR. GRACE FRANCES STRAUBER*
------------------------------------                 Director                 July 8, 1998
(Sister Grace Frances Strauber)


------------------------------------                 Director                 July   , 1998
(Joseph B. Tockarshewsky)


------------------------------------                 Director                 July   , 1998
(Noel deCordova, Jr.)


 JOSEPH F. HURLEY*                      Executive Vice President and Chief
------------------------------------            Financial Officer             July 8, 1998
(Joseph F. Hurley)

CHRIS A. WITKOWSKI*                           Senior Vice President
------------------------------------               and Controller             July 8, 1998
(Chris A. Witkowski)



   KENNETH T. NEILSON
   --------------------------------------------
*  By Kenneth T. Neilson - as attorney in fact.

                                INDEX TO EXHIBITS

Exhibit Number                              Description

2(a) Agreement and Plan of Merger, dated as of March 2, 1998, by and among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), Community Financial Holding Corporation ("CFHC") and Community National Bank ("CNB") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of March 2, 1998, by and between HUBCO and CFHC (included as Appendix B to the Proxy Statement). *

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered. **

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger. **

13 Annual Report of CFHC on Form 10-K filed with the SEC for the year ended December 31, 1996. ***

23(a)    Consent of KPMG Peat Marwick LLP.

23(b)    Consent of Arthur Andersen LLP.

23(c)    Consent of Berwind Financial, L.P.

23(d) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto). **

23(e)    Consent of Deloitte & Touche LLP.

23(f)    Consent of KPMG Peat Marwick LLP.

24       Power of Attorney.

99       Form of Proxy Card to be utilized by the Board of Directors of CFHC. **


---------------------------------
*      Included elsewhere in this registration statement.
**     Previously filed.
***    Incorporated by reference.